                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

 [ ]  Preliminary Proxy Statement
 [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
 [X]  Definitive Proxy Statement
 [ ]  Definitive Additional Materials
 [ ]  Soliciting Material Under Rule 14a-12

                               HOWELL CORPORATION
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

 [ ]   No fee required.
 [ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   1)  Title of each class of securities to which transaction applies:

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   2)  Aggregate number of securities to which transaction applies:

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   3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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   4)  Proposed maximum aggregate value of transaction:
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   5)  Total fee paid:
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  [X]  Fee paid previously with preliminary materials:
  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   1)  Amount previously paid:

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   2)  Form, Schedule or Registration Statement No.:

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   3)  Filing Party:

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   4)  Date Filed:

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

                                 [HOWELL LOGO]

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

Dear Common Stockholder:

     On September 29, 2002, we entered into a merger agreement to be acquired by Anadarko Petroleum Corporation. At our special meeting of common stockholders to be held on December 6, 2002 at 10:00 a.m., Houston, Texas time, you will be asked to vote on a proposal to approve and adopt the merger agreement so that the merger can occur. The meeting will be held on the Concourse Level of the Howell Building, 1111 Fannin, Houston, Texas 77002.

     If the merger contemplated by the merger agreement is completed, Howell will become a direct subsidiary of Anadarko. Upon the completion of the merger, each of your shares of our common stock will be converted into the right to receive $20.75 in cash, without interest, and each share of our preferred stock will be converted into the right to receive $76.15 in cash, without interest. The receipt of cash in exchange for your shares of common stock pursuant to the merger will constitute a taxable transaction for U.S. federal income tax purposes.

     Your board of directors has determined that the merger is in the best interests of Howell and its stockholders. ACCORDINGLY, YOUR BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, DECLARED IT ADVISABLE, AND RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

     The accompanying notice of special meeting and proxy statement give you detailed information about the special meeting and the proposed merger and include a copy of the Agreement and Plan of Merger as Annex A. We encourage you to read the proxy statement and its annexes carefully.

     Your vote is important. We cannot complete the merger unless holders of at least a majority of all of the outstanding shares of our common stock vote to approve and adopt the merger agreement. Holders of our preferred stock are not entitled to vote on the merger agreement. Stockholders who own approximately 41% of the total number of outstanding shares of our common stock entitled to vote at the special meeting have entered into support/voting agreements with Anadarko in which each of these stockholders has agreed to vote its shares in favor of the merger agreement.

     Whether or not you plan to be present at the special meeting, please sign and return your proxy as soon as possible in the enclosed self-addressed envelope so that your vote will be recorded.

     On behalf of the board of directors, thank you for your support and interest in Howell Corporation.

                                          /s/ DONALD W. CLAYTON
                                          Donald W. Clayton
                                          Chairman of the Board

     The accompanying proxy statement is dated November 7, 2002, and it is first being mailed to our stockholders on or about November 7, 2002.

                                 [HOWELL LOGO]

                NOTICE OF SPECIAL MEETING OF COMMON STOCKHOLDERS

                         TO BE HELD ON DECEMBER 6, 2002

To the Common Stockholders of Howell Corporation:

     NOTICE IS HEREBY GIVEN that a special meeting of the common stockholders of Howell will be held on December 6, 2002, at 10:00 a.m., Houston, Texas time on the Concourse Level of the Howell Building, 1111 Fannin, Houston, Texas 77002 for the following purposes:

     1. to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of September 29, 2002, among Howell, Anadarko Petroleum Corporation and Belair Merger Corp., a wholly owned direct subsidiary of Anadarko (Subcorp), pursuant to which Subcorp will be merged with and into Howell, the separate existence of Subcorp will cease and Howell will continue as the surviving corporation and a direct subsidiary of Anadarko. In the merger, among other things, each share of our common stock (other than appraisal shares, treasury shares and shares held by our subsidiaries) issued and outstanding immediately prior to the effective time will be converted into and become the right to receive $20.75 in cash, without interest, and each share of our preferred stock (other than appraisal shares and treasury shares) issued and outstanding immediately prior to the effective time will be converted into and become the right to receive $76.15 in cash without interest; and

     2. to transact any other business that may properly come before the special meeting or any adjournment or postponement.

     The Board of Directors has unanimously approved the merger agreement and recommends that you vote "FOR" approval and adoption of the merger agreement. The record date for the determination of stockholders entitled to receive notice of and to vote at the special meeting has been fixed by the Board of Directors as the close of business on November 4, 2002. A list of all stockholders entitled to vote is on file at the principal offices of Howell at 1111 Fannin, Suite 1500, Houston, Texas 77002, and will be available for inspection by any stockholder for ten days before the special meeting and during the special meeting.

     You are cordially invited to attend the special meeting in person. Your vote is important. Even if you plan to attend the special meeting, please promptly mark, sign, date and return the enclosed proxy card in the postage-paid envelope enclosed for that purpose. If you attend the special meeting, you may revoke your proxy and vote in person by following the procedures described in the accompanying proxy statement.

                                          By Order of the Board of Directors,

                                          /s/ ROBERT T. MOFFETT
                                          Robert T. Moffett
                                          Vice President, General Counsel and
                                          Corporate Secretary

November 7, 2002

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY TERM SHEET..........................................    2
  The Companies.............................................    2
  The Merger................................................    2
  What You Will Be Entitled to Receive Pursuant to the
     Merger.................................................    2
  The Special Meeting and Required Vote.....................    2
  Reasons for the Merger; Recommendation of Our Board of
     Directors..............................................    3
  Opinion of Our Financial Advisor..........................    3
  No Solicitation of Other Offers...........................    3
  Conditions to the Consummation of the Merger..............    3
  Termination of Merger Agreement...........................    4
  Termination Fees and Expenses if Merger is Not
     Completed..............................................    4
  Support/Voting Agreements.................................    4
  Interests of Certain Persons in the Merger................    4
  Material U.S. Federal Income Tax Consequences of the
     Merger.................................................    5
  Appraisal Rights..........................................    5
INFORMATION ABOUT THE SPECIAL MEETING AND VOTING............    6
  Matters Relating to the Special Meeting...................    6
  Voting and Revocation of Proxies..........................    7
  Solicitation of Proxies; Expenses.........................    8
  Appraisal Rights..........................................    8
THE MERGER..................................................   11
  Background................................................   11
  Reasons for the Merger; Recommendation of Our Board of
     Directors..............................................   13
  Fairness Opinion of BMO Nesbitt Burns.....................   14
  Financing of the Merger...................................   20
  Certain Financial Projections.............................   20
  Interests of Certain Persons in the Merger................   21
  Material U.S. Federal Income Tax Consequences of the
     Merger.................................................   23
  Regulatory Approvals......................................   24
THE MERGER AGREEMENT........................................   25
  The Merger................................................   25
  Merger Consideration......................................   25
  Vote Required.............................................   25
  Directors and Officers....................................   26
  Treatment of Stock Options and Restricted Stock...........   26
  Payment for the Shares....................................   26
  Representations and Warranties............................   26
  Covenants.................................................   27
  Indemnification and Insurance.............................   29
  No Solicitation of Other Offers...........................   30
  Employee Benefits.........................................   31

                                                              PAGE
                                                              ----
  Conditions to the Consummation of the Merger..............   31
  Termination of the Merger Agreement.......................   32
  Termination Fees and Expenses if Merger is Not
     Completed..............................................   33
  Amendment, Extension and Waiver...........................   33
  Support/Voting Agreements.................................   33
INFORMATION ABOUT ANADARKO AND SUBCORP......................   35
  Anadarko..................................................   35
  Subcorp...................................................   35
INFORMATION ABOUT HOWELL....................................   36
  General...................................................   36
  Dividends and Market Price................................   36
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   39
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........   41
FUTURE STOCKHOLDER PROPOSALS................................   42
WHERE YOU CAN FIND MORE INFORMATION.........................   42
ANNEX A: AGREEMENT AND PLAN OF MERGER.......................  A-1
ANNEX B: OPINION OF BMO NESBITT BURNS.......................  B-1
ANNEX C: SECTION 262 OF THE GENERAL CORPORATION LAW OF THE
         STATE OF DELAWARE RELATING TO APPRAISAL RIGHTS.....  C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

     Q:  Who is entitled to vote at the special meeting?

     A: Holders of record of Howell common stock as of the close of business on November 4, 2002, are entitled to vote on the merger agreement. Holders of preferred stock are not entitled to vote on the merger agreement.

     Q: What vote is required for Howell's stockholders to approve and adopt the merger agreement?

     A: The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to approve and adopt the merger agreement.

     Q:  What do I need to do now?

     A: Whether or not you plan to be present at the special meeting, please sign and return your proxy as soon as possible in the enclosed self-addressed envelope so that your vote will be recorded.

     Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

     A: Your broker will only be permitted to vote your "street name" shares on the merger agreement proposal if you provide your broker with instructions on how to vote those shares. You should therefore be sure to provide your broker with instructions on how to vote your shares of our common stock.

     Q:  Can I change my vote after I have mailed my proxy card?

     A: Yes. Just send in a later-dated, signed proxy card to Howell's Corporate Secretary before the meeting, or you can attend the meeting in person and vote. If your shares are not registered in your name, you will need additional documentation from the record holder in order to vote in person at the meeting.

     Q:  May I exercise appraisal rights in the merger?

     A: Yes. Holders of our common stock and preferred stock may seek appraisal of the fair value of their shares, but only if they comply with all of the Delaware law procedures explained in the section entitled "Appraisal Rights" beginning on page 8 and in Annex C to this proxy statement.

     Q:  Should I send in my stock certificates now?

     A: No. If the merger is completed, you will be sent detailed written instructions for exchanging your Howell stock certificates for the merger consideration.

     Q:  When is the merger expected to be completed?

     A: The merger cannot be effected until a number of conditions are satisfied, including approval and adoption of the merger agreement by our common stockholders. If the merger agreement is approved and adopted at the special meeting of our common stockholders on December 6, 2002, subject to the satisfaction or waiver of the other conditions set forth in the merger agreement, we expect to complete the merger promptly thereafter.

     Q: Whom do I call if I have questions about the special meeting or the merger?

     A: Please contact John E. Brewster, Jr. at (713) 658-4084 with any questions about the special meeting or the merger.

                               SUMMARY TERM SHEET

     This summary term sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. You should carefully read this entire proxy statement, including the annexes, for a more complete understanding of the matters being considered at the special meeting.

     As used in this proxy statement, the term "Anadarko" refers to Anadarko Petroleum Corporation, the term "Subcorp" refers to Belair Merger Corp., the terms "Howell," "we", "us" and "our" refer to Howell Corporation, and the terms "you" and "your" refer to the common stockholders of Howell, unless the context indicates otherwise.

THE COMPANIES (SEE PAGE 35 AND 36)

     HOWELL CORPORATION. Howell Corporation, a Delaware corporation, is an oil and gas exploration and production company with proved reserves of 45 million barrels of oil equivalent (BOE) at year-end 2001 and current net production of approximately 12,000 BOE per day, primarily in the Salt Creek and Elk Basin fields in Wyoming. About 98% of Howell's reserves are proved developed and producing, and about 88% are oil.

     ANADARKO PETROLEUM CORPORATION. Anadarko Petroleum Corporation, a Delaware corporation, is among the largest independent oil and gas exploration and production companies with assets of $16.8 billion and proved reserves of 2.3 billion BOE as of December 31, 2001. Houston-based Anadarko is active in the U.S., Canada, Algeria and Qatar and is executing a strategic exploration program in several other countries.

     SUBCORP. Belair Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of Anadarko, was formed solely for the purpose of effecting the merger with Howell and has not conducted any unrelated activities since its organization.

THE MERGER (SEE PAGE 11)

     In the merger, Subcorp will be merged with and into Howell, the separate existence of Subcorp will cease and Howell will continue as the surviving corporation and a direct subsidiary of Anadarko.

     Upon completion of the merger, each share of our common stock (other than appraisal shares, treasury shares and shares held by our subsidiaries) issued and outstanding immediately prior to the effective time will automatically be cancelled and cease to exist and will be converted into the right to receive $20.75 in cash, without interest, and each share of our preferred stock (other than appraisal shares and treasury shares) issued and outstanding immediately prior to the effective time will automatically be cancelled and cease to exist and will be converted into the right to receive $76.15 in cash, without interest.

     As a result of the merger, we will cease to be an independent, publicly traded company and will become a direct subsidiary of Anadarko.

WHAT YOU WILL BE ENTITLED TO RECEIVE PURSUANT TO THE MERGER (SEE PAGE 25)

     If we complete the merger, holders of our common stock will be entitled to receive $20.75 in cash, without interest, for each share of common stock that they own, and holders of our preferred stock will be entitled to receive $76.15 in cash, without interest, for each share of preferred stock that they own. After we complete the merger, holders of our common stock and preferred stock will no longer own stock of Howell.

THE SPECIAL MEETING AND REQUIRED VOTE (SEE PAGE 6)

     Howell is holding a special meeting of its common stockholders at 10:00 a.m., Houston, Texas time, on December 6, 2002, on the Concourse Level of the Howell Building, 1111 Fannin, Houston, Texas 77002. The purpose of the meeting is for holders of Howell common stock to consider and vote on the merger agreement. The record date for the meeting is the close of business on November 4, 2002. Only common stockholders of record on the record date will be entitled to vote at the meeting and any adjournment or postponement.

     To approve and adopt the merger agreement, at least a majority of the outstanding shares of common stock entitled to vote on the merger agreement must be voted in favor of approval and adoption of the merger agreement. The holders of approximately 41% of the shares of our common stock which are outstanding as of the record date (including certain of our directors and officers) have signed support/voting agreements with Anadarko to vote in favor of approval and adoption of the merger agreement.

REASONS FOR THE MERGER; RECOMMENDATION OF OUR BOARD OF DIRECTORS (SEE PAGE 13)

     The terms of the merger agreement were the result of arm's length negotiations between representatives of Howell and Anadarko. In deciding to enter into the merger agreement, Howell's board of directors considered a number of factors including:

     - the financial terms of the proposed merger, with particular emphasis on the consideration to be received by our common and preferred stockholders;

     - our recent financial performance;

     - the presentations of management concerning our potential future results of operations and business prospects;

     - the presentation of BMO Nesbitt Burns Corp. (BMO Nesbitt Burns) and its opinion that the consideration to be received pursuant to the merger is fair, from a financial point of view, to the holders of our common and preferred stock;

     - the presentation of Resources Consulting Group as to the employee compensation and benefit issues arising as a result of the merger;

     - the non-financial terms of the merger agreement, including the limitations on our ability to seek or enter into a competing transaction and the effect of the support/voting agreements requiring the holders of approximately 41% of our common stock to vote in favor of approval and adoption of the merger agreement;

     - the performance of our common stock on The New York Stock Exchange; and

     - the performance of our preferred stock on The Nasdaq Stock Market.

     Howell's board believes that the merger is fair to you and in your best interest and recommends that you vote "FOR" the approval and adoption of the merger agreement.

OPINION OF OUR FINANCIAL ADVISOR (SEE PAGE 14 AND ANNEX B)

     In approving the merger, Howell's board of directors considered the opinion dated as of September 29, 2002 of its financial advisor, BMO Nesbitt Burns, that the consideration to be received pursuant to the merger is fair, from a financial point of view, to our common and preferred stockholders. This opinion is attached as Annex B to this proxy statement. We encourage you to read this opinion.

NO SOLICITATION OF OTHER OFFERS (SEE PAGE 30)

     The merger agreement provides that we will not (and will not permit any of our subsidiaries or any of our or their directors, officers, employees, agents or representatives to), directly or indirectly, solicit, initiate, encourage or facilitate, or furnish any nonpublic information in furtherance of, any competing transaction, or engage in any discussions or negotiations with, or furnish any information to, any person relating to any competing transaction, or enter into any agreement to terminate or fail to consummate the merger.

     However, at any time before the approval and adoption of the merger agreement by our common stockholders and in response to an unsolicited written proposal that our board determines in good faith is a superior proposal (as defined in the merger agreement), under certain circumstances we may furnish information to and negotiate with the person who delivered the superior proposal, and withdraw or change the recommendation of our board of directors and/or comply with Rule 14e-2 under the Securities Exchange Act of 1934, as amended.

CONDITIONS TO THE CONSUMMATION OF THE MERGER (SEE PAGE 31)

     Consummation of the merger does not require that any governmental approvals be obtained. However, we will complete the merger only if a number of conditions are satisfied or waived including, among others:

     - approval and adoption of the merger agreement by our common stockholders;

     - absence of any applicable law, order, injunction or decree issued by any court that prevents the consummation of the merger;

     - material accuracy of the representations and warranties and compliance with covenants and performance in all material respects of each obligation and agreement of each of the parties as contained in the merger agreement;

     - absence of any action in effect seeking to (1) restrain or prohibit the consummation of the merger, (2) prohibit or limit the ownership or operation by the parties, or to compel the parties to dispose of or hold separate, any material portion of the businesses or assets of the parties, (3) limit the ability of Anadarko to acquire, hold or exercise ownership of the surviving corporation's capital stock or (4) prohibit Anadarko or its subsidiaries from controlling the businesses or operations of Anadarko or the surviving corporation;

     - absence of any applicable law, judgment, injunction, order or decree limiting the ownership or operation by us, Anadarko or any of our respective subsidiaries of any material portion of the businesses or assets of us or Anadarko; and

     - absence of a material adverse change to the business, assets, liabilities, properties, profitability, financial condition or results of operations of Howell and its subsidiaries or Anadarko and its subsidiaries, since the date of the merger agreement.

TERMINATION OF MERGER AGREEMENT (SEE PAGE 32)

     The merger agreement may be terminated:

     - by mutual written consent of Howell and Anadarko;

     - by either Howell or Anadarko, if:

       - any law or regulation makes consummation of the merger illegal, or if any judgment, injunction, order or decree of a court enjoins Howell or Anadarko from consummating the merger;

       - the merger has not been consummated by February 28, 2003, except that this right to terminate is not applicable prior to the 60th day following the date this proxy statement is cleared by the Securities and Exchange Commission unless such clearance is not obtained by May 31, 2003;

       - the holders of our common stock do not approve and adopt the merger agreement; or
       - there has been a material breach by the other party of any of its representations, warranties, covenants or agreements contained in the merger agreement which would result in the conditions of the merger not being satisfied and such breach has not been cured;

     - by Anadarko, if our board of directors:

       - withdraws, modifies or changes its recommendation of the merger in a manner adverse to Anadarko;

       - approves a competing transaction; or

       - refuses to affirm its recommendation within five business days of any written request by Anadarko.

TERMINATION FEES AND EXPENSES IF MERGER IS NOT COMPLETED (SEE PAGE 33)

     We must pay to Anadarko a termination fee of $9,000,000, plus an amount not to exceed $1,000,000 for legal, accounting and investment banking fees, if the merger agreement is terminated because of a competing transaction, revocation of our board of directors' approval or failure of our stockholders to approve and adopt the merger agreement.

SUPPORT/VOTING AGREEMENTS (SEE PAGE 33)

     Certain of our stockholders (including certain of our directors and officers) who own approximately 41% of the total number of shares of common stock outstanding have entered into support/voting agreements with Anadarko pursuant to which they have agreed, among other things, to vote their shares of Howell common stock in favor of the merger agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 21)

     Certain of our directors and officers have interests and arrangements that may be different from, or in addition to, your interests as a Howell stockholder. When our board of directors considered the merger and the merger agreement, the board was aware of these interests. Each unexpired and unexercised stock option that is outstanding at the effec-tive time, including those held by our directors and officers, whether or not vested or forfeitable, will be cancelled and converted into the right to receive a cash payment equal to the product of the number of shares of our common stock subject to the option and the amount, if any, by which $20.75 exceeds the exercise price of such option. Holders of our restricted stock, including our directors and officers, will receive $20.75 in cash for each share of restricted stock that is outstanding at the effective time. Certain of our executive officers have deferred compensation agreements pursuant to our long term incentive plan that provide for a lump sum payment upon a change of control. Pursuant to a severance program for executives approved by our board on September 28, 2002, certain of our executives will receive lump sum cash payments and other benefits if their employment is terminated under certain circumstances following the merger. Under the merger agreement, Anadarko will cause the directors and officers of Howell to be indemnified after the merger for acts or omissions occurring prior to the effective time of the merger. Anadarko will also cause directors' and officers' liability insurance covering Howell's present and former directors and officers to be maintained for a period of six years after the effective time of the merger. Certain of our directors, executive officers and other stockholders, including founding family members, have also entered into support/voting agreements with Anadarko pursuant to which they have agreed, among other things, not to transfer their shares of Howell common stock and to vote their shares of Howell common stock in favor of approval and adoption of the merger agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 23)

     The merger will be a taxable transaction to you. For United States federal income tax purposes, you will generally recognize gain or loss in the merger in an amount equal to the difference between the cash you receive and your tax basis in our common stock or our preferred stock. Because determining the tax consequences of the merger can be complicated, you should consult your own tax advisor in order to understand fully how the merger will affect you.

APPRAISAL RIGHTS (SEE PAGE 8 AND ANNEX C)

     Any common stockholder who does not wish to accept $20.75 per share cash consideration pursuant to the merger and any preferred stockholder who does not wish to accept $76.15 per share cash consideration pursuant to the merger has the right under Delaware law to have his shares appraised by the Delaware Chancery Court. This "right of appraisal" is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things, stockholders (1) must not vote in favor of the merger agreement, and (2) must make a written demand for appraisal in compliance with Delaware law before the vote on the merger agreement at the special meeting. Merely voting against the merger agreement will not preserve a stockholder's right of appraisal under Delaware law. Annex C to this proxy statement contains a copy of the Delaware statute relating to stockholders' appraisal rights. Failure to follow all of the steps required by this statute will result in the loss of a stockholder's right of appraisal.

                INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

     This proxy statement is furnished in connection with the solicitation of proxies by our board of directors in connection with the special meeting of our common stockholders that is being called to consider and vote upon a proposal to approve and adopt the merger agreement. A copy of the merger agreement is attached to this proxy statement as Annex A. The following is a summary of important information regarding the special meeting.

MATTERS RELATING TO THE SPECIAL MEETING

Time and Place: ..............   December 6, 2002, 10:00 a.m., Houston, Texas
                                 time, Concourse Level of the Howell Building,
                                 1111 Fannin, Houston, Texas 77002

Purpose of the Meeting: ......   To vote on a proposal to approve and adopt the
                                 merger agreement pursuant to which Subcorp will be merged with and into Howell, the separate corporate existence of Subcorp will cease and Howell will continue as the surviving corporation and a direct subsidiary of Anadarko.

Required Vote: ...............   Approval and adoption of the merger agreement
                                 requires the affirmative vote of holders of at least a majority of the outstanding shares of our common stock. Holders of our preferred stock are not entitled to vote on the merger agreement.

Record Date: .................   The record date for shares of our common stock
                                 entitled to vote is the close of business on November 4, 2002.

Common Stock Outstanding on
the Record Date: .............   On the record date, there were 6,776,928 shares
                                 of Howell common stock outstanding.

Date First Mailed to
Stockholders: ................   This proxy statement and the enclosed form of
                                 proxy are first being mailed to our common stockholders on or about November 7, 2002.

Quorum Requirements: .........   A quorum of common stockholders is necessary to
                                 hold a valid meeting. The presence in person or by proxy at the special meeting of holders of shares of common stock representing a majority of the shares of Howell common stock outstanding and entitled to vote at the special meeting constitutes a quorum. Abstentions and broker "non-votes" count as present for establishing a quorum. Shares held by Howell as treasury stock, and shares held by any of our subsidiaries, do not count toward a quorum.

Broker Non-Votes and
Abstentions: .................   The proposal to approve and adopt the merger
                                 agreement is a "nondiscretionary" item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Since the merger proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of common stock, broker non-vote shares and shares with respect to which proxies have been marked as abstentions will not be counted as votes cast in favor of that proposal and therefore will have the effect of votes against the approval and adoption of the merger agreement.

Beneficial Ownership of
Directors, Executive Officers
and Certain Other
Stockholders, Including
Founding Family Members: .....   As of the record date, directors and executive
                                 officers owned directly 1,038,787 shares of Howell common stock, excluding exercisable options. These shares represented approximately
                                 15% of the outstanding shares of common stock as of that date. Certain of Howell's directors, executive officers and other stockholders, including founding family members, who hold a total of 2,811,438 shares, representing about
                                 41% of our common shares outstanding, have entered into support/voting agreements with
                                 Anadarko to vote their shares in favor of approval and adoption of the merger agreement.
                                 These agreements enhance the likelihood that the requisite vote of the common stockholders of Howell in favor of approval and adoption of the merger agreement will be obtained. See "The
                                 Merger Agreement -- Support/Voting Agreements."

VOTING AND REVOCATION OF PROXIES

     TO VOTE YOUR SHARES OF COMMON STOCK, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE. The shares of our common stock represented by properly completed proxies received at or before the time of the special meeting (or any adjournment or postponement) will be voted as directed by their respective stockholders unless the proxies are revoked as described below. If no instructions are given, executed proxies will be voted "FOR" the approval and adoption of the merger agreement. If any other matters are properly presented at the special meeting and voted upon, including a proposal to adjourn for the purpose of soliciting more votes, the proxies solicited hereby confer discretionary authority on the proxy holders to vote on those matters in their discretion.

     You may also vote your shares by attending the special meeting in person. If your shares are not registered in your name, you will need additional documentation from the record holder in order to vote in person at the special meeting.

     If your shares are held in "street" name by a broker or other nominee and you would like your shares to be voted, you must provide your broker or other holder instructions on how to vote your shares. If you do not provide these instructions, your broker or nominee will not be permitted to vote your shares on the merger agreement proposal.

     You may revoke any proxy given pursuant to this solicitation at any time before it is voted. Proxies may be revoked by:

     - filing with the Corporate Secretary of Howell, at or before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the revoked proxy;

     - properly executing and completing a later-dated proxy relating to the same shares and delivering it to the Corporate Secretary before the taking of the vote at the special meeting; or

     - attending the special meeting and voting in person, although attendance at the special meeting will not by itself constitute a revocation of a proxy. If your shares are not registered in your name, you will need additional documentation from your record holder to vote the shares in person.

     You should send any written notice of revocation or subsequent proxy to the address below, or hand deliver it to the Corporate Secretary at or before the taking of the vote at the special meeting.

                               Howell Corporation
                         1111 Fannin Street, Suite 1500
                              Houston, Texas 77002
                         Attention: Corporate Secretary

     If your shares are held by a broker in street name and you wish to change the instructions you have given your broker about how to vote your shares, you must follow the instructions provided by the broker in order to change your vote.

SOLICITATION OF PROXIES; EXPENSES

     In connection with the special meeting, proxies are being solicited by, and on behalf of, our board of directors. We will bear the cost of soliciting proxies from our common stockholders. In addition to solicitation by mail, proxies may be solicited from our common stockholders by our directors, officers and employees in person or by telephone, facsimile or other means of communication. Our directors, officers and employees will not receive additional compensation for soliciting proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. Arrangements will be made with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares of our common stock and we will reimburse them for their reasonable expenses incurred in forwarding the materials.

APPRAISAL RIGHTS

     Under the General Corporation Law of the State of Delaware, if any common or preferred stockholders of Howell do not wish to accept the merger consideration provided for in the merger agreement, they have the right to request a judicial appraisal of the fair value of their Howell common or preferred stock as determined by the Delaware Court of Chancery. Howell stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the General Corporation Law of the State of Delaware (in this subsection "-- Appraisal Rights," referred to as "Section 262") to perfect their rights.

     The following discussion is not a complete statement of the law pertaining to appraisal rights under the General Corporation Law of the State of Delaware, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Annex C to this proxy statement. All references in
Section 262 and in this subsection "-- Appraisal Rights" to a "stockholder" are to the record holder of the shares of common stock or preferred stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of common stock or preferred stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below in a timely manner to perfect appraisal rights.

     Under Section 262, where a proposed merger is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of
Section 262. This proxy statement will constitute such notice to our stockholders and the applicable statutory provisions of the General Corporation Law of the State of Delaware are attached to this proxy statement as Annex C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve the right to do so should review carefully the following discussion and Annex C to this proxy statement. FAILURE TO COMPLY WITH THE PROCEDURES SPECIFIED IN SECTION 262 TIMELY AND PROPERLY WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal, Howell believes that stockholders who consider exercising such rights should seek the advice of counsel.

     Any stockholder wishing to exercise the right to demand appraisal under
Section 262 must:

     - deliver to the Corporate Secretary of Howell at 1111 Fannin Street, Suite 1500, Houston, TX 77002, a written demand for appraisal of such stockholder's shares before the vote on the merger agreement at the special meeting of common stockholders to be called for such purpose, which demand will be sufficient if it reasonably informs Howell of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares;

     - not vote the holder's shares of Howell common stock, if any, in favor of the merger agreement; a common stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement; and

     - continuously hold such shares from the date of making the demand through the effective date; a stockholder who is the record holder of shares of common stock or preferred stock on the date the written demand for appraisal is made but who thereafter transfers such shares prior to the effective date will lose any right of appraisal in respect of such shares.

     Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

     Only a holder of record of shares of common stock or preferred stock is entitled to assert appraisal rights for the shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder's name appears on such stock certificates, should specify the stockholder's name and mailing address, the number of shares of common or preferred stock owned and that such stockholder intends thereby to demand appraisal of such stockholder's shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of Howell common stock or preferred stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all Howell common and preferred stock outstanding in the name of such record owner. If a stockholder holds shares of Howell through a broker who in turn holds the shares through a central securities depository nominee, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

     Within ten days after the effective date of the merger, Howell, as the surviving corporation (which would then be a direct subsidiary of Anadarko), must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. Within 120 days after the effective date, the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Chancery Court, with a copy served on Howell, as the surviving corporation, in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Howell has no obligation or present intent to file such a petition in the event there are stockholders who perfect their appraisal rights. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify such stockholder's previous written demand for appraisal.

     Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger (or at any time thereafter with the written consent of Howell, as the surviving corporation), any stockholder who has demanded appraisal has the right to withdraw the demand and to accept the cash payment provided for in the merger agreement. Additionally, no appraisal proceeding in the Delaware Chancery Court shall be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just. If the surviving corporation does not approve a stockholder's request to withdraw a demand for appraisal when such approval is required, or if the Delaware Chancery Court does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be higher, equal to or lower than the cash payment provided for in the merger agreement.

     Within 120 days after the effective date of the merger, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from Howell, as the surviving corporation, a statement setting forth the aggregate number of shares not voting in favor of the merger and with respect to which demands for appraisal were received, and the aggregate number of holders of such shares. Such written statement must be mailed by Howell (i) within 10 days after the stockholder's written request therefor has been received by Howell or (ii) within 10 days after the expiration of the period for the delivery of demands for appraisal as described above, whichever is later.

     A stockholder timely filing a petition for appraisal with the Delaware Chancery Court must deliver a copy to Howell. Howell will then be obligated within 20 days after receiving service of a copy of the petition to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by Howell. After notice to stockholders who have perfected appraisal rights and Howell, as may be required by the Delaware Chancery Court, the Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with such direction, the Delaware Chancery Court may dismiss the proceedings as to such stockholder.

     After determination of the stockholders entitled to appraisal of their shares, the Delaware Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Chancery Court will direct the payment of such value, together with interest, if any, by Howell to the stockholders upon surrender of their certificates representing such shares. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. Upon application of a stockholder exercising appraisal rights, the Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE MERGER CONSIDERATION THEY WOULD RECEIVE PURSUANT TO THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. STOCKHOLDERS SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS ARE NOT OPINIONS AS TO FAIR VALUE UNDER SECTION 262. Howell does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert in any appraisal proceeding that, for purposes of Section 262, the "fair value" of a share of Howell common or preferred stock is less than the merger consideration provided for in the merger agreement.

     Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the effective date of the merger, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective date of the merger).

     Under the merger agreement, Howell has agreed to give Anadarko prompt notice of any demand by any stockholder of Howell for appraisal of such stockholder's shares, and Anadarko shall have the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the effective time of the merger, Howell may not, without the prior written consent of Anadarko, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

     FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 WILL RESULT IN THE LOSS OF A STOCKHOLDER'S STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

                                   THE MERGER

BACKGROUND

     In July 2001, we approved a pilot project for the use of a carbon dioxide (CO(2)) flood to exploit our Salt Creek property in Wyoming. In the course of pursuing a pipeline and CO(2) source, we were contacted in February 2002 by representatives of one of the largest midstream energy companies in the United States (and one of the most active CO(2) flood operators in the U.S.) about possible participation in our CO(2) project. The interest of this company was originally as a potential supplier of CO(2) and a joint interest partner, and a technical meeting concerning the project was held with this company in mid-February 2002. At that time, a limited confidentiality agreement relating to technical information was executed. As our discussions progressed, we identified additional companies that, based on their operations, were likely to have an interest in participating in a joint development of this type. We made informal contacts at the operating management level at three such companies and they indicated they would not be interested.

     In late April 2002, we contacted Anadarko to discuss a CO(2) project being developed by Anadarko. During that conference, discussion evolved into a request by Anadarko to discuss possible participation in our project. On April 29, 2002, representatives of Anadarko and Howell met to discuss Anadarko's possible participation in our CO(2) project. The next day, we met with representatives of the first company to discuss its response to the prior technical meeting, and learned for the first time of this company's interest in a possible acquisition of Howell. On May 1, 2002, Mr. Joe Small, Vice President of Howell Petroleum Corporation and the officer in charge of our CO(2) project, advised Anadarko that another party was interested in the project. During this call with Mr. Small, Anadarko indicated for the first time that it would be interested in discussing a potential acquisition of Howell, rather than participation in the CO(2) project. On May 2, 2002, Mr. Small advised the first company of the involvement of Anadarko (without naming it) and that Howell may be willing to consider a sale of the company. At this time, although Howell had not made any decision to pursue a sale, management determined that discussions with both parties should be continued.

     Subsequently, Howell entered into a limited confidentiality and standstill agreement with each of the companies. During this time, Howell declined a request from the first company to enter into exclusive negotiations with such company regarding a potential acquisition of Howell.

     In early May, Mr. Small and others met with representatives of Anadarko to provide additional technical information about our properties and to present publicly-available corporate information about Howell. An additional technical meeting was subsequently held pursuant to the limited confidentiality agreement. On May 13, 2002, Howell and Anadarko entered into a more expansive confidentiality and standstill agreement, permitting the exchange of the more comprehensive information necessary to support the evaluation of a potential transaction. Separately, on May 14, 2002, we entered into a more expansive confidentiality and standstill agreement with the first company, and members of our senior management met with representatives of this company to provide them with an overview of Howell for due diligence purposes.

     After entering into the confidentiality agreements with Anadarko and the first company, Howell provided information to each company in order to assist them in evaluating a potential business combination with Howell. After evaluating the due diligence information, on May 24, 2002 representatives of the first company returned a preliminary indication of value of Howell of $18.00 per share of common stock. Howell's management expressed disappointment at this indication, and our representatives offered to provide additional technical analyses in order to obtain an increase in the initial indication of value.

     On June 14, 2002, Mr. Richard K. Hebert, President and Chief Executive Officer of Howell, met with Mr. Rex Alman, Senior Vice President of U.S. Operations of Anadarko. At this meeting, Mr. Alman communicated Anadarko's initial preliminary indication of value of $18.00 per share, subject to resolving contractual and due diligence issues and obtaining a committed source of CO(2) for development of our properties. Mr. Hebert responded that the offer was below the level at which we would be interested.

     During this period, Howell's management contacted the members of Howell's board of directors individually to inform them of the nature and status of, and to receive their input regarding, the negotiations with Anadarko and the first company. Thereafter, Howell's management continued to advise board members individually from time to time about the progress and status of the negotiations, and to receive their input regarding such matters.

     On June 19, 2002, we met with representatives of the first company to discuss a possible increase in this company's initial preliminary indication of value. At the meeting this company indicated that, while it continued to be interested in pursuing a joint CO(2) project with Howell, it was no longer interested in pursuing a business combination with Howell. Howell determined to continue discussions with this company regarding a joint CO(2) project. A meeting with this company was held on June 28, 2002 to review a joint venture proposal regarding the CO(2) project.

     In a meeting with a representative of Anadarko on June 20, 2002, Mr. Hebert stated that, if Anadarko wanted to pursue a business combination, it would need to increase its indication of value. Thereafter, Howell began discussing operational issues with Anadarko. Also at this time, Howell began preparing a merger agreement with its attorneys, a draft of which was provided to Anadarko during the week of June 25, 2002.

     On June 28, 2002, Mr. Hebert and Mr. Bruce Stover, Anadarko's Senior Vice President of Worldwide Business Development, met to discuss operational and due diligence items. Messrs. Hebert and Stover agreed to continue discussions, and during the week of July 8, 2002 several site tours and meetings between the parties were held.

     On July 12, 2002, a special meeting of the board of directors of Howell was held for the purpose of briefing the directors on the progress of the negotiations. At this meeting, management reviewed with the board various internal financial analyses relating to Howell and discussed with the board the status of discussions with the first company and Anadarko as well as contacts made with other companies that had been solicited for participation in the CO(2) project and the general lack of interest by these other companies. The board also noted that companies that had disposed of properties with the potential for CO(2) development, or had indicated a lack of interest in jointly participating in such a development, were unlikely to be interested in pursuing a transaction requiring them to recognize currently the value of Howell's CO(2) project. The board determined that management should continue to pursue discussions with Anadarko in an effort to see if a proposal that reflected the potential value of Howell's asset base, including the CO(2) project, could be developed. Additionally, the board authorized continuation of discussions with the first company in the event that discussions with Anadarko were not successful. The board also reserved the right to discontinue negotiations and to ultimately decide that a sale of the company should not be pursued.

     In late July 2002, Howell engaged BMO Nesbitt Burns as its financial advisor and to render a fairness opinion, if a transaction were developed and submitted to the board for its consideration. Additionally, Howell engaged Resources Consulting Group, its regular advisor on compensation and benefit plan matters, to assist the compensation and nominating committee, and the board of directors, in connection with these issues, should they arise in the course of the negotiations.

     Also on July 22, 2002, Howell met with the first company to provide a response to the joint venture proposal Howell received from that company on June 28, 2002. At this meeting Howell requested additional details regarding the proposed operations of the venture.

     Howell's management reported the progress of the negotiations with Anadarko and the first company to the board of directors of Howell at the regular meeting of the board held on July 31, 2002. On August 1, 2002, Howell met with the first company to discuss the details of the CO(2) flood proposed by such company. On August 21, 2002, Howell advised this company that the proposed terms were unacceptable for the proposed project. On July 31, 2002, Anadarko completed arrangements for a CO(2) source to be utilized if it succeeded in acquiring Howell, and in August Anadarko advised Howell of this development.

     During September 2002, Messrs. Stover and Hebert continued to discuss the financial terms of a potential acquisition of Howell by Anadarko while the parties negotiated the terms of a merger agreement. On September 20, 2002, Anadarko said it would be willing to increase its price for Howell common stock to $20.75 per share in cash, and Mr. Hebert expressed his willingness to recommend an all cash transaction at that price to Howell's board of directors.

     During the following week, Anadarko and Howell exchanged several drafts of the merger agreement and negotiated the final terms of the transaction, including severance arrangements for Howell's employees who may be terminated and benefit packages for Howell's continuing employees.

     During this time, a meeting of the compensation and nominating committee of Howell's board of directors was held to discuss the provisions of the proposed severance and benefit arrangements for Howell's officers and employees. At this meeting, Resources Consulting Group made a presentation to the committee regarding the reasonableness and competitiveness of these arrangements. The committee approved the terms of these arrangements and recommended to the board of directors that they be approved.

     On September 26 and 27, 2002, Howell's board of directors held a special meeting, with members of management and its financial, legal and compensation advisors present, to consider a proposed acquisition by Anadarko. Our board reviewed the per share consideration proposed by Anadarko and received analyses from members of management. Representatives of Resources Consulting Group reviewed the employee related costs and plans with the board and reported that the arrangements contemplated by the merger agreement were reasonable. Mr. Robert T. Moffett, Vice President, General Counsel and Corporate Secretary of Howell, and Howell's outside legal counsel reviewed with the board the terms and conditions of the proposed merger agreement and the proposed support/voting agreements to be signed by certain stockholders. Howell's board also received BMO Nesbitt Burns' oral opinion, which was later confirmed in writing, that, as of the date of that opinion, and based upon the assumptions made, factors considered and qualifications stated in that opinion, the cash consideration to be received pursuant to the merger agreement by the holders of the common and preferred stock of Howell was fair from a financial point of view to such stockholders. On September 27, 2002, the board authorized management to complete the documentation of the transaction on the terms presented to the board and to report to the board on the results of this process. The meeting was adjourned pending completion of the transaction documentation.

     On September 27 and 28, representatives of Howell and Anadarko finalized the merger agreement. On September 28, 2002, the special meeting of Howell's board was reconvened, at which time management reported to the board on the completion of the documentation. The board unanimously determined, as a result of its deliberations, that the merger, the merger agreement, the support/voting agreements and the transactions contemplated thereby were fair to and in the best interests of Howell and its stockholders, approved the merger agreement and the support/voting agreements and resolved to recommend that the Howell common stockholders vote to approve and adopt the merger agreement. At this meeting, the board also approved and adopted certain retention and severance plans for the benefit of our officers and employees, as recommended by the compensation and nominating committee.

     On September 29, 2002, Howell, Anadarko and Subcorp executed the merger agreement, and Anadarko entered into support/voting agreements with certain of Howell's directors, executive officers and other stockholders, including members of Howell's founding family.

REASONS FOR THE MERGER; RECOMMENDATION OF OUR BOARD OF DIRECTORS

     In reaching its decision to approve the merger agreement and to recommend that the Howell common stockholders approve and adopt the merger agreement, the board of directors consulted with management, its financial and legal advisors and considered a number of factors in making its determination, including:

     - the financial terms of the proposed merger, with particular emphasis on the consideration to be received by our common and preferred stockholders;

     - our recent financial performance;

     - the presentations of management concerning our potential future results of operations and business prospects, particularly with respect to the expenses and risks of the CO(2) project;

     - the presentation of BMO Nesbitt Burns and its opinion that the consideration to be paid pursuant to the merger agreement is fair, from a financial point of view, to the holders of our common and preferred stock;

     - the presentation of Resources Consulting Group as to the employee compensation and benefit issues arising as a result of the merger;

     - the non-financial terms of the merger agreement, including the limitations therein on our ability to seek or enter into a competing transaction and the effect of the provisions of the support/voting agreements requiring the holders of approximately 41% of our common stock to vote in favor of the merger agreement;

     - the performance of our common stock on The New York Stock Exchange; and

     - the performance of our preferred stock on The Nasdaq Stock Market.

     During its consideration of the merger with Anadarko, the board of directors was also aware that some of our directors and executive officers may have interests in the merger that are different than or in addition to those of our other stockholders. For more information regarding these interests, see
"-- Interests of Certain Persons in the Merger."

     The discussion of the information and factors considered and given weight by the board of directors is not intended to be exhaustive, but addresses the material information and factors considered by the board of directors. In view of the number and variety of these factors, the board of directors did not find it practicable to make specific assessments of, or otherwise assign relative weights to, the specific factors and analyses considered in reaching its determination. The determination to approve the merger agreement was made after consideration of all the factors and analyses as a whole. In addition, individual members of our board of directors may have given different weights to different factors.

     Our board of directors believes that the merger is fair to, and in the best interests of, Howell stockholders and recommends that common stockholders entitled to vote on the merger agreement proposal vote "FOR" the approval and adoption of the merger agreement.

FAIRNESS OPINION OF BMO NESBITT BURNS

     At the September 26, 2002 meeting of Howell's board of directors, BMO Nesbitt Burns delivered its oral opinion, subsequently confirmed in writing in an opinion dated as of September 29, 2002, to Howell's board of directors, to the effect that, as of that date and based upon the assumptions made, factors considered and qualifications stated in its opinion, the merger consideration to be paid pursuant to the merger agreement was fair to the holders of Howell common stock and the holders of Howell preferred stock, from a financial point of view.

     THE FULL TEXT OF BMO NESBITT BURNS' WRITTEN OPINION DATED AS OF SEPTEMBER 29, 2002, WHICH SETS FORTH THE ASSUMPTIONS MADE, FACTORS CONSIDERED AND QUALIFICATIONS STATED BY BMO NESBITT BURNS, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT. STOCKHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY. BMO NESBITT BURNS' OPINION WAS PROVIDED FOR THE USE AND BENEFIT OF HOWELL'S BOARD OF DIRECTORS IN ITS EVALUATION OF THE MERGER, WAS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF HOWELL COMMON STOCK AND THE HOLDERS OF HOWELL PREFERRED STOCK OF THE MERGER CONSIDERATION TO BE PAID PURSUANT TO THE MERGER AGREEMENT, AND DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER OR ANY OTHER MATTERS RELATING TO THE MERGER. THIS SUMMARY OF BMO NESBITT BURNS' OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ITS OPINION, WHICH IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX B.

     In arriving at its opinion, BMO Nesbitt Burns, among other things:

     - reviewed the merger agreement dated September 29, 2002;

     - reviewed annual reports to stockholders of Howell for the years ended December 31, 2001 and 2000;

     - reviewed annual reports on Form 10-K of Howell for the years ended December 31, 2001 and 2000;

     - reviewed certain quarterly reports on Form 10-Q and current reports on Form 8-K of Howell;

     - reviewed other publicly available business and financial information BMO Nesbitt Burns deemed relevant relating to Howell and Anadarko and the industries in which they operate;

     - reviewed certain internal, non-public, financial and operating analyses and forecasts for Howell prepared by its management, including, without limitation, information relating to Howell's oil and gas reserves and drilling and production prospects;

     - discussed with members of the management of Howell the past and current business operations, financial condition, reserve information and future prospects of Howell;

     - reviewed independent third party research and estimates;

     - reviewed the reported trading prices and trading activity for the common stock and the preferred stock of Howell;

     - compared certain financial and stock market information for Howell with similar information for certain other publicly-traded companies BMO Nesbitt Burns deemed comparable;

     - reviewed the financial terms of certain recent business combinations in Howell's industry;

     - performed such other studies and analyses as BMO Nesbitt Burns considered appropriate;

     - compared the proposed financial terms of the merger with the financial terms of certain recent acquisition transactions BMO Nesbitt Burns deemed reasonably comparable to the merger and otherwise relevant to its inquiry; and

     - made such other analyses and examinations as BMO Nesbitt Burns deemed necessary or appropriate.

     In rendering its opinion, BMO Nesbitt Burns assumed and relied upon, without assuming any responsibility for verification of, the accuracy and completeness of all of the financial and other information provided to, discussed with, reviewed by or otherwise made available to BMO Nesbitt Burns by Howell or publicly available or obtained by BMO Nesbitt Burns from other sources, and further relied upon the assurance of Howell's management that they were not aware of any information or facts that would make the information provided by Howell to BMO Nesbitt Burns incomplete or misleading. BMO Nesbitt Burns did not assume any responsibility for independently verifying any information or to make or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Howell. BMO Nesbitt Burns did not assume any obligation to conduct, and did not conduct, any physical inspection of the facilities or properties of Howell. BMO Nesbitt Burns was advised by Howell, and assumed, without independent investigation, that the financial forecasts for Howell prepared by Howell's management had been reasonably prepared and reflected the best currently available estimates and judgment of Howell's management as to the expected future financial performance of Howell. BMO Nesbitt Burns expressed no view as to such forecasts or projection information or the assumptions on which they were based.

     For purposes of rendering its opinion, BMO Nesbitt Burns assumed that, in all respects material to its analysis, the representations and warranties of each party contained in the merger agreement were true and correct in all material respects, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger would be satisfied without waiver thereof. BMO Nesbitt Burns further assumed that all material governmental, regulatory or other consents and approvals would be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either Howell or Anadarko is a party, as contemplated by the merger agreement, no restrictions would be imposed or amendments, modifications or waivers made that would have a material adverse affect on the contemplated benefits of the merger. In addition, BMO Nesbitt Burns further assumed that the merger would constitute a transaction taxable for U.S. federal income tax purposes to the holders of Howell common stock and the holders of Howell preferred stock.

     In connection with the preparation of its opinion, BMO Nesbitt Burns was not engaged by Howell or its board of directors to solicit, nor did it solicit, third-party indications of interest for the acquisition of all or any part of Howell. Although BMO Nesbitt Burns evaluated the merger consideration from a financial point of view, BMO Nesbitt Burns was not requested to, and did not, recommend the specific merger consideration, which consideration BMO Nesbitt Burns understood was determined through arm's length negotiations between Howell and Anadarko.

     BMO Nesbitt Burns' opinion was necessarily based upon financial, economic, market and other conditions as they existed, and the information made available to it, as of the date of its opinion. BMO Nesbitt Burns' opinion was limited to the fairness, from a financial point of view, of the merger consideration to the holders of the Howell common stock and the holders of the Howell preferred stock. BMO Nesbitt Burns expressed no opinion as to the merits of the merger or any other transaction or business strategy discussed by Howell's board of directors as alternatives to the merger or the decision of Howell's board of directors to proceed with the merger, or the structure, terms or effect of any other aspect of the merger or any other transaction contemplated by the merger agreement.

     The following is a summary of certain material financial and comparative analyses performed by BMO Nesbitt Burns in arriving at its opinion. Some of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by BMO Nesbitt Burns, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. In preparing the following analyses, BMO Nesbitt Burns treated Howell preferred stock as a common stock equivalent with one share of Howell preferred stock being equal to 3.67 shares of Howell common stock.

     HISTORICAL IMPLIED PREMIUM ANALYSIS. BMO Nesbitt Burns prepared a premium analysis relative to selected historical stock price measurements for specified periods between September 24, 2001 and September 24, 2002 at the assumed offer price of $20.75 per share of Howell common stock and $76.15 per share of Howell preferred stock. The analysis yielded the following implied premiums (rounded to the nearest tenth of a percent):

                                                                            $20.75 COMMON
                                                                CLOSING      STOCK OFFER
PERIOD                                                        STOCK PRICE      PREMIUM
------                                                        -----------   -------------
Last price (September 24, 2002).............................    $13.50          53.7%
One calendar month preceding average........................    $13.71          51.3%
Two calendar months preceding average.......................    $13.58          52.8%
Three calendar months preceding average.....................    $13.35          55.4%
One calendar year preceding average.........................    $11.34          83.0%
52-week high price..........................................    $13.99          48.3%

     COMPARABLE TRADING ANALYSIS. Using publicly available information, BMO Nesbitt Burns compared certain financial and stock market information for Howell with corresponding financial and stock market information for the following four companies in lines of business believed to be generally comparable to those of Howell, as follows:

     - Denbury Resources Inc.

     - Encore Acquisition Co.

     - Magnum Hunter Resources, Inc.

     - Swift Energy Co.

     For this analysis, BMO Nesbitt Burns examined a range of estimates based on securities research analysis and company filings with the SEC. The following table presents the low, high, average and average excluding high and low of (1) the enterprise value, defined as market value of equity, which includes outstanding common shares, and in-the-money and exercisable options, warrants and convertible securities, plus book value of debt and liquidation value of any convertible securities trading out of the money or not convertible at that time plus minority interests less excess cash and cash equivalents, to the company's last twelve months ended June 30, 2002 operating revenues less operating expenses less selling, general and administrative expenses less property and ad valorem and severance taxes, which is referred to herein as EBITDA, and estimated EBITDA for calendar years 2002 and 2003, (2) the ratio of price, defined as shares outstanding, adjusted for options, warrants, and convertible securities in-the-money, times the closing stock price as of September 24, 2002, to the company's last twelve months ended June 30, 2002 cash flow, defined as net income plus depreciation and amortization plus exploration expense plus dry hole costs plus impairment charges plus any other non-cash operating expenses less any other non-cash operating revenues, which is referred to herein as Cash Flow, and estimated Cash Flow for calendar years 2002 and 2003, and (3) the ratio of enterprise value to proven reserves as of December 31, 2001. BMO Nesbitt Burns then compared this information to similar information for Howell calculated using the $20.75 per share merger consideration for the common stock and the $76.15 per share merger consideration for the preferred stock. In the following table, "EV" refers to enterprise value and "LTM" refers to the latest twelve months results ended June 30, 2002.

                                                           PRICE/CASH   PRICE/CASH   PRICE/CASH
                       EV/EBITDA   EV/EBITDA   EV/EBITDA      FLOW         FLOW         FLOW      EV/PROVEN
                         (LTM)      (2002E)     (2003E)      (LTM)       (2002E)      (2003E)     RESERVES
                       ---------   ---------   ---------   ----------   ----------   ----------   ---------
Low..................    5.3x        4.7x        4.1x         3.3x         2.7x         2.4x        $5.03
High.................    7.2x        6.7x        6.2x         6.0x         5.9x         6.0x        $6.74
Average..............    6.5x        6.0x        5.4x         4.4x         4.0x         3.7x        $5.73
Average (excluding
  high and low)......    7.1x        6.2x        5.7x         4.2x         3.8x         3.3x        $5.58
Howell at $20.75 per
  share of common
  stock..............    7.5x        6.4x        6.6x         6.6x         6.1x         5.9x        $6.06

     COMPARABLE TRANSACTIONS ANALYSIS. BMO Nesbitt Burns reviewed certain publicly available information regarding selected business combinations in the oil and gas exploration and production industry. The comparable transactions and the month in which each transaction was announced are as follows:

     - Cortez Oil & Gas Corp./Home-Stake Oil & Gas Company (October 2000)

     - Patina Oil & Gas/Elysium Energy (October 2000)

     - Ocean Energy/Texoil (January 2001)

     - Bellwether Exploration/Bargo Energy (January 2001)

     - Westport Resources/Belco Oil & Gas (June 2001)

     - Magnum Hunter/Prize Energy (December 2001)

     - Plantation Petroleum/Maynard Oil (April 2002)

     For each of these transactions, BMO Nesbitt Burns calculated the low, high, average and average excluding high and low of (1) the ratio of enterprise value implied by the consideration paid in each transaction to the acquired company's last twelve months EBITDA at the time of announcement, (2) the ratio of price to the company's last twelve months Cash Flow at the time of announcement and (3) the ratio of enterprise value to proven reserves at the time of announcement. BMO Nesbitt Burns then compared this information to similar information for Howell calculated using the $20.75 per share merger consideration for Howell's common stock and $76.15 per share merger consideration for Howell's preferred stock. The results of these calculations are set forth in the following table. In this table, "EV" refers to enterprise value and "LTM" refers to the latest twelve months results at the time of announcement.

                                                                 PRICE/CASH
                                                     EV/EBITDA      FLOW      EV/PROVEN
                                                       (LTM)       (LTM)      RESERVES
                                                     ---------   ----------   ---------
Low................................................    3.0x         2.7x        $3.43
High...............................................    7.8x         7.4x        $6.98
Average............................................    4.8x         4.6x        $4.96
Average (excluding high and low)...................    4.4x         4.4x        $4.86
Howell at $20.75 per share of common stock.........    7.9x         6.6x        $5.61

     DISCOUNTED CASH FLOW ANALYSIS. BMO Nesbitt Burns performed a discounted cash flow analysis for Howell, which is an analysis of the present value of projected unlevered free cash flows using various discount rates and terminal EBITDA multiples (each, as indicated below) for Howell, based on financial forecasts provided by Howell's management. For each forecast year, projected unlevered free cash flows were calculated to estimate the cash flow available from operations before the payment of interest related to financial indebtedness. Unlevered free cash flow was calculated as EBITDA less cash taxes, increases in working capital and capital expenditures. The terminal year used was 2006, the last year of the projection period. Calculations were performed using terminal multiples of EBITDA, ranging from 4.5x to 6.5x. For purposes of this analysis, BMO Nesbitt Burns estimated Howell's discounted unlevered free cash flow value using discount rates ranging from 8% to 12%. Discount rates were chosen by BMO Nesbitt Burns based upon an analysis of Howell's weighted average cost of capital and on the experience and professional judgment of BMO Nesbitt Burns.

     BMO Nesbitt Burns performed two separate discounted cash flow analyses of Howell's business using (1) Wall Street price estimates for 2002 and 2003 and future New York Mercantile Exchange, which is referred to herein as NYMEX, strip prices for 2004 to 2006, including and excluding synergies ("Analysis 1"), and
(2) future NYMEX strip prices for 2002 to 2006, including and excluding synergies ("Analysis 2"). Based upon the EBITDA multiple ranges and discount rates set forth above, BMO Nesbitt Burns calculated a range of implied per share equity values. The results of Analysis 1, excluding synergies, implied a range of values for Howell's common stock of $10.27 to $14.91 per share. The results of Analysis 1, including synergies, implied a range of values for Howell's common stock of $13.75 to $19.01 per share.

     The results of Analysis 2, excluding synergies, implied a range of values for Howell's common stock of $11.10 to $15.77 per share. The results of Analysis 2, including synergies, implied a range of values for Howell's common stock of $14.54 to $19.81 per share. In summary, the analyses implied the following ranges of per share values of Howell common stock (rounded to the nearest cent):

                                                           VALUE PER SHARE OF COMMON STOCK
                                                           -------------------------------
Analysis 1 (excluding synergies)........................      $10.27 to $14.91
Analysis 1 (including synergies)........................      $13.75 to $19.01
Analysis 2 (excluding synergies)........................      $11.10 to $15.77
Analysis 2 (including synergies)........................      $14.54 to $19.81
Offer price for Howell common stock.....................           $20.75

     BMO Nesbitt Burns noted that the offer price of $20.75 per share of Howell common stock exceeded the range of per share values observed in each of the discounted cash flow analyses and the offer price of $76.15 per share of Howell preferred stock similarly exceeded such range of per share values on an as converted basis.

     NET ASSET VALUATION ANALYSIS. BMO Nesbitt Burns conducted a net asset valuation analysis of Howell for the purpose of determining the implied per share value of Howell common stock. BMO Nesbitt Burns calculated the net present value of estimates of future pre-tax cash flows associated with Howell's oil and natural gas reserve assets based on proved and probable reserve volumes and enhanced recovery associated with the carbon dioxide flood project.

     BMO Nesbitt Burns evaluated four scenarios in which the principal variables were oil and natural gas prices. Pricing Case I, Pricing Case II and Pricing Case III were based on benchmarks for spot sales of West Texas Intermediate crude oil and for spot sales of Henry Hub gas. The Strip Pricing Case was based upon the average of oil and natural gas futures contract prices quoted on NYMEX. Benchmark prices for Pricing Cases I, II and III were projected to be $18.00, $23.00 and $28.00 per barrel of oil and $2.50, $3.50 and $4.50 per Mmbtu for gas, respectively, as of June 30, 2002 and held flat. The strip prices for the fiscal year ended 2002 reflected actual and forecasted prices for the second half of 2002. The strip prices were escalated annually starting in 2007 at the rate of 2%. Lifting and operating expenses were escalated annually starting in 2004 at the rate of 2%. Adjustments were made to the benchmarks and strip prices based on the historical relationship between the various prices and Howell's realized prices.

     BMO Nesbitt Burns calculated implied per share values by applying various pre-tax discount rates, ranging from 10% to 15% depending on reserve category, and different risk factors based on the experience and professional judgment of BMO Nesbitt Burns, ranging from 0% to 100% depending on reserve category, to the pre-tax cash flows, assuming carry-over of existing tax positions and adjusting for the value of other non-reserve assets, net working capital, long-term debt, and other long-term liabilities of Howell existing as of June 30, 2002. The implied value per share was calculated under two cases: (1) the low case, in which BMO Nesbitt Burns used higher pre-tax discount rates and risk factors based on the experience and professional judgment of BMO Nesbitt Burns, and (2) the high case, in which BMO Nesbitt Burns used lower pre-tax discount rates and risk factors based on the experience and professional judgment of BMO Nesbitt Burns. The following table sets forth the implied value per share of Howell common stock (rounded to the nearest cent):

                                                              LOW CASE   HIGH CASE
                                                              --------   ---------
Implied Value Per Share of Common Stock.....................   $16.08     $20.72

     BMO Nesbitt Burns used the implied per share equity value ranges derived from its comparable trading analysis, comparable transaction analysis, discounted cash flow analysis and net asset valuation analysis, all as described above, to calculate an average implied per share equity value range of $10.97 to $20.87 per share of common stock. The offer price of $20.75 per share of Howell common stock was within the range of per share values observed in the average implied per share equity value range and the offer price of $76.15 per share of Howell preferred stock similarly was within the range of per share values on an as converted basis. The offer price for the common stock and the preferred stock represents a premium of 89.1% to the low end of the range and a discount of 0.6% to the high end of the range.

     The summary set forth above does not purport to be a complete description of the analyses performed by BMO Nesbitt Burns in arriving at its opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or summary description. BMO Nesbitt Burns believes factors considered by it, without considering all such factors and analyses, could create a misleading view of the process underlying its opinion. The matters considered by BMO Nesbitt Burns in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business, market, economic and financial conditions and other matters, many of which are beyond Howell's control and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by BMO Nesbitt Burns are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty. None of the comparable companies used in the comparable public companies analysis described above is identical to Howell, and none of the comparable transactions used in the comparable transactions analysis described above is identical to the merger. Accordingly, an analysis of publicly traded comparable companies and transactions is not mathematical, rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

     Howell selected BMO Nesbitt Burns to act as its financial advisor on the basis of the reputation of BMO Nesbitt Burns as an internationally recognized investment banking firm with substantial expertise in transactions similar to the merger and because it is familiar with Howell and its business. As part of its investment banking business, BMO Nesbitt Burns is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. BMO Nesbitt Burns has acted as financial advisor to Howell with respect to the merger and will receive a fee for its services. BMO Nesbitt Burns may have in the past provided certain investment banking services to Howell or Anadarko, and certain of BMO Nesbitt Burns' affiliates may have provided corporate banking services to Howell or Anadarko from time to time, for which they may have received or will receive customary fees and BMO Nesbitt Burns may provide investment and corporate banking services to Howell or Anadarko and their respective affiliates in the future. BMO Nesbitt Burns provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Howell or Anadarko for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     The terms of the engagement of BMO Nesbitt Burns by the board of directors are set forth in a letter dated July 25, 2002. Pursuant to the terms of the letter agreement, Howell paid to BMO Nesbitt Burns a fee of $400,000 upon the delivery of its opinion. In addition to this compensation, Howell has also agreed to reimburse BMO Nesbitt Burns for its reasonable out-of-pocket expenses (including the fees of its legal counsel) and to indemnify BMO Nesbitt Burns and certain related persons from and against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws, arising out of its engagement.

FINANCING OF THE MERGER

     The merger is not conditioned upon Anadarko obtaining financing. Approximately $204.5 million will be required to pay for the consideration for shares of our common stock and our preferred stock pursuant to the merger agreement and to cash out unexercised in-the-money stock options and restricted stock. Anadarko has informed us that it expects to fund the cash requirements for the transaction from a combination of existing cash balances and additional borrowings under existing credit facilities.

CERTAIN FINANCIAL PROJECTIONS

     Prior to the execution of the merger agreement, we provided representatives of BMO Nesbitt Burns certain non-public business and financial information about us. This information included, among other things, the following projections of revenues, earnings before interest, taxes, depreciation and amortization (EBITDA) and net income of Howell for the fiscal years ended December 31, 2002 through 2006.

                                                  FISCAL YEAR ENDING DECEMBER 31,
                                              ----------------------------------------
                                              2002    2003     2004     2005     2006
                                              -----   -----   ------   ------   ------
                                                          ($ IN MILLIONS)
Revenues....................................  $89.9   $88.5   $100.2   $103.8   $106.1
EBITDA......................................   43.0    42.0     49.9     49.8     48.7
Net Income..................................   18.4    16.8     18.8     15.8     12.2

     We do not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this proxy statement only because this information was provided to BMO Nesbitt Burns. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts. The projections do not purport to present operations in accordance with generally accepted accounting principles, and our independent public accountants have not examined or compiled the projections and accordingly assume no responsibility for them. Our internal financial forecasts (upon which these projections were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments.

     The projections also reflect numerous assumptions made by our management, including assumptions with respect to general business, economic, market and financial conditions and other matters, including effective tax rates, interest rates, oil and gas prices and the anticipated amount of our borrowings, all of which are difficult to predict and many of which are beyond our control. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. We expect that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections in this proxy statement should not be regarded as an indication that any of Howell or BMO Nesbitt Burns or their respective representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such.

     We believe that the projections were reasonable at the time they were made; however, you should not assume that the projections continue to be accurate or reflective of our management's current view. The projections were disclosed to BMO Nesbitt Burns and its representatives as a matter of BMO Nesbitt Burns' due diligence, and are included in this proxy statement on that account. None of Howell or BMO Nesbitt Burns or any of their respective representatives has made or makes any representation to any person regarding our ultimate performance compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain of our directors and executive officers, including Donald W. Clayton, Chairman of our board of directors, Richard K. Hebert, our President and Chief Executive Officer, Robert T. Moffett, our Vice President, General Counsel and Corporate Secretary, Allyn R. Skelton, II, our Vice President and Chief Financial Officer, and John E. Brewster, Jr., our Vice President of Corporate Development and Planning, have interests and arrangements that may be different from, or in addition to, your interests as a Howell stockholder. The members of our board of directors were aware of these interests and considered them at the time they considered and approved the merger and the merger agreement. You should keep this in mind when considering the recommendation of our board of directors for the proposal to approve and adopt the merger agreement.

     STOCK OPTIONS AND RESTRICTED STOCK. The merger agreement provides that all holders of unexpired and unexercised options to purchase our common stock that are outstanding at the effective time, whether or not vested or forfeitable, will have the right to receive, in exchange for the cancellation of such options, an amount in cash equal to the product of the number of shares of our common stock subject to the option and the amount, if any, by which $20.75, the merger consideration, exceeds the exercise price of the option. As of the effective time, all holders of shares of restricted stock that are outstanding, whether or not vested or forfeitable, will receive $20.75 in cash per share for such restricted stock. All amounts payable to such holders are subject to applicable withholding taxes.

     Based on the number and exercise prices of options held on the record date, Messrs. Clayton, Hebert, Moffett, Skelton and Brewster would receive payments totaling approximately $1,037,653, $1,037,653, $901,709, $471,053 and $700,905,
respectively, in connection with the cash settlement of their options if the merger is completed. In addition, all non-employee directors of Howell as a group would receive approximately $1.3 million in connection with the cash settlement of their options if the merger is completed. Based on the number of shares of restricted stock held on the record date, Messrs. Clayton, Hebert, Moffett, Skelton and Brewster would receive payments totaling approximately $1,826,000, $1,826,000, $239,662, $239,662 and $143,798, respectively, in connection with the payment for such restricted stock.

     LONG TERM INCENTIVE PLAN. Messrs. Hebert, Skelton and Moffett have entered into deferred compensation agreements pursuant to our long term incentive plan
(LTIP), which provide that they may earn additional compensation based upon the compensation committee's evaluation of Howell's performance on an annual basis. Upon a change in control, the executive is entitled to a lump sum payment equal to the total percentage of the maximum benefit amount that such executive has earned prior to the change in control. However, if upon the occurrence of a change in control the executive's employment is terminated for any reason other than for cause, or the executive terminates his employment for good reason (which includes certain listed events relating to his employment status), the executive becomes entitled to a lump sum payment equal to the maximum benefit amount that such executive could have earned over the full term of the agreement, less any amounts that were paid upon the occurrence of the change in control. Under this plan, a change in control will occur upon stockholder approval of the merger.

     Messrs. Hebert, Skelton and Moffett would receive $600,000, $450,000 and $450,000, respectively, under the LTIP if the employment of such executives were terminated under the circumstances described above.

     SEVERANCE PROGRAM. On September 28, 2002, our board of directors adopted the severance program for executives, which provides for benefits for each of our executive officers if:

     - there has been a change in control;

     - the executive's employment is involuntarily terminated other than for cause or the executive voluntary terminates his or her employment for good reason upon the occurrence of or within three years after the change in control; and

     - the executive executes and delivers to us a waiver and release agreement.

     These severance benefits generally include the lump sum payment of two and a half times the sum of the executive's annual base salary, the greater of the last annual bonus paid or awarded to the executive or the annualized amount of the last bonus paid or awarded to the executive if such bonus was for less than a 12 month period, and the amount of the executive's annual car allowance, if any. The executive will also receive a cash payment in an amount equal to the executive's accrued but unused vacation. In addition, the executive will receive six months of extended medical and dental coverage following termination of employment and will thereafter be entitled to COBRA coverage at the cost normally charged to similarly situated active employees. Further, the executive will be entitled to retain any computer owned by Howell but used by the executive immediately prior to his termination. If any benefit or payment received by the executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, an additional payment generally will be made to the executive in an amount that restores such executive to the after-tax position that he would have been in if the excise tax had not been imposed.

     Consummation of the merger will constitute a "change in control" as defined in the program and it is anticipated that each of the executive officers will have the right to resign for good reason immediately following the merger. Based on current salary and bonus levels of our executive officers, Messrs. Hebert, Clayton, Moffett, Skelton and Brewster would receive approximately $1,340,000, $1,077,500, $890,000, $877,500 and $625,000, respectively, exclusive of any gross-up payments with respect to the excise tax imposed under Section 4999 of the Internal Revenue Code, under the severance program upon a qualifying termination of employment immediately following a change in control.

     INDEMNIFICATION AND INSURANCE. In the merger agreement, Anadarko agreed that it would cause Howell, as the surviving corporation in the merger, to indemnify and hold harmless the present and former officers and directors of Howell in respect of acts or omissions occurring prior to the effective time of the merger (whether asserted or claimed prior to, at or after the effective time of the merger and including actions and omissions in respect of the merger agreement, the merger and the other transactions contemplated by the merger agreement) to the extent provided under the existing Howell certificate of incorporation and bylaws. Each such person will be entitled to the advancement of expenses to the extent provided in the existing Howell certificate of incorporation and bylaws in connection with any such action, provided that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. In addition, Anadarko agreed to cause the surviving corporation in the merger to honor the existing indemnification agreements between Howell and its directors and executive officers.

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

     Anadarko has also agreed that, for a period of six years after the effective time of the merger, it will maintain or cause Howell, as the surviving corporation, to maintain policies of directors' and officers' liability insurance at no cost to the beneficiaries thereof with respect to acts or omissions occurring prior to the effective time of the merger, and will use reasonable efforts to obtain substantially the same coverage and substantially similar terms and conditions as Howell's existing policies. However, if the aggregate premium for such coverage for any policy year is greater than 150% of the amount paid for the policy year ending August 10, 2003, then Anadarko or the surviving corporation is not required to pay such premium, but will purchase the best available coverage which is reasonably available for such amount.

     SUPPORT/VOTING AGREEMENTS. Certain of our directors and executive officers have also entered into support/voting agreements with Anadarko pursuant to which they have agreed, among other things, to vote their shares of Howell common stock in favor of the merger agreement. See "The Merger Agreement -- Support/Voting Agreements."

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     GENERAL. The following is a summary of the material United States federal income tax consequences of the merger to stockholders whose shares of our common stock or preferred stock are converted into the right to receive cash in the merger. This summary is for general information only and does not purport to address all aspects of United States federal income taxation that might be relevant to our stockholders in light of their particular circumstances. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable current and proposed United States Treasury Regulations, judicial authority, and administrative rulings and practice. Legislative, judicial or administrative rules and interpretations are subject to change, possibly with retroactive effect, and, therefore, the following statements and conclusions could be altered or modified. This summary applies only to United States persons (i.e., citizens or residents of the United States or domestic corporations) who hold shares of our common stock or preferred stock as capital assets, and may not apply to shares of our common stock or preferred stock received in connection with the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (such as insurance companies, banks, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not address the tax consequences to any stockholder who, for United States federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and each non-U.S. stockholder should consult its own tax advisor regarding tax matters, including the applicability of the Foreign Investment in Real Property Tax Act to such stockholder. This discussion does not address any aspect of state, local or foreign income or other tax laws. In addition, this discussion does not address the aspects of United States federal income taxation that may be relevant to stockholders who hold shares of our common stock or our preferred stock as part of a hedge, "straddle," conversion or other integrated transaction.

     CONSEQUENCES OF THE MERGER. The receipt of cash in exchange for shares of our common stock or preferred stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who surrenders shares of our common stock or preferred stock in exchange for cash pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and such stockholder's adjusted tax basis in the shares surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder has held such shares for more than 12 months at the effective time of the merger. Long-term capital gains of individuals are currently eligible for reduced rates of federal income tax. There are limitations on the deductibility of capital losses.

     BACKUP WITHHOLDING TAX. Backup withholding will apply to all cash payments to which a stockholder or other payee is entitled pursuant to the merger agreement, unless the stockholder or other payee (i) provides a taxpayer identification number or "TIN" (social security number, in the case of an individual, or employer identification number, in the case of other stockholders), and (ii) certifies under penalties of perjury that (A) such TIN is correct, (B) such stockholder is not subject to backup withholding and (C) such stockholder is a United States person. Each of our stockholders and, if applicable, each other payee, should complete and

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

sign the substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is otherwise established in a manner satisfactory to the paying agent. The exemptions provide that certain stockholders (including, among others, corporations and certain foreign individuals) are generally not subject to backup withholding. In order for a foreign person to qualify as an exempt recipient, however, he or she must submit a signed statement (such as Certificate of Foreign Status on Form W-8BEN) attesting to his or her exempt status.

     Backup withholding is not an additional tax. Any amounts withheld will be allowed as a credit against any United States federal income tax liability provided the required information is furnished to the IRS.

     The United States federal income tax consequences set forth above are for general information purposes only and are not intended to constitute a complete description of all tax consequences relating to the merger.

     STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE UNITED STATES FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM IN VIEW OF THEIR PARTICULAR CIRCUMSTANCES.

REGULATORY APPROVALS

     Consummation of the merger does not require that any governmental or regulatory approvals be obtained.

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

                              THE MERGER AGREEMENT

     The following is a brief summary of the material terms of the Agreement and Plan of Merger, which is referred to in this proxy statement as the "merger agreement." A copy of the merger agreement is attached as Annex A and forms a part of this proxy statement. This summary is qualified in its entirety by reference to the merger agreement. We urge all stockholders to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

THE MERGER

     The merger agreement provides that a wholly owned direct subsidiary of Anadarko, Belair Merger Corp. ("Subcorp"), will be merged with and into Howell. As a result of the merger, the separate corporate existence of Subcorp will cease, and Howell will continue its existence under the laws of the State of Delaware as a direct subsidiary of Anadarko. The certificate of incorporation of Howell will not be amended in the merger. The merger will be effective at the time we file a certificate of merger with the Secretary of State of the State of Delaware. We expect to complete the merger as promptly as practicable after we receive stockholder approval and the other conditions to completing the merger are satisfied.

MERGER CONSIDERATION

     Each share of our common stock issued and outstanding at the effective time of the merger, other than shares of common stock owned by us, Anadarko or Subcorp (or any of our or their respective direct or indirect wholly owned subsidiaries) and other than appraisal shares and other than as described below, will automatically be canceled and will cease to exist and will be converted into the right to receive $20.75 in cash, without interest. Each share of our preferred stock issued and outstanding at the effective time of the merger, other than shares of preferred stock owned by us, Anadarko or Subcorp (or any of our or their respective direct or indirect wholly owned subsidiaries) and other than appraisal shares, will be converted into the right to receive $76.15 in cash, without interest.

     After the merger is effective, each holder of a certificate representing any of these shares of our common stock or preferred stock will no longer have any rights with respect to the shares, except for the right to receive the merger consideration or, if a holder exercises appraisal rights, the right to receive payment of the judicially determined fair value of its shares upon compliance with the requirements of Delaware law. Each share of our common stock or preferred stock held by us as treasury shares or held by Anadarko or Subcorp at the time of the merger will be canceled without any payment. At the effective time of the merger, shares of common stock owned by one of our subsidiaries will be converted into the number of shares of common stock of Subcorp equal to the total number of shares of Subcorp common stock issued and outstanding immediately prior to the effective time of the merger multiplied by a fraction, the numerator of which is one and the denominator of which is equal to the excess of (A) the sum of (i) the total number of shares of our common stock issued and outstanding immediately prior to the effective time of the merger and
(ii) the total number of shares of our common stock into which all shares of our issued and outstanding preferred stock are convertible pursuant to their terms immediately prior to the effective time of the merger over (B) the total number of shares of our common stock owned by our subsidiaries in the aggregate immediately prior to the effective time of the merger.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve and adopt the merger agreement. Certain of our stockholders (including certain of our directors and officers) who own approximately 41% of the shares of outstanding common stock have entered into support/voting agreements in which they have agreed to vote their shares of Howell common stock in favor of approval and adoption of the merger agreement. See "The Merger Agreement -- Support/Voting Agreements." The holders of shares of our preferred stock are not entitled to vote on the merger agreement.

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

DIRECTORS AND OFFICERS

     All of our directors will resign at the effective time of the merger, and the existing officers and directors of Howell will be replaced by the officers and directors of Subcorp.

TREATMENT OF STOCK OPTIONS AND RESTRICTED STOCK

     The merger agreement provides that, at the effective time of the merger, all holders of unexpired and unexercised outstanding options to purchase our common stock, whether or not vested or forfeitable, will, in exchange for cancellation of such options, have the right to receive cash equal to the product of the number of shares of our common stock subject to the option and the amount by which $20.75 exceeds the exercise price of the option. All holders of our restricted stock, whether or not vested or forfeitable, will receive $20.75 per share. All amounts payable are subject to applicable withholding taxes.

PAYMENT FOR THE SHARES

     Pursuant to the merger agreement, before the merger, Anadarko will designate Mellon Investor Services or another bank or trust company to make payment of the merger consideration as contemplated by the merger agreement. Promptly after completion of the merger, Anadarko will deposit, or cause Subcorp to deposit, with the paying agent cash in an amount equal to the merger consideration for all stockholders.

     At the close of business on the day on which the effective time of the merger occurs, we will close our stock ledger. After that time, there will be no further registration of transfers on the stock transfer books of the surviving corporation of the shares of our common stock or preferred stock that were outstanding immediately prior to the effective time.

     As soon as reasonably practicable after the completion of the merger, the paying agent will send you a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the merger consideration. The paying agent will promptly pay you the merger consideration, minus any withholding taxes required by applicable law, after you have (1) surrendered your certificates to the paying agent and (2) provided to the paying agent any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of cash payments.

     YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     If the paying agent is to pay some or all of your merger consideration to a person other than you, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the surviving corporation's satisfaction that the taxes have been paid or are not required to be paid.

     If you have lost your certificate, or if it has been stolen or destroyed, you will have to provide an affidavit to that fact and, if required by Anadarko, post a bond in a reasonable amount that Anadarko directs as indemnity against any claim that may be made against the surviving corporation in respect of the certificate.

REPRESENTATIONS AND WARRANTIES

     In the merger agreement, Anadarko, Subcorp and Howell each made representations and warranties relating to, among other things:

     - corporate organization and standing;

     - corporate power and authority to enter into and perform its obligations under, and enforceability of, the merger agreement;

     - the absence of conflicts with or defaults under organizational documents, debt instruments, other contracts and applicable laws and judgments;

     - required consents and approvals of governmental entities;

     - fees of brokers and other advisors in connection with the merger; and

     - accuracy of information provided for inclusion in this proxy statement.

     In the merger agreement, Anadarko and Subcorp also made representations and warranties relating to the availability of funds necessary to complete its obligations under the merger agreement.

     We also made representations and warranties relating to, among other things:

     - subsidiaries;

     - capital structure;

     - documents filed with the Securities and Exchange Commission;

     - compliance with applicable law;

     - legal proceedings;

     - absence of specified changes or events since December 31, 2001;

     - tax matters;

     - intellectual property matters;

     - title to and condition of properties;

     - compliance with the Employee Retirement Income Securities Act of 1974, as amended, and other employee benefit matters;

     - disclosure of contracts;

     - labor matters;

     - undisclosed liabilities;

     - operation of our business and the nature of our relationships;

     - permits and compliance;

     - environmental matters;

     - accounts receivable;

     - insurance;

     - BMO Nesbitt Burns' fairness opinion to our board of directors;

     - approval and adoption of the merger agreement by our board of directors and stockholders; and

     - inapplicability of state takeover statutes.

COVENANTS

     We have agreed with Anadarko that, until the completion of the merger, Anadarko and we will each:

     - make or cause to be made the filings required under the Hart-Scott-Rodino Antitrust Improvements Act, if applicable, and use commercially reasonable efforts to resolve any objections asserted by any governmental authority;

     - consult the other before issuing any press release with respect to the merger;

     - cause our respective subsidiaries to take any action required by the merger agreement; and

     - cooperate in the preparation, execution and filing of all tax returns, questionnaires, applications or other documents relating to conveyance taxes that become payable in connection with the merger agreement.

     Anadarko has agreed that, until the completion of the merger, it will:

     - furnish us with all information concerning Anadarko required for this proxy statement;

     - cause the surviving corporation to indemnify our present and former officers and directors and to maintain an insurance policy on such officers and directors for six years after the effective time; and

     - provide the benefits to our employees described in the merger agreement, including honoring the terms and conditions of our severance program and amendments to our 401(k) plan.

     We agreed in the merger agreement that, until the completion of the merger, we will:

     - call, give notice of, convene and hold a special meeting of our stockholders to consider and vote upon the merger agreement;

     - prepare this proxy statement; and

     - provide, in accordance with securities laws and the General Corporation Law of the State of Delaware, to the holders of our preferred stock the notice required under the Howell certificate of designations.

     The merger agreement further provides that, until the completion of the merger, we will and will cause our subsidiaries to:

     - conduct operations in the ordinary course consistent with past practice; and

     - use reasonable efforts to maintain and preserve the business organization, retain the services of officers and employees, maintain business relationships and maintain all operating assets.

     We have agreed that, until the completion of the merger, except as expressly contemplated or permitted in the merger agreement or consented to in writing by Anadarko, we will not, and will not permit or cause any of our subsidiaries to:

     - adjust, split, combine or reclassify its capital stock, declare dividends or make distributions (except for regular quarterly dividends of $0.04 per share in cash for our common stock and $0.875 per share in cash for our preferred stock, provided that the regular quarterly dividend on our preferred stock that would be paid on December 31, 2002 may not be declared prior to December 1, 2002, may not have a record date prior to December 11, 2002 and may not be paid if the merger is consummated on or prior to December 10, 2002), grant any options, issue additional shares of capital stock (except for exercise of options and conversion of preferred stock) or enter into any agreement regarding the sale, voting, registration or repurchase of capital stock (if the merger agreement is approved and adopted by the required vote of our common stockholders at the special meeting on December 6, 2002, subject to the satisfaction or waiver of the other conditions set forth in the merger agreement, we expect to consummate the merger on or prior to December 10, 2002. In such event, the regular quarterly dividend on our preferred stock for the fourth quarter of 2002 would not be paid.);

     - sell, transfer, lease, pledge, mortgage, encumber, farmout or dispose of properties or assets (except for some dispositions of oil and gas production);

     - amend any charter documents;

     - liquidate, dissolve, merge, consolidate, restructure, recapitalize or reorganize or otherwise alter its corporate structure;

     - acquire a material amount of assets or stock of another person;

     - incur indebtedness (other than draws from existing credit facilities) or issue debt securities, options, warrants or calls;

     - create any subsidiaries;

     - enter into, amend or modify any employment or severance agreements or grant bonuses, salary increases, severance or termination pay or grant, reprice or accelerate options or other equity-based awards (other than in the ordinary course for non-officers and except for the annual bonus award program, which may not exceed $2,800,000);

     - adopt or amend any benefit plans;

     - cause any severance benefits to take effect;

     - change any tax or financial accounting methods, except to the extent required by GAAP as advised by our regular independent accountants following prior written notice to Anadarko;

     - make any material changes to our method of doing business;

     - settle any legal proceedings for payments in excess of $100,000;

     - modify, amend or terminate any contracts;

     - enter into, fail to enforce or consent to any confidentiality, standstill or similar agreements;

     - write up, down or off book value of any assets in excess of $250,000, except for depreciation and amortization;

     - incur or commit to capital expenditures in excess of $100,000 individually or $1,000,000 in the aggregate (except as already agreed to by the parties);

     - make any payments in respect of directors' and officers' liability insurance policies, other than premiums paid for current policies;

     - take any action to cause Section 203 of the General Corporation Law of the State of Delaware to be inapplicable to any person other than Anadarko;

     - take any action causing a representation or warranty in the merger agreement not to be true;

     - enter into or carry out transactions out of the ordinary course;

     - make, revoke or amend any tax election, settle or compromise any tax claim, extend any statutory period of limitations or amend any material tax returns;

     - enter into any agreement which contains an area of mutual interest in excess of 320 acres;

     - enter into any agreement with a non-compete provision; or

     - agree in writing or otherwise to do any of the foregoing.

INDEMNIFICATION AND INSURANCE

     In the merger agreement, Anadarko agreed that it would cause the surviving corporation in the merger to indemnify and hold harmless our present and former officers and directors in respect of acts or omissions occurring prior to the effective time of the merger (whether asserted or claimed prior to, at or after the effective time of the merger and including actions and omissions in respect of the merger agreement, the merger and the other transactions contemplated by the merger agreement) to the extent provided under the existing Howell certificate of incorporation and bylaws. Each such person will be entitled to the advancement of expenses to the extent provided in the existing Howell certificate of incorporation and bylaws in connection with any such action, provided that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

     In addition, Anadarko agreed to cause the surviving corporation in the merger to honor the existing indemnification agreements between us and our directors and executive officers.

     Anadarko also agreed that, for a period of six years after the effective time of the merger, it will maintain or cause the surviving corporation to maintain policies of directors' and officers' liability insurance covering our present and former officers and directors at no cost to the beneficiaries thereof with respect to acts or omissions occurring prior to the effective time of the merger, and will use reasonable efforts to obtain substantially the same coverage and substantially similar terms and conditions as our existing policies. However, if the aggregate premium for such coverage for any policy year is greater than 150% of the amount paid for the policy year ending August 10, 2003, then Anadarko or the surviving corporation is not required to pay such premium, but will purchase the best available coverage which is reasonably available for such amount.

NO SOLICITATION OF OTHER OFFERS

     The merger agreement provides that we will not, and will not authorize or permit any of our subsidiaries or any of our or our subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to:

     - solicit, initiate, encourage or facilitate, or furnish any nonpublic information in furtherance of, any competing transaction;

     - enter into, continue or otherwise engage in any discussions or negotiations with, or furnish any information to, any person relating to any competing transaction; or

     - enter into any agreement, arrangement or understanding requiring us to abandon, terminate or fail to consummate the merger.

     We may, however, at any time before the approval and adoption of the merger agreement by the holders of our common stock, in response to an unsolicited written proposal for a competing transaction, which proposal our board determines in good faith to be a superior proposal, take the following actions:

     - furnish information to, and negotiate or otherwise engage in discussions with, the person who delivered the superior proposal, provided that we have entered into a confidentiality agreement with that person with terms no less restrictive than the confidentiality agreement between us and Anadarko dated May 13, 2002; and

     - withdraw, modify or change, in a manner adverse to Anadarko, the recommendation of our board of directors and/or comply with Rule 14e-2 under the Securities Exchange Act of 1934, as amended, with respect to a competing transaction if our board of directors is advised by outside legal counsel that failure to do so would constitute a breach of fiduciary duties under applicable law and provided that we give Anadarko five business days' prior written notice of our intention to do so.

     The merger agreement further provides that we must as promptly as practicable advise Anadarko in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations or proposals relating to a competing transaction. In addition, we must as promptly as practicable advise Anadarko, in writing, if our board of directors makes any determination as to any competing transaction. We are required to submit the merger agreement to a vote of our common stockholders whether or not the recommendation of the merger agreement by our board of directors remains in effect.

     For purposes of the merger agreement, the term "competing transaction" means any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving us, or acquisition of any capital stock (other than upon exercise of options to purchase our common stock that are outstanding as of the date of the merger agreement or conversion of our preferred stock) or a material amount of our assets and those of our subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any acquisition by us of any material assets or capital stock of any other person, or any combination of the foregoing.

     The merger agreement defines the term "superior proposal" to mean a written proposal for a competing transaction that was not solicited or encouraged after the date of the merger agreement if and so long as our board of directors determines in good faith by a majority vote, after receiving the advice of our outside legal counsel, that failing to take such action would constitute a breach of its fiduciary duties under applicable laws and determines that such a proposal is, after consulting with BMO Nesbitt Burns (or any other reputable investment banking firm), more favorable to our stockholders than the transactions contemplated by the merger agreement (after taking into consideration any adjustment to the terms and conditions proposed by Anadarko in response to such competing transaction).

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

EMPLOYEE BENEFITS

     Anadarko has agreed to, and to cause the surviving corporation to, give our and our subsidiaries' employees credit for purposes of vesting and eligibility (but not benefit accrual) under:

     - employee welfare benefit plans (other than for purposes of retiree welfare benefit plans) maintained by Anadarko, the surviving corporation and its subsidiaries; and

     - employee pension benefit plans maintained by Anadarko and its subsidiaries.

     Anadarko has agreed to cause the surviving corporation to waive or continue to waive any preexisting-condition exclusions, waiting-period requirements or similar conditions or requirements, with respect to participation for our employees in employee welfare benefit plans of Anadarko to the extent waived under substantially similar plans immediately prior to consummation of the merger.

     Anadarko has further agreed to honor, as of the consummation of the merger, severance plans, programs or policies adopted by our board on September 28, 2002.

     Finally, Anadarko has agreed to allow Howell to fully vest our employees in their accounts under our 401(k) plan as of the consummation of the merger.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     MUTUAL CLOSING CONDITIONS. Each party's obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

     - our stockholders have approved and adopted the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock;

     - the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, as amended, if applicable to the merger, has been terminated or expired; and

     - no applicable law and no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court that prevents the consummation of the merger is in effect.

     CONDITIONS TO ANADARKO'S AND SUBCORP'S OBLIGATIONS. The obligations of Anadarko and Subcorp to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

     - our representations and warranties are true and correct (but without regard to any materiality qualifications or references to material adverse effect contained in any specific representation or warranty) as of the date of the merger agreement and as of the closing date (except representations and warranties that speak as of an earlier date, which must be true and correct as of that earlier date), except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects could not reasonably be expected to have a material adverse effect (as defined in the merger agreement) on us and our representation as to our capitalization is true and correct in all respects;

     - there is no action instituted by any governmental authority or other reputable person or entity in effect seeking to (1) restrain or prohibit the consummation of the merger, (2) prohibit or limit the ownership or operation by us, Anadarko or any of our respective subsidiaries or to compel us, Anadarko or any of our respective subsidiaries to dispose of or hold separate any material portion of the businesses or assets of Howell, Anadarko or any of our respective subsidiaries, (3) impose limitations on the ability of Anadarko to acquire or hold, or exercise full rights of ownership of the surviving corporation's capital stock or
       (4) prohibit Anadarko or its subsidiaries from controlling the businesses or operations of Anadarko or the surviving corporation;

     - no applicable law and no judgment, injunction, order or decree limits the ownership or operation by us, Anadarko or any of our respective subsidiaries of any material portion of the businesses or assets of Howell or Anadarko;

     - we have performed in all material respects each obligation and agreement and have complied in all material respects with each covenant under the merger agreement, and have furnished Anadarko with an officer's certificate to such effect; and

     - since the date of the merger agreement, no change, development, effect, condition, result, consequence, occurrence or circumstance, individually or in the aggregate, that has or could reasonably be expected to have a material adverse effect has occurred.

     As used in the merger agreement, "material adverse effect" means, with respect to Howell or Anadarko, any state of facts, change, development, effect, condition, result, consequence, occurrence or circumstance that has been or could reasonably be expected to be materially adverse to the business, assets, liabilities, properties, profitability, financial condition or results of operations of Howell and its subsidiaries or Anadarko and its subsidiaries, as applicable, in each case taken as a whole, except such state of facts, change, development, effect, condition, result, consequence, occurrence or circumstance which is attributable to changes in oil and/or gas prices.

     CONDITIONS TO HOWELL'S OBLIGATION. Our obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

     - Anadarko's and Subcorp's representations and warranties are true and correct (but without regard to any materiality qualifications or references to material adverse effect contained in any specific representation or warranty) as of the date of the merger agreement and as of the closing date (except representations and warranties that speak as of an earlier date, which must be true and correct as of that earlier date), except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not prevent Anadarko and Subcorp from consummating the merger; and

     - Anadarko has performed in all material respects each obligation and agreement and has complied in all material respects with each covenant under the merger agreement, and Anadarko has furnished us with an officer's certificate to such effect.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after stockholder approval has been obtained:

     - by mutual written consent of Howell and Anadarko;

     - by either Howell or Anadarko, if:

      - any law or regulation makes consummation of the merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court enjoins Howell or Anadarko from consummating the merger and such judgment is final and nonappealable;

      - the merger has not been consummated by February 28, 2003, except that this right to terminate is not applicable prior to the 60th day following the date this proxy statement is cleared by the Securities and Exchange Commission unless such clearance is not obtained by May 31, 2003; however, this termination right will not be available to any party whose failure to comply with the obligations under the merger agreement has caused the merger not to occur;

      - the requisite vote of our common stockholders to approve and adopt the merger agreement is not obtained; or

      - there has been a material breach by the other party of any of its representations, warranties, covenants or agreements contained in the merger agreement and such breach has not been cured; or

     - by Anadarko, if our board of directors:

      - withdraws, modifies or changes its recommendation of the merger in a manner adverse to Anadarko;

      - approves a competing transaction; or

      - refuses to affirm its recommendation of the merger within five business days of any written request by Anadarko.

TERMINATION FEES AND EXPENSES IF MERGER IS NOT COMPLETED

     We must pay to Anadarko a termination fee of $9,000,000, plus an amount not to exceed $1,000,000 for legal, accounting and investment banking fees, if the merger agreement is terminated because:

     - the merger has not been consummated by February 28, 2003 (or such other relevant date specified in the second bullet of "-- Termination of Merger Agreement" above) and a competing transaction has been announced or disclosed;

     - our board of directors withdraws, modifies or changes its recommendation in a manner adverse to Anadarko, approves a competing transaction or refuses to affirm its recommendation within five business days of any written request by Anadarko; or

     - the requisite vote of our common stockholders to approve and adopt the merger agreement is not obtained.

AMENDMENT, EXTENSION AND WAIVER

     The parties may amend the merger agreement at any time, whether before or after approval and adoption of the merger agreement by our stockholders. However, after receiving stockholder approval, no amendment may be made which by law requires further approval of our stockholders, unless we obtain that further approval. All amendments to the merger agreement must be in writing and signed by us, Anadarko and Subcorp.

     At any time before the completion of the merger, each of the parties to the merger agreement may, by written instrument:

     - extend the time for the performance of any of the obligations or other acts of the other parties;

     - waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

     - waive compliance with any of the agreements or conditions contained in the merger agreement.

SUPPORT/VOTING AGREEMENTS

     The following is a summary of the material terms of the support/voting agreements, which were entered into by Anadarko and certain of our directors, executive officers and other stockholders, including founding family members, in each case solely in their capacities as stockholders, on September 29, 2002, as an inducement to Anadarko to enter into the merger agreement. Stockholders who have signed a support/voting agreement in their individual and fiduciary capacities are Robert M. Ayres, Jr., Donald W. Clayton, Richard K. Hebert, Bradley Neilson Howell, David Lawrence Howell, Douglas Warren Howell, Steven Kendrick Howell and Evelyn E. Howell. As of the record date for the special meeting, the parties to these support/voting agreements collectively owned 2,811,438 shares of our common stock, which represented approximately 41% of the common stock outstanding on that date. These agreements enhance the likelihood that the requisite vote of our common stockholders in favor of approval and adoption of the merger agreement will be obtained.

     Pursuant to each support/voting agreement, the respective stockholder agreed not to transfer (nor permit any company, trust or other entity controlled by the stockholder to transfer) any of the shares of our common stock that he or she owns, or any securities convertible into our common stock, other than pursuant to the merger with Anadarko or with Anadarko's prior written consent. The respective stockholder also agreed to cooperate fully with Anadarko in connection with the merger.

     In addition, the support/voting agreement provides that each stockholder will not, and will not permit any company, trust or other entity controlled by the respective stockholder to, directly or indirectly, solicit, initiate, encourage or facilitate, or furnish or disclose nonpublic information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving us, or the acquisition of any of our capital stock or a material amount of our assets, or any acquisition by us of any material assets or capital stock of any other person, or any combination of the foregoing, or negotiate or engage in discussions with respect to any such competing transaction, or to assist in the effectuation of any such competing transaction.

     Each of the respective stockholders also agreed to have all of the shares owned or voted by such stockholder present at the special meeting, in person or by proxy, and to vote in favor of approval and adoption of the merger agreement and not in favor of any competing transaction. In addition, each of the respective stockholders agreed, at the request of Anadarko, to execute an irrevocable proxy and not terminate it prior to the termination of the support/voting agreement. However, none of the respective stockholders is prevented from taking or omitting to take any action, in any case, solely as a member of our board of directors, to the extent permitted under the merger agreement after consultation with, and receipt of advice from, outside counsel.

     Each support/voting agreement may be terminated by Anadarko and the respective stockholder at any time after the earlier of:

     - the termination of the merger agreement in accordance with its terms;

     - the effective time of the merger; and

     - the date 12 months from the date of the support/voting agreement.

     The support/voting agreement may also be terminated by the stockholder at any time if the merger agreement is amended without the stockholder's consent in a way that reduces the amount of the merger consideration or changes the form of payment of the merger consideration.

                     INFORMATION ABOUT ANADARKO AND SUBCORP

ANADARKO

     Anadarko is among the largest independent oil and gas exploration and production companies in the world, with 2.3 billion barrels of oil equivalent of proved reserves as of December 31, 2001. Anadarko's major areas of operations are located in the United States, primarily in Texas, Louisiana, the mid-continent region and the western states, Alaska and in the shallow and deep waters of the Gulf of Mexico, as well as in Canada and Algeria. Anadarko is also active in Venezuela, Qatar, Oman, Egypt, Australia, Tunisia and Gabon. Anadarko also actively markets natural gas, oil and natural gas liquids production and owns and operates gas gathering systems in its core producing areas. In addition, Anadarko engages in the hard minerals business through non-operated joint ventures and royalty arrangements in several coal, trona (natural soda ash) and industrial mineral mines located on lands within and adjacent to its Land Grant holdings primarily in Wyoming, Colorado and Utah.

     Anadarko's principal executive offices are located at 1201 Lake Robbins Dr., The Woodlands, Texas 77380, and its telephone number is (832) 636-1000.

SUBCORP

     Belair Merger Corp., a Delaware corporation and a wholly owned direct subsidiary of Anadarko, was formed solely for the purpose of effecting the merger with Howell and has not conducted any unrelated activities since its organization.

     Subcorp's principal executive offices are located at 1201 Lake Robbins Dr., The Woodlands, Texas 77380, and its telephone number is (832) 636-1000.

                            INFORMATION ABOUT HOWELL

GENERAL

     We are engaged in the exploration, production, acquisition and development of oil and gas properties. These operations are conducted in the United States.

     Our oil and gas exploration and production activities are conducted by Howell Petroleum Corporation (HPC), our wholly owned subsidiary, and are concentrated primarily in Wyoming. At December 31, 2001, our estimated proved reserves were 39.9 million barrels of oil and plant liquids and 32.8 billion cubic feet (BCF) of gas. Our core area and major producing areas include the Salt Creek and Elk Basin fields. These two major fields represent 36.8 million barrels of oil equivalent (MMBOE), or 81%, of our total proved reserves. Substantially all of our oil and natural gas production is sold on the spot market or pursuant to contracts priced according to the spot market. HPC has 119 employees.

     The oil and gas industry is highly competitive. Major oil and gas companies, independent operators, drilling and production purchase programs, and individual producers and operators are active bidders for desirable oil and gas properties, as well as the equipment and labor required to operate those properties. Many competitors have financial resources substantially greater, and staffs and facilities substantially larger, than ours.

     Our financial condition, cash flows, profitability, future rate of growth and ability to borrow funds or obtain additional capital, as well as the carrying value of our oil and natural gas properties, are substantially dependent upon the prevailing prices of, and demand for, oil and natural gas. The energy markets have historically been, and are likely to continue to be, volatile, and prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply and demand for oil and natural gas, market uncertainty and a variety of additional factors beyond our control. These factors include the level of consumer product demand, weather conditions, actions of the Organization of Petroleum Exporting Countries, domestic and foreign governmental regulations, political stability in the Middle East and other petroleum producing areas, foreign and domestic supply of oil and natural gas, price of foreign imports, price and availability of alternative fuels and overall economic conditions. A substantial or extended decline in oil and natural gas prices could have a material adverse effect on our financial position, results of operations, quantities of oil and natural gas reserves that may be economically produced, carrying value of our proved reserves, borrowing capacity and access to capital.

DIVIDENDS AND MARKET PRICE

     COMMON STOCK. Our common stock is traded on the New York Stock Exchange under the symbol HWL. As of November 4, 2002, 6,776,928 shares of common stock were issued and outstanding.

     The following table sets forth the high and low closing prices per share of our common stock during each quarter, as well as the amount of the regular quarterly cash dividend per share. Per share prices of our common stock have been restated to reflect the effect of 10% stock dividends paid in 2001 and 2002.

                                  COMMON STOCK

                                                                 PRICE
                                                            ---------------     CASH
FOR QUARTER ENDED:                                           HIGH     LOW     DIVIDENDS
------------------                                          ------   ------   ---------
March 31, 2000............................................  $ 6.15   $ 4.60     $0.04
June 30, 2000.............................................    8.52     5.37      0.04
September 30, 2000........................................   11.26     7.54      0.04
December 31, 2000.........................................   11.05     9.19      0.04
March 31, 2001............................................   13.50     9.13      0.04
June 30, 2001.............................................   13.68    10.36      0.04
September 30, 2001........................................   11.26     8.09      0.04
December 31, 2001.........................................   10.84     7.77      0.04
March 31, 2002............................................   11.86     9.73      0.04
June 30, 2002.............................................   13.75    10.60      0.04
September 30, 2002........................................   20.53    11.67      0.04

     As of November 4, 2002, the closing price of our common stock on The New York Stock Exchange was $20.72.

     Pursuant to the terms of the merger agreement, we are permitted to continue to pay regular quarterly common stock cash dividends of $0.04 per share in cash on our outstanding shares of common stock. Accordingly, on October 30, 2002 we declared a regular cash dividend on our common stock of $0.04 per share, payable on November 27, 2002 to holders of record on November 13, 2002. No assurance can be given, however, as to the timing and amount of any future dividends, which necessarily will depend on our earnings and financial needs, legal restraints and other considerations that our board of directors deems relevant. Furthermore, our ability to pay dividends on our common stock is currently subject to certain restrictions contained in our bank credit agreement.

     PREFERRED STOCK. Our $3.50 convertible preferred stock, Series A is traded on The Nasdaq Stock Market under the symbol HWLLP. We have the option to redeem the preferred stock at face value. The preferred stock is convertible into common stock at the option of the holder, at any time, at a conversion rate equal to approximately 3.67 common shares for each preferred share, with fractional shares paid in cash. As of September 30, 2002, 683,195 shares of preferred stock were issued and outstanding.

     The following table sets forth the high and low closing prices of our preferred stock during each quarter, as well as the amount of the regular quarterly cash dividend:

                                PREFERRED STOCK

                                                                 PRICE
                                                            ---------------     CASH
FOR QUARTER ENDED:                                           HIGH     LOW     DIVIDENDS
------------------                                          ------   ------   ---------
March 31, 2000............................................  $30.25   $25.63    $0.875
June 30, 2000.............................................   37.50    27.50     0.875
September 30, 2000........................................   45.13    33.75     0.875
December 31, 2000.........................................   45.50    39.00     0.875
March 31, 2001............................................   50.50    39.25     0.875
June 30, 2001.............................................   52.63    47.00     0.875
September 30, 2001........................................   47.75    39.00     0.875
December 31, 2001.........................................   46.00    37.54     0.875
March 31, 2002............................................   47.50    41.50     0.875
June 30, 2002.............................................   53.50    44.50     0.875
September 30, 2002........................................   75.56    47.25     0.875

     As of November 4, 2002, the closing price of our preferred stock on The Nasdaq Stock Market was $75.71.

     Dividends on the preferred stock are paid quarterly. Such dividends accrue and are cumulative. Holders of preferred stock have no voting rights except on matters affecting the rights of preferred stockholders. If at any time the equivalent of six quarterly dividends payable on the preferred stock are accrued and unpaid, the preferred stockholders will be entitled to elect two additional directors to our board of directors. We are current with respect to payment of preferred dividends.

     Pursuant to the terms of the merger agreement, we are permitted to continue to pay regular quarterly preferred stock cash dividends of $0.875 per share in cash on our outstanding shares of preferred stock, provided that the regular quarterly dividend of $0.875 per share in cash on the outstanding shares of preferred stock which would be paid on December 31, 2002 may not be declared prior to December 1, 2002, may not have a record date prior to December 11, 2002 and may not be paid if the merger is consummated on or prior to December 10, 2002. If the merger agreement is approved and adopted by the required vote of our common stockholders at the special meeting on December 6, 2002, subject to the satisfaction or waiver of the other conditions set forth in the merger agreement, we expect to consummate the merger on or prior to December 10, 2002. In such event, the regular quarterly dividend on our preferred stock for the fourth quarter of 2002 would not be paid.

     The merger consideration of $76.15 per share of preferred stock was obtained by multiplying the $20.75 per share amount to be paid to holders of our common stock by 3.67, the number of shares of common stock into which each outstanding share of preferred stock is convertible. Holders of preferred stock are not entitled to vote with respect to the merger but are entitled to appraisal rights if the merger is consummated. See "Information About the Special Meeting and Voting -- Appraisal Rights."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Holders of record of our common stock as of the close of business on November 4, 2002 will be entitled to one vote at the special meeting for each share of our common stock then held. As of that date, we had 6,776,928 shares of common stock issued and outstanding. The following table sets forth, as of the record date, information regarding the share ownership of each beneficial owner of more than 5% of our outstanding common stock, of each beneficial owner who is also a director or officer of Howell, and of all of our directors and officers as a group.

                                                               SHARES OF HOWELL        PERCENTAGE OF
                                                                 COMMON STOCK          HOWELL COMMON
BENEFICIAL OWNER                                             BENEFICIALLY OWNED(1)   STOCK OUTSTANDING
----------------                                             ---------------------   -----------------
Donald W. Clayton..........................................          471,717(2)             6.9
Richard K. Hebert..........................................          296,849(3)             4.4
Robert T. Moffett..........................................           74,861(4)             1.1
Allyn R. Skelton, II.......................................           36,522(5)               *
John E. Brewster, Jr. .....................................           65,332(6)               *
Robert M. Ayres, Jr. ......................................          262,117(7)             3.9
Ronald E. Hall.............................................           93,022(8)             1.4
Paul W. Murrill............................................           15,098(9)               *
Otis A. Singletary.........................................           27,077(10)              *
Ken C. Tamblyn.............................................            3,575(11)              *
Khoi V. Tran...............................................            8,745(12)              *
All directors and executive officers as a group (11
  persons).................................................        1,354,915(13)           19.2
Evelyn E. Howell...........................................        1,380,261(14)           20.1
Dimensional Fund Advisors Inc. ............................          538,686(15)            7.9
Fidelity Management & Research Company.....................          588,786(16)            8.7
Credit Suisse First Boston, Inc. ..........................          933,178(17)           12.1
Bradley N. Howell..........................................          357,687(18)            5.3
Gabelli Asset Management Inc...............................          572,860(19)            8.5

---------------

  *  Less than 1%.

 (1) Beneficial ownership is calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Shares of preferred stock are not entitled to vote with respect to approval and adoption of the merger agreement.

 (2) Includes 88,000 restricted shares which Mr. Clayton has the right to vote. He does not have dispositive power until the lapse of certain restrictions that burden such shares. Includes 20,185 shares which Mr. Clayton has the right to receive within 60 days should he elect to convert the 5,500 shares of Howell preferred stock held by him. Also includes 29,645 shares which Mr. Clayton has the right to acquire within 60 days pursuant to certain stock options. Mr. Clayton has entered into a support/voting agreement with Anadarko pursuant to which he has agreed, among other things, not to transfer any of his shares of Howell common stock or securities convertible into Howell common stock, and to cause all shares for which he has voting power to be voted in favor of the merger agreement at the special meeting. See "The Merger Agreement -- Support/Voting Agreements." Mr. Clayton's address is c/o Howell Corporation, 1111 Fannin Street, Suite 1500, Houston, Texas 77002.

 (3) Includes 88,000 restricted shares which Mr. Hebert has the right to vote. He does not have dispositive power until the lapse of certain restrictions that burden such shares. Also includes 29,645 shares which Mr. Hebert has the right to acquire within 60 days pursuant to certain stock options. Mr. Hebert has entered into a support/voting agreement with Anadarko pursuant to which he has agreed, among other things, not to transfer any of his shares of Howell common stock or securities convertible into Howell common stock, and to cause all shares for which he has voting power to be voted in favor of the merger agreement at the special meeting. See "The Merger Agreement -- Support/Voting Agreements."

 (4) Includes 11,550 restricted shares which Mr. Moffett has the right to vote. He does not have dispositive power until the lapse of certain restrictions that burden such shares. Also includes 58,721 shares which Mr. Moffett has the right to acquire within 60 days pursuant to certain stock options.

 (5) Includes 11,550 restricted shares which Mr. Skelton has the right to vote. He does not have dispositive power until the lapse of certain restrictions that burden such shares. Also includes 18,453 shares which Mr. Skelton has the right to acquire within 60 days pursuant to certain stock options.

 (6) Includes 6,930 restricted shares which Mr. Brewster has the right to vote. He does not have dispositive power until the lapse of certain restrictions that burden such shares. Also includes 484 shares held by Mr. Brewster as custodian for his children; 39,991 shares which he has the right to acquire within 60 days pursuant to certain stock options; and 4,404 shares which Mr. Brewster has the right to receive within 60 days should he elect to convert the 1,200 shares of Howell preferred stock held by him.

 (7) Includes 6,352 shares owned by the Shield-Ayres Foundation, as to which Mr. Ayres disclaims both voting and dispositive power, and 15,113 shares held by Mr. Ayres' wife, as to which he disclaims both voting and dispositive power. Includes 3,670 shares which Mr. Ayres has the right to receive within 60 days should he elect to convert the 1,000 shares of Howell preferred stock held by him. Also includes 1,788 shares which Mr. Ayres has the right to acquire within 60 days pursuant to certain stock options. Mr. Ayres has entered into a support/voting agreement with Anadarko pursuant to which he has agreed, among other things, not to transfer any of his shares of Howell common stock or securities convertible into Howell common stock, and to cause all shares for which he has voting power to be voted in favor of the merger agreement at the special meeting. See "The Merger
     Agreement -- Support/Voting Agreements."

 (8) Includes 62,288 shares which Mr. Hall has the right to acquire within 60 days pursuant to certain stock options.

 (9) Includes 13,888 shares which Dr. Murrill has the right to acquire within 60 days pursuant to certain stock options.

(10) Includes 726 shares held by Dr. and Mrs. Singletary, as to which Dr. Singletary shares voting and dispositive power, and 363 shares held by Dr. Singletary as custodian for minor children. Also includes 1,788 shares which Dr. Singletary has the right to acquire within 60 days pursuant to certain stock options.

(11) Includes 3,025 shares which Mr. Tamblyn has the right to acquire within 60 days pursuant to certain stock options.

(12) Includes 6,325 shares which Mr. Tran has the right to acquire within 60 days pursuant to certain stock options.

(13) Includes 265,557 shares which the Company's directors and executive officers have the right to acquire within 60 days pursuant to the exercise of certain stock options and the conversion of shares of Howell preferred stock.

(14) Includes 89,782 shares which Mrs. Howell has the right to acquire within 60 days pursuant to certain stock options and 53,845 shares which are owned by the Howell Foundation, as to which Mrs. Howell shares voting and dispositive power and which are not subject to Mrs. Howell's support/voting agreement. Mrs. Howell has entered into a support/voting agreement with Anadarko pursuant to which she has agreed, among other things, not to transfer any of her shares of Howell common stock or securities convertible into Howell common stock, and to cause all shares for which she has voting power to be voted in favor of the merger agreement at the special meeting. See "The Merger Agreement -- Support/Voting Agreements." Mrs. Howell's address is c/o Margolis, Phipps & Wright, 1400 Post Oak Blvd., Suite 900, Houston, Texas 77056.

(15) Dimensional Fund Advisors Inc. (DFA), a registered investment advisor, furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment adviser or manager, DFA possesses voting and/or investment power over 538,686 shares which are owned by the accounts it manages or advises. DFA disclaims beneficial ownership of all such shares. DFA's address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(16) Fidelity Management & Research Company (FMRC) is the beneficial owner of 588,786 shares as a result of acting as a registered investment advisor to various investment companies. The address of FMRC is 82 Devonshire Street, Boston, Massachusetts 02109.

(17) Represents the shares Credit Suisse First Boston, Inc. has the right to receive within 60 days should it elect to convert the 254,272 shares of Howell preferred stock held by it.

(18) Of these, 43,560 shares are held by Bradley N. Howell as custodian for minor children, 168,850 shares are held in trust for minor children and for himself, as to which he shares voting and dispositive power, and 17,720 shares are held by Bradley N. Howell's wife, as to which he disclaims both voting and dispositive power. Mr. Howell has entered into a support/voting agreement with Anadarko pursuant to which he has agreed, among other things, not to transfer any of his shares of Howell common stock or securities convertible into Howell common stock, and to cause all shares for which he has voting power to be voted in favor of the merger agreement at the special meeting. See "The Merger Agreement -- Support/Voting Agreements." Mr. Howell's address is c/o Margolis, Phipps & Wright, 1400 Post Oak Blvd., Suite 900, Houston, Texas 77056.

(19) This information is based solely on information contained in a Schedule 13D, as amended (the "Gabelli 13D"), filed with the Commission by Mario J. Gabelli, Marc J. Gabelli, MJG Associates, Inc. ("MJG"), Gabelli Group Capital Partners, Inc., Gabelli Assets Management Inc., Gabelli Funds, LLC, Gabelli Advisers, Inc., Gabelli Securities, Inc. ("GSI") and GAMCO Investors, Inc. ("GAMCO"). The Gabelli 13D was filed by Mario J. Gabelli, Marc J. Gabelli and various entities which either of them directly or indirectly controls or for which either of them acts as chief investment officer. MJG, GSI and GAMCO have sole voting and dispositive power over 500 shares, 359,660 shares and 212,700 shares, respectively, including shares of common stock issuable upon conversion of 66,660 shares of preferred stock owned by such persons. The persons filing the Gabelli 13D have disclaimed that they constitute a group within the meaning of the Exchange Act.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, that are intended to be covered by the safe harbors created thereby. To the extent that such statements are not recitations of historical fact, such statements constitute forward-looking statements which, by definition, involve risks and uncertainties. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished.

     The following are some but not all of the factors that could cause actual results or events to differ materially from those anticipated: failure of the requisite number of our stockholders voting to approve and adopt the merger agreement; the costs related to the merger; potential or actual litigation challenging the proposed transaction; general economic, financial and business conditions; energy prices; unanticipated environmental liabilities; changes in and compliance with governmental regulations; changes in tax laws; and actions of United States, foreign and local governments.

                          FUTURE STOCKHOLDER PROPOSALS

     We intend to hold an annual meeting in 2003 only if the merger is not completed. Any Howell stockholder intending to submit a proposal for inclusion in the proxy statement and form of proxy for our 2003 annual meeting of stockholders, in the event that it is held, must submit the proposal to our principal executive office sufficiently far in advance so that it is received by us no later than November 25, 2002 in order to meet the requirements of Rule 14a-8 of the General Rules and Regulations of the Exchange Act. Stockholders choosing not to use the procedures established in Rule 14a-8 must deliver the proposal to our principal executive office no later than February 8, 2003. All such proposals must be in conformity with all applicable legal provisions and the requirements of our bylaws.

                      WHERE YOU CAN FIND MORE INFORMATION

     Each of Howell and Anadarko file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our and Anadarko's SEC filings with the Securities and Exchange Commission are available to the public over the Internet at the web site of the Securities and Exchange Commission at http://www.sec.gov. You may also read and copy any document we file at the public reference rooms of the Securities and Exchange Commission in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms.

     You may also read reports, proxy statements and other information relating to Howell and Anadarko at the offices of the New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005.

     This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in such jurisdiction. You should rely only on the information contained in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

     THIS PROXY STATEMENT IS DATED NOVEMBER 7, 2002. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

     WE HAVE AUTHORIZED NO ONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE MERGER OR OUR COMPANY THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR IN THE DOCUMENTS WE HAVE PUBLICLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THEREFORE, IF ANYONE SHOULD GIVE YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

                                                                         ANNEX A
                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         ANADARKO PETROLEUM CORPORATION
                                  ("ANADARKO")

                              BELAIR MERGER CORP.
                  a wholly owned direct subsidiary of Anadarko
                                  ("SUBCORP")

                                      AND

                               HOWELL CORPORATION
                                   ("HOWELL")

                               SEPTEMBER 29, 2002

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
PRELIMINARY STATEMENTS..............................................   A-1
ARTICLE I.  THE MERGER..............................................   A-1
  1.1   The Merger..................................................   A-1
  1.2   Effective Time..............................................   A-1
  1.3   Effects of the Merger.......................................   A-2
  1.4   Certificate of Incorporation and By-laws....................   A-2
  1.5   Directors and Officers of the Surviving Corporation.........   A-2
  1.6   Additional Actions..........................................   A-2
ARTICLE II.  CONVERSION OF SECURITIES...............................   A-2
  2.1   Effect on Capital Stock.....................................   A-2
  2.2   Surrender and Payment.......................................   A-3
        (a)  Paying Agent...........................................   A-3
        (b)  Exchange Procedure.....................................   A-4
        (c)  Stock Transfer Books...................................   A-4
        (d)  No Liability...........................................   A-4
        (e)  Lost Certificates......................................   A-5
        (f)  No Further Ownership Rights in Howell Common Stock.....   A-5
        (g)  Withholding Rights.....................................   A-5
  2.3   Treatment of Stock Options; Restricted Stock................   A-5
ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF ANADARKO AND
  SUBCORP...........................................................   A-6
  3.1   Organization and Standing...................................   A-6
  3.2   Corporate Power and Authority...............................   A-6
  3.3   Conflicts; Consents and Approvals...........................   A-6
  3.4   Brokerage and Finders' Fees.................................   A-6
  3.5   Proxy Statement.............................................   A-7
  3.6   Funds.......................................................   A-7
ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF HOWELL...............   A-7
  4.1   Organization and Standing...................................   A-7
  4.2   Subsidiaries................................................   A-7
  4.3   Corporate Power and Authority...............................   A-8
  4.4   Capitalization of Howell....................................   A-8
  4.5   Conflicts; Consents and Approvals...........................   A-9
  4.6   Brokerage and Finders' Fees; Expenses.......................  A-10
  4.7   Howell SEC Documents........................................  A-10
  4.8.  Proxy Statement.............................................  A-10
  4.9   Compliance with Law.........................................  A-10
  4.10  Litigation..................................................  A-11
  4.11  No Material Adverse Change..................................  A-11
  4.12  Taxes.......................................................  A-11
  4.13  Intellectual Property.......................................  A-12
  4.14  Title to and Condition of Properties........................  A-12
  4.15  Employee Benefit Plans......................................  A-13

                                                                      PAGE
                                                                      ----
  4.16  Contracts...................................................  A-15
  4.17  Labor Matters...............................................  A-17
  4.18  Undisclosed Liabilities.....................................  A-17
  4.19  Operation of Howell's Business; Relationships...............  A-17
  4.20  Permits; Compliance.........................................  A-17
  4.21  Environmental Matters.......................................  A-17
  4.22  Accounts Receivable.........................................  A-18
  4.23  Insurance...................................................  A-18
  4.24  Opinion of Financial Advisor................................  A-18
  4.25  Board Recommendation; Required Vote.........................  A-18
  4.26  Section 203 of the DGCL.....................................  A-19
ARTICLE V.  COVENANTS OF THE PARTIES................................  A-19
  5.1   Mutual Covenants............................................  A-19
        (a)  HSR Act Filings; Reasonable Efforts; Notification......  A-19
        (b)  Public Announcements...................................  A-20
        (c)  Obligations of Anadarko and Howell.....................  A-21
        (d)  Conveyance Taxes.......................................  A-21
  5.2   Covenants of Anadarko.......................................  A-21
        (a)  Information for the Preparation of the Proxy             A-21
        Statement...................................................
        (b)  Indemnification; Directors' and Officers' Insurance....  A-21
        (c)  Employee Benefit Matters...............................  A-21
  5.3   Covenants of Howell.........................................  A-22
        (a)  Howell Stockholders Meeting............................  A-22
        (b)  Preparation of the Proxy Statement.....................  A-23
        (c)  Conduct of Howell's Operations.........................  A-23
        (d)  No Solicitation........................................  A-25
        (e)  Howell Convertible Preferred Stock.....................  A-26
        (f)  Access.................................................  A-26
        (g)  Advice of Changes; Subsequent Financial Statements.....  A-27
ARTICLE VI.  CONDITIONS TO THE MERGER...............................  A-27
  6.1   Conditions to the Obligations of Each Party.................  A-27
  6.2   Conditions to the Obligations of Anadarko and Subcorp.......  A-27
  6.3   Conditions to the Obligations Howell........................  A-28
ARTICLE VII.  TERMINATION AND AMENDMENT.............................  A-28
  7.1   Termination.................................................  A-28
  7.2   Effect of Termination.......................................  A-29
  7.3   Amendment...................................................  A-29
  7.4   Extension; Waiver...........................................  A-30
ARTICLE VIII.  MISCELLANEOUS........................................  A-30
  8.1   Survival of Representations and Warranties..................  A-30
  8.2   Notices.....................................................  A-30
  8.3   Interpretation..............................................  A-30
  8.4   Counterparts................................................  A-31
  8.5   Entire Agreement............................................  A-31

                                                                      PAGE
                                                                      ----
  8.6   Third-Party Beneficiaries...................................  A-31
  8.7   Governing Law...............................................  A-31
  8.8   Consent to Jurisdiction; Venue..............................  A-31
  8.9   Specific Performance........................................  A-32
  8.10  Assignment..................................................  A-32
  8.11  Expenses....................................................  A-32

                             INDEX OF DEFINED TERMS

DEFINED TERM                                                  SECTION
------------                                                  -------
Action......................................................  4.10
Affected Employees..........................................  5.2(c)(i)
Agreement...................................................  Preamble
AMI.........................................................  4.16(r)
Anadarko....................................................  Preamble
Anadarko Disclosure Schedule................................  3.3(d)(iii)
Antitrust Laws..............................................  5.1(a)(ii)
Applicable Laws.............................................  2.2(d)
Appraisal Shares............................................  2.1(f)
Certificate.................................................  2.1(b)
Certificate of Merger.......................................  1.2
Closing.....................................................  1.2
Closing Date................................................  1.2
Code........................................................  2.2(g)
Commission..................................................  4.7
Competing Transaction.......................................  5.3(d)
Confidentiality Agreement...................................  5.3(d)
Contract....................................................  4.16
Controlled Group Liability..................................  4.15(a)
Costs.......................................................  7.2
Delaware Secretary of State.................................  1.2
DGCL........................................................  1.1
Effective Time..............................................  1.2
Environmental Law...........................................  4.21
Environmental Permit........................................  4.21
ERISA.......................................................  4.15(a)
ERISA Affiliate.............................................  4.15(a)
Exchange Act................................................  4.7
Exchange Fund...............................................  2.2(a)
DGCL........................................................  1.1
GAAP........................................................  4.7
Governmental Authority......................................  3.3(d)
Hazardous Materials.........................................  4.21
Howell......................................................  Preamble
Howell Board Recommendation.................................  4.25
Howell By-laws..............................................  4.1
Howell Certificate..........................................  4.1
Howell Certificate of Designations..........................  4.4
Howell Common Stock.........................................  4.4
Howell Convertible Preferred Stock..........................  4.4
Howell Disclosure Schedule..................................  4.1
Howell Option...............................................  2.3(a)
Howell Optionholder.........................................  2.3(a)

DEFINED TERM                                                  SECTION
------------                                                  -------
Howell Permits..............................................  4.20
Howell Restricted Stock.....................................  4.4
Howell SEC Documents........................................  4.7
Howell Stock Plans..........................................  4.4
Howell Stockholders.........................................  2.2(a)
Howell Stockholders Meeting.................................  5.3(a)
HSR Act.....................................................  3.3(d)(i)
Indemnified Liabilities.....................................  5.2(b)(i)
Indemnified Party...........................................  5.2(b)(i)
Indemnified Parties.........................................  5.2(b)(i)
Intellectual Property Rights................................  4.13
Knowledge...................................................  8.3
Material Adverse Effect.....................................  8.3
Merger......................................................  Preliminary Statement A
Merger Consideration........................................  Preliminary Statement A
Multiemployer Plan..........................................  4.15(f)
Multiple Employer Plan......................................  4.15(f)
NYSE........................................................  4.7
Paying Agent................................................  2.2(a)
Plans.......................................................  4.15(a)
Preferred Certificate.......................................  2.1(b)
Preferred Merger Consideration..............................  Preliminary Statement A
Properties..................................................  4.14
Proxy Statement.............................................  5.3(b)
Qualified Plan..............................................  4.15(c)
Release.....................................................  4.21
Section 262.................................................  2.1(f)
Securities Act..............................................  4.7
Subcorp.....................................................  Preamble
Subcorp Common Stock........................................  2.1(a)
subsidiary..................................................  8.3
Superior Proposal...........................................  5.3(d)
Support Agreements..........................................  4.26
Surviving Corporation.......................................  1.1
Tax Returns.................................................  4.12(e)
Taxes.......................................................  4.12(f)
Withdrawal Liability........................................  4.15(a)

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 29th day of September 2002, by and among Anadarko Petroleum Corporation, a Delaware corporation ("Anadarko"), Belair Merger Corp., a Delaware corporation and a wholly owned subsidiary of Anadarko ("Subcorp"), and Howell Corporation, a Delaware corporation ("Howell").

                             PRELIMINARY STATEMENTS

     A. Anadarko desires to combine its businesses with the businesses operated by Howell through the merger of Subcorp with and into Howell, with Howell as the surviving corporation (the "Merger"), pursuant to which (i) each share of Howell Common Stock (as defined in Section 4.4) issued and outstanding at the Effective Time (as defined in Section 1.2), other than the shares of Howell Common Stock owned by Anadarko, Subcorp or Howell (or any of their respective direct or indirect wholly owned subsidiaries (as defined in Section 8.3) other than as described in Section 2.1(e)) and other than the Appraisal Shares (as defined in
Section 2.1(f)) will be converted into the right to receive in cash, without interest, $20.75 per share of Howell Common Stock (the "Merger Consideration") and (ii) each share of Howell Convertible Preferred Stock (as defined in Section 4.4) issued and outstanding at the Effective Time other than the shares of Howell Convertible Preferred Stock owned by Anadarko, Subcorp or Howell (or any of their respective direct or indirect wholly owned subsidiaries) and other than the Appraisal Shares will be converted into the right to receive in cash, without interest, $76.15 per share of Howell Convertible Preferred Stock (the "Preferred Merger Consideration"), all as more fully provided in this Agreement.

     B. The respective Boards of Directors of Anadarko, Subcorp and Howell have determined the Merger in the manner contemplated in this Agreement to be advisable and in the best interests of their respective stockholders, and, by resolutions duly adopted, have approved and adopted this Agreement.

     C. Concurrently with the execution of this Agreement, and as a condition and inducement to Anadarko's willingness to enter into this Agreement, certain holders of Howell Common Stock and Howell Convertible Preferred Stock are entering into Support Agreements (as defined in Section 4.26) with Anadarko.

                                   AGREEMENT

     Now, therefore, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties to this Agreement agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), Subcorp shall be merged with and into Howell at the Effective Time. As a result of the Merger, the separate corporate existence of Subcorp shall cease and Howell shall continue its existence under the laws of the State of Delaware. Howell, in its capacity as the corporation surviving the Merger, is sometimes referred to as the "Surviving Corporation".

     1.2. Effective Time. As promptly as possible on the Closing Date (as defined below), the parties to this Agreement shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with Section 251 of the DGCL. The Merger shall become effective when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by Anadarko and Howell and specified in the Certificate of Merger (the "Effective Time"). Prior to the filing referred to in this
Section 1.2, a closing (the "Closing") shall be held at the offices of Anadarko, or such other place as the parties to this Agreement may agree, as soon as practicable following the date upon which all conditions set forth in Article VI that are capable of being satisfied prior to the Closing have been satisfied or waived, or at such other date as Anadarko and Howell may agree; provided that the conditions set forth in Article VI that are capable of being satisfied prior to the Closing have been satisfied or waived at or prior to such date, and provided, further, that the Closing shall be delayed if and only for so long as necessary if a banking moratorium, act of terrorism or war (whether or not declared) affecting United States banking or financial markets generally prevents the Closing (such date, the "Closing Date").

     1.3. Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

     1.4. Certificate of Incorporation and By-laws. The Certificate of Merger shall provide that, at the Effective Time, (a) the Surviving Corporation's Certificate of Incorporation as in effect immediately prior to the Effective Time shall continue as the Certificate of Incorporation of the Surviving Corporation, and (b) Subcorp's By-laws in effect immediately prior to the Effective Time shall be Surviving Corporation's By-laws; in each case, until amended in accordance with the DGCL.

     1.5. Directors and Officers of the Surviving Corporation. From and after the Effective Time, the officers of Subcorp immediately prior to the Effective Time shall be the officers of the Surviving Corporation, and the directors of Subcorp immediately prior to the Effective Time shall be the directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified. On or prior to the Closing Date, Howell shall deliver to Anadarko evidence satisfactory to Anadarko of the resignations of the directors of Howell, such resignations to be effective as of the Effective Time.

     1.6. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to
(a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Howell or (b) otherwise carry out the provisions of this Agreement, Howell and the officers and directors of Howell shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney, and the Surviving Corporation and the officers and directors of the Surviving Corporation will be authorized in the name of and on behalf of Howell, to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Howell or otherwise to take any and all such action.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     2.1. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Anadarko, Subcorp or Howell or their respective stockholders, as applicable:

          (a) Each share of common stock, $0.01 par value, of Subcorp ("Subcorp Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation. Except as provided in Section 2.1(e), such newly issued shares shall thereafter constitute all of the issued and outstanding Surviving Corporation capital stock.

          (b) Subject to the other provisions of this Article II, each share of Howell Common Stock issued and outstanding immediately prior to the Effective Time, excluding any shares of Howell Common Stock owned by Anadarko, Subcorp or Howell or any of their respective subsidiaries, shall be converted into and represent the right to receive in cash, without interest, an amount equal to the Merger Consideration. At the Effective Time, all shares of Howell Common Stock (other than shares owned by a subsidiary of Howell, which shares shall be converted into shares of the Surviving Corporation pursuant to Section 2.1(e) of this Agreement) no longer shall be outstanding and automatically shall be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any shares of Howell Common Stock (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

          (c) Subject to the other provisions of this Article II, each share of Howell Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive in cash, without interest, an amount equal to the Preferred Merger Consideration. At the Effective Time, all shares of Howell Convertible Preferred Stock no longer shall be outstanding and automatically shall be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any shares of Howell Convertible Preferred Stock (a "Preferred Certificate") shall cease to have any rights with respect thereto, except the right to receive the Preferred Merger Consideration.

          (d) Each share of Howell capital stock held in the treasury of Howell automatically shall be cancelled and retired, and no payment shall be made in respect thereof.

          (e) Each share of Howell Common Stock owned by a subsidiary of Howell shall be converted into a number of shares of fully paid and nonassessable shares of common stock of the Surviving Corporation equal to the product of
     (i) the number of shares of Subcorp Common Stock issued and outstanding immediately prior to the Effective Time and (ii) a fraction, the numerator of which is one and the denominator of which is equal to the excess of (A) the sum of (I) the total number of shares of Howell Common Stock issued and outstanding immediately prior to the Effective Time and (II) the total number of shares of Howell Common Stock into which all shares of Howell Convertible Preferred Stock are convertible pursuant to their terms immediately prior to the Effective Time over (B) the total number of shares of Howell Common Stock owned by subsidiaries of Howell in the aggregate immediately prior to the Effective Time.

          (f) Notwithstanding anything in this Agreement to the contrary, the shares of Howell Common Stock or Howell Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time that are held by any Howell Stockholder that is entitled to demand and properly demands appraisal of shares of Howell Common Stock or Howell Convertible Preferred Stock, as the case may be, pursuant to, and that complies in all respects with, the provisions of Section 262 of the DGCL ("Section 262") (the "Appraisal Shares") shall not be converted into the right to receive the Merger Consideration or the Preferred Merger Consideration, as the case may be, as provided in Section 2.1(b) or (c), respectively, but, instead, such Howell Stockholder shall be entitled to such rights (but only such rights) as are granted by Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and, except as otherwise provided by Applicable Laws (as defined in Section 2.2(d)), each holder of Appraisal Shares shall cease to have any rights with respect to the Appraisal Shares other than such rights as are granted by Section 262. Notwithstanding the foregoing, if any such Howell Stockholder shall fail to validly perfect or shall otherwise waive, withdraw or lose the right to appraisal under Section 262 or if a court of competent jurisdiction shall determine that such Howell Stockholder is not entitled to the relief provided by Section 262, then the rights of such Howell Stockholder under Section 262 shall cease, and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration or the Preferred Merger Consideration, as the case may be, as provided in Section 2.1(b) or (c) respectively. Howell shall give prompt notice to Anadarko of any demands for appraisal of any shares of Howell Common Stock or Howell Convertible Preferred Stock, and Anadarko shall have the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Howell shall not, without the prior written consent of Anadarko, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

     2.2.  Surrender and Payment.

     (a) Paying Agent. Prior to the Effective Time, for the benefit of the holders of Howell Common Stock and Howell Convertible Preferred Stock (such holders collectively, the "Howell Stockholders"), Anadarko shall designate, or shall cause to be designated (pursuant to an agreement in form and substance reasonably acceptable to Anadarko), Mellon Investor Services or another bank or trust company to act as agent for the payment of the Merger Consideration and the Preferred Merger Consideration in respect of Certificates and Preferred Certificates, respectively, upon surrender of Certificates and Preferred Certificates, respectively, in accordance with this Article II from time to time after the Effective Time (the "Paying Agent"). Promptly after the Effective Time, Anadarko shall deposit, or cause Subcorp to deposit, with the Paying Agent cash in amounts sufficient for the payment of the Merger Consideration and the Preferred Merger Consideration, pursuant to Section 2.1(b) and (c), respectively, upon surrender of the Certificates and Preferred Certificates, respectively (such cash, the "Exchange Fund"). The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Anadarko, on a daily basis. Any interest and other income resulting from investments shall be paid to Anadarko upon termination of the Exchange Fund pursuant to Section 2.2(d).

     (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of one or more Certificates or Preferred Certificates (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or the Preferred Certificates held by such Howell Stockholder shall pass, only upon proper delivery of the Certificates or the Preferred Certificates to the Paying Agent and shall be in such form and have such other customary provisions as Anadarko may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates and the Preferred Certificates in exchange for the Merger Consideration or the Preferred Merger Consideration, as the case may be. Upon surrender of a Certificate or a Preferred Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Anadarko, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Preferred Certificates shall be entitled to receive in exchange therefor the amount of cash into which the shares of Howell Common Stock or Howell Convertible Preferred Stock, as the case may be, formerly represented by the Certificate or the Preferred Certificate, respectively, shall have been converted pursuant to Section 2.1(b) or (c), respectively, and the Certificate or the Preferred Certificate so surrendered shall be cancelled. In the event of a transfer of ownership of Howell Common Stock or Howell Convertible Preferred Stock, as the case may be, that is not registered in the stock transfer books of Howell, the proper amount of cash may be paid in exchange therefor to a person other than the person in whose name the Certificate or the Preferred Certificate so surrendered is registered if such Certificate or Preferred Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of the Certificate or the Preferred Certificate, as the case may be, or establish to the satisfaction of Anadarko that the Tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Preferred Certificate.

     (c) Stock Transfer Books. At the close of business on the day on which the Effective Time occurs, the stock transfer books of Howell shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Howell Common Stock or Howell Convertible Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Preferred Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this Article II.

     (d) No Liability. None of Anadarko, Subcorp, Howell or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Exchange Fund held by the Paying Agent for payment to the holders of unsurrendered Certificates and Preferred Certificates and unclaimed four months after the Effective Time shall be returned to Anadarko, after which time any holder of unsurrendered Certificates or Preferred Certificates shall look as a general creditor only to Anadarko for payment of the funds which the holder of unsurrendered Certificates or Preferred Certificates may be owed, subject to Applicable Laws. If any Certificates or Preferred Certificates shall not have been surrendered prior to seven years after the Effective Time, any such cash, dividends or distributions in respect of such Certificates or Preferred Certificates shall, to the extent permitted by all applicable laws, statutes, orders, rules, regulations or policies promulgated by, or judgments, decisions or orders entered by, any Governmental Authority (as defined in Section 3.3(d)), in each case, to the extent applicable (collectively, "Applicable Laws"), become the property of Anadarko, free and clear of all claims or interest of any person previously entitled thereto.

     (e) Lost Certificates. If any Certificate or Preferred Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming a Certificate or Preferred Certificate to be lost, stolen or destroyed, and, if required by Anadarko or the Surviving Corporation, the posting by such person of a bond in such reasonable amount as Anadarko or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate or Preferred Certificate, the Paying Agent shall pay, in respect of the lost, stolen or destroyed Certificate or Preferred Certificate, the Merger Consideration or the Preferred Merger Consideration, respectively.

     (f) No Further Ownership Rights in Howell Common Stock. The Merger Consideration and the Preferred Merger Consideration paid in accordance with the terms of this Article II in respect of Certificates or Preferred Certificates, as the case may be, that have been surrendered in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Howell Common Stock or Howell Convertible Preferred Stock represented thereby.

     (g) Withholding Rights. Each of the Surviving Corporation and Anadarko shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any Howell Stockholders such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (together with the rules and regulations thereunder, the "Code"), or any provision of state or local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation or Anadarko, as the case may be, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Howell Stockholders in respect of which the deduction and withholding were made by the Surviving Corporation or Anadarko, as the case may be.

     2.3.  Treatment of Stock Options; Restricted Stock.

     (a) At the Effective Time, each unexpired and unexercised outstanding option to purchase shares of Howell Common Stock issued or granted as of the date of this Agreement under the Howell Stock Plans (as defined in Section 4.4), whether or not vested or exercisable in accordance with its terms, which is listed in Section 4.4 to the Howell Disclosure Schedule (as defined in Section 4.1) (each, a "Howell Option") will by virtue of the Merger and without any action on the part of any holder of a Howell Option (each, a "Howell Optionholder") be cancelled as of the Effective Time solely in exchange for the right to receive as soon as reasonably practicable following the Effective Time an amount in cash (less any applicable withholding taxes) equal to the product of (i) the number of shares of Howell Common Stock subject to such Howell Option immediately prior to the Effective Time, and (ii) the amount by which (A) the Merger Consideration exceeds (B) the exercise price per share of Howell Common Stock subject to such Howell Option. Prior to the Effective Time, Howell shall take any and all actions necessary to effectuate this Section 2.3(a).

     (b) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Howell Restricted Stock (as defined in Section 4.4), each share of Howell Restricted Stock, whether or not vested or forfeitable in accordance with its terms, which is listed in Section 4.4 to the Howell Disclosure Schedule (including the name of the stockholder, number of shares of Howell Restricted Stock and vesting schedule with respect thereto) shall automatically be cancelled solely in exchange for the right to receive as soon as reasonably practicable following the Effective Time an amount in cash (less any applicable withholding taxes) equal to the Merger Consideration.

     (c) The Howell Stock Plans shall terminate as of the Effective Time, and the provisions in any other Plan providing for the issuance, transfer or grant of any capital stock of Howell or any interest in respect of any capital stock of Howell (including any "phantom" stock or stock appreciation rights) shall be deleted as of the Effective Time, and Howell shall ensure that following the Effective Time no holder of a Howell Option or any participant in any Howell Stock Plan or other Plan shall have any right thereunder to acquire any capital stock (including any "phantom" stock or stock appreciation rights) of Howell or the Surviving Corporation.

                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF ANADARKO AND SUBCORP

     In order to induce Howell to enter into this Agreement, Anadarko and Subcorp represent and warrant to Howell that the statements contained in this
Article III are true, correct and complete.

     3.1. Organization and Standing. Each of Anadarko and Subcorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its businesses as and where now owned, leased, used, operated and conducted.

     3.2. Corporate Power and Authority. Each of Anadarko and Subcorp has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Anadarko and Subcorp have been duly authorized by all necessary corporate action on the part of each of Anadarko and Subcorp. This Agreement has been duly executed and delivered by each of Anadarko and Subcorp and constitutes the legal, valid and binding obligation of each of Subcorp and Anadarko enforceable against each of Subcorp and Anadarko in accordance with its terms.

     3.3. Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by Anadarko or Subcorp nor the consummation of the transactions contemplated by this Agreement will:

          (a) conflict with, or result in a breach of, any provision of Anadarko's Restated Certificate of Incorporation, as amended, or Anadarko's By-laws, as amended, or Subcorp's Certificate of Incorporation or Subcorp's By-laws;

          (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any individual or entity (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Anadarko or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Anadarko or any of its subsidiaries is a party;

          (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Anadarko or any of its subsidiaries or their respective properties or assets; or

          (d) require any action or consent or approval of, or review by, or registration or filing by Anadarko or any of its affiliates with, any third party or any local, domestic, foreign or multinational court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a "Governmental Authority"), other than (i) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations thereunder, the "HSR Act"), if applicable, (ii) registrations or other actions required under United States federal and state securities laws as are contemplated by this Agreement, or (iii) consents or approvals of any Governmental Authority set forth in Section 3.3 to the disclosure schedule delivered by Anadarko to Howell and dated the date of this Agreement (the "Anadarko Disclosure Schedule");

except in the case of Section 3.3(b) as is set forth in Section 3.3(b) to the Anadarko Disclosure Schedule, and in the case of Sections 3.3(c) and 3.3(d) for any of the foregoing that could not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3) on Anadarko or a material adverse effect on the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement.

     3.4. Brokerage and Finders' Fees. Except as set forth in Section 3.4 to the Anadarko Disclosure Schedule, neither Anadarko nor any stockholder, director, officer or employee of Anadarko has incurred or will incur on behalf of Anadarko any brokerage, finders', advisory or similar fee in connection with the transactions contemplated by this Agreement.

     3.5. Proxy Statement. None of the information supplied or to be supplied in writing by Anadarko or Subcorp for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 5.3(b)) will, at the date the Proxy Statement is mailed to holders of Howell Common Stock or at the time of the Howell Stockholders Meeting (as defined in Section 5.3(a)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary, in order to make the statements therein in light of the circumstances under which they are made, not misleading.

     3.6. Funds. Anadarko will have sufficient funds for the payment of the Merger Consideration and the Preferred Merger Consideration in accordance with the terms of this Agreement.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF HOWELL

     In order to induce Subcorp and Anadarko to enter into this Agreement, Howell hereby represents and warrants to Anadarko and Subcorp that the statements contained in this Article IV are true, correct and complete.

     4.1. Organization and Standing. Howell is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its businesses as and where now owned, leased, used, operated and conducted. Each of Howell's subsidiaries is an organization duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its businesses as and where now owned, leased, used, operated and conducted. Howell and each of its subsidiaries are duly qualified to do business and are in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect on Howell. Howell is not in default in the performance, observance or fulfillment of any provision of Howell's Restated Certificate of Incorporation, as amended, including the Howell Certificate of Designations (as defined in Section 4.4), as in effect on the date of this Agreement (the "Howell Certificate") or Howell's By-laws, as amended, as in effect on the date of this Agreement (the "Howell By-laws"), and none of Howell's subsidiaries is in default in the performance, observance or fulfillment of any provision of its certificate of incorporation or by-laws. Howell has heretofore made available to Anadarko in written form complete and correct copies of the Howell Certificate and the Howell By-laws and the certificates of incorporation and by-laws for each of its subsidiaries. Section 4.1 to the disclosure schedule delivered by Howell to Anadarko and dated the date of this Agreement (the "Howell Disclosure Schedule") sets forth a true and accurate list of each jurisdiction in which Howell or any of its subsidiaries is qualified to do business and discloses whether Howell (or any of its subsidiaries) is in good standing in such jurisdiction.

     4.2. Subsidiaries. Except as set forth in Section 4.2 to the Howell Disclosure Schedule, Howell owns, directly or indirectly, each of the outstanding shares of capital stock (or other securities having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of its subsidiaries, all of which are in corporate form. Howell does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the subsidiaries set forth in
Section 4.2 to the Howell Disclosure Schedule, and other interests which (i) are immaterial in amount, (ii) are immaterial to the businesses or operations of Howell or any of its subsidiaries, (iii) are immaterial to the ownership of assets of Howell or any of its subsidiaries, and (iv) do not give rise to liabilities or obligations of, or restrictions on, Howell or any of its subsidiaries, except for those liabilities or obligations or restrictions which are immaterial. Except as set forth in Section 4.2 to the Howell Disclosure Schedule and except for nominal amounts due to electrical cooperatives, Howell is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity or any other person. Each of the outstanding shares of capital stock of each of Howell's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Howell free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each of Howell's subsidiaries is set forth in Section 4.2 to the Howell Disclosure Schedule, as applicable: (a) its name and jurisdiction of incorporation or organization; (b) its authorized capital stock or share capital; and (c) the number of issued and outstanding shares of capital stock or share capital and the record owner(s) thereof. Other than as set forth in Section 4.2 to the Howell Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, phantom stock rights, stock appreciation rights, stock-based performance units, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any of Howell's subsidiaries or that give any person or entity the right to receive any economic benefit or right similar to or derived from the economic benefits or rights of the capital stock of one or more subsidiaries of Howell, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock of any of Howell's subsidiaries, and neither Howell nor any of its subsidiaries has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of any of Howell's subsidiaries or any predecessor thereof.

     4.3. Corporate Power and Authority. Howell has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement, and, subject to adoption of this Agreement and the transactions contemplated by this Agreement by the holders of Howell Common Stock, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Howell have been duly authorized by all necessary corporate action on the part of Howell, subject to adoption of this Agreement and the transactions contemplated by this Agreement by the holders of Howell Common Stock. This Agreement has been duly executed and delivered by Howell, and constitutes the legal, valid and binding obligation of Howell enforceable against Howell in accordance with its terms.

     4.4. Capitalization of Howell. (a) As of the date of this Agreement, Howell's authorized capital stock consisted solely of (a) 50,000,000 shares of common stock, par value $1.00 per share ("Howell Common Stock"), of which (i) 6,499,210 shares were issued and outstanding (excluding the shares set forth in clauses (ii) , (iii) and (iv) of this Section 4.4(a)), (ii) 11,900 shares were issued and held by a subsidiary of Howell, (which does not include the shares reserved for issuance set forth in clause (iii) below), (iii) 943,968 shares were reserved for issuance upon the exercise of outstanding Howell Options pursuant to Howell's 1988 Stock Option Plan, Omnibus Stock Awards and Incentive Plan, Nonqualified Stock Option Plan for Non-Employee Directors, 1997 Nonqualified Stock Option Plan and any other plan pursuant to which any outstanding options to purchase Howell Common Stock were or may be granted (the "Howell Stock Plans"), (iv) 224,510 shares of Howell Common Stock were subject to outstanding restricted stock awards issued under either the Howell Stock Plans or issued pursuant to Howell's other restricted stock agreements (the "Howell Restricted Stock"), and (v) 2,532,300 shares were reserved for issuance upon conversion of the outstanding shares of Howell Convertible Preferred Stock, and (b) 3,000,000 shares of preferred stock, par value $1.00 per share, of which 690,000 shares designated as $3.50 Convertible Preferred Stock, Series A (the "Howell Convertible Preferred Stock") pursuant to the Certificate of Designations dated April 19, 1993 (the "Howell Certificate of Designations"), were issued and outstanding. Except as specified in the preceding sentence, no shares of capital stock of Howell were authorized or were issued and outstanding or reserved for future issuance under any agreement, arrangement or understanding. The "Conversion Price" for each share of Howell Convertible Preferred Stock, within the meaning of Section 3(b) of the Howell Certificate of Designations, as determined and adjusted in accordance with the Howell Certificate of Designations, is $13.64.

     (b) Each outstanding share of Howell capital stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Other than as set forth in the first sentence of this Section 4.4, or in Section 4.4 to the Howell Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, phantom stock rights, stock appreciation rights, stock-based performance units, agreements, understandings, claims or other commitments or rights of any type granted or entered into by Howell or any of its subsidiaries relating to the issuance, sale, repurchase or transfer of any securities of Howell or that give any person or entity the right to receive any economic benefit or right similar to or derived from the economic benefits and rights of capital stock of Howell, nor are there outstanding any securities that are convertible into or exchangeable for any shares of Howell capital stock, and neither Howell nor any of its subsidiaries has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of Howell or any predecessor. Except as set forth in Section 4.4 to the Howell Disclosure Schedule, no subsidiary of Howell owns any shares of Howell Common Stock or Howell Convertible Preferred Stock, and no shares of Howell Common Stock or Howell Convertible Preferred Stock are held in treasury.
Section 4.4 to the Howell Disclosure Schedule accurately sets forth (i) any repurchases of shares of Howell capital stock since January 1, 2002, including the date, price, quantity and, if known, identity of the selling stockholder, and (ii) the aggregate repurchases of shares of Howell capital stock in 2001, including the total quantity of shares repurchased and the aggregate price thereof. The issuance, sale and repurchase by Howell of all of the shares of capital stock described in this Section 4.4 have been in compliance with United States federal and state securities laws and Delaware law.

     (c) Section 4.4 to the Howell Disclosure Schedule accurately sets forth the names of all Howell Optionholders, and the number of shares of Howell capital stock issuable upon exercise of all Howell Options (including for each Howell Optionholder the exercise price and vesting schedule with respect to each Howell Option and whether the Howell Option is intended to qualify as an "incentive stock option" (within the meaning of Section 422 of the Code)). Section 4.4 to the Howell Disclosure Schedule accurately sets forth the names of, and number of shares of Howell Restricted Stock held by, all holders of shares of Howell Restricted Stock (including the vesting schedule with respect thereto). Except as set forth in Section 4.4 to the Howell Disclosure Schedule, neither Howell nor any of its subsidiaries has agreed to register any securities under the Securities Act (as defined in Section 4.7) or under any state securities law or granted registration rights to any individual or entity; complete and correct copies of any such registration rights or similar agreements previously have been provided to Anadarko.

     4.5. Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by Howell, nor the consummation of the transactions contemplated by this Agreement will:

          (a) conflict with, or result in a breach of any provision of, the Howell Certificate or the Howell By-laws or the certificate of incorporation or by-laws of any of Howell's subsidiaries;

          (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Howell or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Howell or any of its subsidiaries is a party;

          (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Howell or any of its subsidiaries or any of their respective properties or assets; or

          (d) require any action or consent or approval of, or review by, or registration or filing by Howell or any of its subsidiaries with, any third party or any Governmental Authority, other than (i) adoption of this Agreement and the transactions contemplated by this Agreement by the holders of Howell Common Stock, (ii) actions required by the HSR Act, if applicable, (iii) registrations or other actions required under United States federal and state securities laws as are contemplated by this Agreement, and (iv) consents or approvals of any Governmental Authority set forth in Section 4.5 to the Howell Disclosure Schedule;

except in the case of Section 4.5(b) as is set forth in Section 4.5(b) to the Howell Disclosure Schedule, and, in the case of Sections 4.5(c) and 4.5(d) for any of the foregoing that could not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Howell or a material adverse effect on the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement.

     4.6.  Brokerage and Finders' Fees; Expenses.  Except as set forth in
Section 4.6 to the Howell Disclosure Schedule, neither Howell nor any stockholder, director, officer, employee or affiliate of Howell, has incurred or will incur on behalf of Howell or its subsidiaries, any brokerage, finders', advisory or similar fee in connection with the transactions contemplated by this Agreement. Section 4.6 to the Howell Disclosure Schedule discloses the maximum aggregate amount of all fees and expenses that will be paid or will be payable by Howell and its subsidiaries to all attorneys, accountants, financial advisors or other consultants in connection with the Merger and the transactions contemplated by this Agreement and includes copies of all agreements relating to such fees and expenses entered into by or on behalf of Howell or any of its subsidiaries.

     4.7. Howell SEC Documents. Howell and its subsidiaries have timely filed with the Securities and Exchange Commission (the "Commission") all forms, reports, schedules, statements and other documents (as supplemented and amended since the time of filing, collectively, the "Howell SEC Documents") required to be filed by it since January 1, 1999 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act") or under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act"). The Howell SEC Documents, including any financial statements or schedules included in the Howell SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Howell SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Howell and its subsidiaries included in the Howell SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Howell SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Howell and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. None of Howell's subsidiaries is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the Commission, The New York Stock Exchange, Inc. (the "NYSE"), any other stock exchange or any other comparable Governmental Authority.

     4.8. Proxy Statement. None of the information provided by Howell for inclusion in the Proxy Statement, at the date of mailing and at the date of the Howell Stockholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement, except for such portions thereof that relate only to Anadarko and its subsidiaries, will comply as to form in all material respects with the provisions of the Exchange Act.

     4.9. Compliance with Law. Except as to environmental matters (as to which representations and warranties have been made in Section 4.21) and except as set forth in Section 4.9 to the Howell Disclosure Schedule, Howell and its subsidiaries are in compliance in all material respects, and at all times since January 1, 1998 have been in compliance in all material respects, with all Applicable Laws relating to Howell and its subsidiaries or their businesses or properties. To the knowledge of Howell, no investigation or review by any Governmental Authority with respect to Howell or any of its subsidiaries is pending or threatened, nor has any Governmental Authority notified Howell in writing of an intention to conduct such an investigation or review.

     4.10. Litigation. Except as set forth in Section 4.10 to the Howell Disclosure Schedule, there is no suit, claim, action, proceeding, hearing, notice of violation, demand letter (including audits pertaining to payment of royalties on federal and state leases) or, to the knowledge of Howell, investigation (each of the foregoing, an "Action") pending, or, to the knowledge of Howell, threatened, against Howell or any of its subsidiaries or any executive officer or director of Howell or any of its subsidiaries which, if adversely determined, could be material to Howell or its subsidiaries or any of their respective operations or businesses. Except as set forth in Section 4.10 to the Howell Disclosure Schedule, neither Howell nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, insofar as can be reasonably foreseen, could have a Material Adverse Effect on Howell or a material adverse effect on the ability of Howell to consummate the transactions contemplated by this Agreement. Except as set forth in Section 4.10 to the Howell Disclosure Schedule, since January 1, 1998, neither Howell nor any of its subsidiaries has been subject to any order, writ, injunction or decree relating to Howell's or any of its subsidiaries' method of doing business with or its or their relationship with past, existing or future customers, suppliers or co-venturers of Howell or any of its subsidiaries.

     4.11. No Material Adverse Change. Except as set forth in Section 4.11 to the Howell Disclosure Schedule, since December 31, 2001, there has not been any state of facts, change, development, effect, condition, result, consequence, occurrence or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Howell or a material adverse effect on the ability of Howell to consummate the transactions contemplated by this Agreement.

     4.12.  Taxes.

     (a) Howell and its subsidiaries have duly and timely filed all Tax Returns (as defined in Section 4.12(e)) (including those filed on a consolidated, combined or unitary basis) required to have been filed by Howell or any of its subsidiaries. All of the foregoing Tax Returns are true, complete and correct (except for such inaccuracies that are, individually or in the aggregate, not material), and Howell and its subsidiaries have, within the time and manner prescribed by Applicable Laws, paid or, prior to the Effective Time, will pay all Taxes required to be paid in respect of the periods covered by such Tax Returns or otherwise due to any United States federal, state and local and foreign other taxing authority. Except with respect to certain state Tax Returns for the 2001 tax year, none of Howell or any of its subsidiaries has requested or filed any document having the effect of causing any extension of time within which to file any Tax Returns in respect of any fiscal year that have not since been filed. No deficiencies for any material Tax have been proposed in writing, asserted or assessed (tentatively or definitely), in each case, by any taxing authority, against Howell or any of its subsidiaries for which there have not been provided adequate reserves in accordance with GAAP. All such proposed deficiencies are set forth in Section 4.12(a) to the Howell Disclosure Schedule. Except as set forth in Section 4.12(a) to the Howell Disclosure Schedule and except for those that, individually or in the aggregate, could not reasonably be expected to result in a liability of Howell or any of its subsidiaries of more than $50,000, neither Howell nor any of its subsidiaries is the subject of any currently ongoing Tax audit. There are no pending requests for waivers of the time to assess any material Tax other than those made in the ordinary course and for which payment has been made or for which there are adequate reserves provided in accordance with GAAP. The United States federal and material state income tax returns of Howell and each of its subsidiaries have been examined by and settled with the Internal Revenue Service or other Governmental Authority for all years through December 31, 1998. The relevant statute of limitations is closed with respect to all United States federal and material state income tax returns of Howell and its subsidiaries for all years through December 31, 1998. Neither Howell nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or agreement to extension of time has not expired. All assessments for taxes due and owing by Howell or any of its subsidiaries with respect to completed and settled examinations or concluded litigation have been timely paid. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of Howell or any of its subsidiaries (other than liens for Taxes not yet due). No claim has ever been made in writing by an authority in a jurisdiction where none of Howell and any of its subsidiaries files Tax Returns that Howell or any of its subsidiaries is or may be subject to taxation by that jurisdiction. None of Howell or any of its subsidiaries (i) has filed an election under Section 341(f) of the Code to be treated as a consenting corporation, or (ii) is a "personal holding company" within the meaning of Section 542 of the Code.

     (b) Except as set forth in Section 4.12(b) to the Howell Disclosure Schedule, neither Howell nor any of its subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to Taxes. Since December 31, 1995, neither Howell nor any of its subsidiaries has been a party to or bound by any agreement or arrangement (whether or not written and including any arrangement required or permitted by law) binding Howell or any of its subsidiaries that (i) requires Howell or any of its subsidiaries to make any Tax payment to or for the account of any other person, (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute that could reduce Taxes (including deductions and credits related to alternative minimum Taxes) of Howell or any of its subsidiaries, or (iii) requires or permits, without Howell's consent, the transfer or assignment of income, revenues, receipts or gains to Howell or any of its subsidiaries, from any other person other than as set forth on Section 4.12(b) of the Howell Disclosure Schedule.

     (c) Neither Howell nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (ii) in a distribution that otherwise constitutes part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

     (d) Howell and its subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Neither Howell nor any of its subsidiaries is responsible for any Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

     (e) "Tax Returns" means returns, reports and forms required to be filed with any Governmental Authority of the United States or any other jurisdiction responsible for the imposition or collection of Taxes.

     (f) "Taxes" means (i) all taxes (whether United States federal, state or local or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or real or personal property taxes, together with any interest or penalties imposed with respect thereto, and (ii) any obligations under any agreements or arrangements with respect to any taxes described in clause (i) above.

     4.13. Intellectual Property. Howell and its subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, "Intellectual Property Rights") which are material to the conduct of the business of Howell and its subsidiaries taken as a whole. No material claims are pending or, to the knowledge of Howell, threatened that Howell or any of its subsidiaries is infringing the rights of any person with regard to any Intellectual Property Right. To the knowledge of Howell, no person is infringing in any material respect the rights of Howell or any of its subsidiaries with respect to any Intellectual Property Right.

     4.14. Title to and Condition of Properties. Howell and its subsidiaries own or hold title under valid oil and gas leases, oil leases, gas leases, other mineral leases, subleases, assignment of operating rights, farmout agreements, royalty agreements, overriding royalty agreements, and other similar agreements, surface leases, easements, rights-of-way and deeds, and own or lease under valid leases the wells, compressors, pipelines, tanks, meters and similar equipment, machinery and buildings (hereinafter referred to in this Section 4.14 as "Properties") necessary for the conduct of the businesses of Howell and its subsidiaries as presently conducted in all material respects. The buildings, plants, machinery and equipment necessary for the conduct of the businesses of Howell and its subsidiaries as presently conducted are in all material respects in good operating condition and repair, are, considering the circumstances of their use, adequate for the uses to which they are being put, and are not in need of maintenance or repairs, except for ordinary maintenance and repairs that are not material in nature or cost.

     4.15.  Employee Benefit Plans.

     (a) For purposes of this Section 4.15, the following terms have the definitions given below:

          "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA (as defined below), (ii) under Section 302 of ERISA,
     (iii) under Sections 412 and 4971 of the Code, and (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Sections 9801 et seq. of the Code and Sections 701 et seq. of ERISA, in each case, other than pursuant to the Plans (as defined below) listed in Section 4.15(a) to the Howell Disclosure Schedule.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations thereunder.

          "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          "Plans" means all employee benefit plans, programs, policies, agreements and other arrangements providing compensation or benefits to any director, officer or employee or former director, officer or employee in respect of services provided to Howell or any of its subsidiaries or to any beneficiary or dependent thereof, and whether covering one individual or more than one individual, sponsored or maintained by Howell or any of its subsidiaries or to which Howell or any of its subsidiaries contributes or is obligated to contribute or could have any liability, whether or not written, other than any Multiemployer Plan (as defined below). Without limiting the generality of the foregoing, the term "Plans" includes any defined benefit or defined contribution pension plan, profit sharing plan, stock ownership plan, deferred compensation agreement or arrangement, vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, bonus or incentive plan or program, severance pay, change of control, termination, reduction in force plan, agreement, arrangement or policy (including statutory severance and termination indemnity plans), practice or agreement, employment agreement, retiree medical benefits plan and each other employee benefit plan, program or arrangement including each "employee benefit plan" (within the meaning of Section 3(3) of ERISA) other than any Multiemployer Plan.

          "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

     (b) Section 4.15(a) to the Howell Disclosure Schedule lists all Plans. With respect to each Plan, Howell has provided to Anadarko a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Plan, including, without limitation, all plan documents (including amendments), benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any. Except as specifically provided in the foregoing documents provided to Anadarko, there are no amendments to any Plan that have been adopted or approved, nor has Howell or any of its subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan.

     (c) Each Plan that is intended to be a "qualified plan" (within the meaning of Section 401(a) of the Code) (a "Qualified Plan") has either been filed or shall be filed with the Internal Revenue Service requesting a qualification determination during the applicable remedial amendment period, and Howell has no reason to believe that favorable letters will not be granted. There are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

     (d) Except as set forth in Section 4.15(d) to the Howell Disclosure Schedule, all material contributions required to be made by Howell or any of its subsidiaries or any of their respective ERISA Affiliates to any Plan by Applicable Laws or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Plan, for any period through the date of this Agreement have been timely made or paid in full and through the Closing Date will be timely made or paid in full.

     (e) Howell and its subsidiaries and their respective ERISA Affiliates have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations (including any local Applicable Laws) applicable to the Plans. Each Plan has been operated in all material respects in accordance with its terms. There is not now, and there are no existing circumstances that could reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of Howell or any of its subsidiaries or any of their respective ERISA Affiliates under ERISA or the Code.

     (f) No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Plan is a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA) (a "Multiple Employer Plan"). None of Howell and any of its subsidiaries nor any of their respective ERISA Affiliates, at any time within six years before the date of this Agreement, contributed to or has been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. None of Howell and any of its subsidiaries nor any of their respective ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full.

     (g) To the knowledge of Howell, there does not now exist, and there are no existing circumstances that could reasonably be expected to result in, any material Controlled Group Liability that would be a liability of Howell or any of its subsidiaries following the Closing. Without limiting the generality of the foregoing, neither Howell nor any of its subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

     (h) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, neither Howell nor any of its subsidiaries has any material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof. To the knowledge of Howell, there has been no communication to employees of Howell or its subsidiaries that could reasonably be expected or interpreted to promise or guarantee such employees retiree health or life insurance benefits or other retiree death benefits on a permanent basis.

     (i) Except as disclosed in Section 4.15(i) to the Howell Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of Howell or any of its subsidiaries (either alone or in conjunction with any other event). Except as disclosed in Section 4.15(i) to the Howell Disclosure Schedule, no amount paid or payable by Howell or any of its subsidiaries in connection with the transactions contemplated by this Agreement, either solely as a result thereof or as a result of the transactions contemplated by this Agreement in conjunction with any other events, will be an "excess parachute payment" (within the meaning of Section 280G of the Code). Section 4.15(i) of the Howell Disclosure Schedule sets forth the maximum aggregate amount payable to employees of Howell and its subsidiaries with respect to (i) severance, (ii) "excess parachute payments," and (iii) gross-up payments in respect of excise tax liabilities imposed under Section 280G of the Code.

     (j) There are no pending, or, to the knowledge of Howell, threatened, Actions (other than claims for benefits in the ordinary course) that have been asserted or instituted against any Plan, any fiduciaries thereof with respect to their duties to any Plan or the assets of any of the trusts under any Plan that could reasonably be expected to result in any material liability of Howell or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the United States Department of Treasury, the United States Department of Labor or any Multiemployer Plan.

     (k) Section 4.15(k) to the Howell Disclosure Schedule sets forth the names of all directors and officers of Howell and any increase or change in the total salary, bonus, and fringe benefits and perquisites (to the extent such fringe benefits or perquisites would have to be disclosed under Rule 402(b) of Regulation S-K under the Exchange Act, assuming each such individual was a named executive officer) each will be eligible to receive for the fiscal year ending December 31, 2002 as compared to the amounts thereof which are disclosed in Howell's proxy statement for its 2002 annual meeting of stockholders, and any changes to the foregoing that will occur as a matter of entitlement subsequent to December 31, 2002. Section 4.15(k) to the Howell Disclosure Schedule also sets forth the liability of Howell and its subsidiaries for deferred compensation under any deferred compensation plan, excess plan or similar arrangement (other than pursuant to Qualified Plans) to each such director, officer and employee and to all other employees as a group, together with the value, as of the date specified thereon, of the assets (if any) set aside in any grantor trust(s) to fund such liabilities. Except as disclosed in Section 4.15(k) to the Howell Disclosure Schedule, there are no other material forms of compensation paid to any such director, officer or employee of Howell. Except as set forth in Section 4.15(k) to the Howell Disclosure Schedule, no officer, director, or employee of Howell or any of its affiliates, or any immediate family member of any of the foregoing, provides or causes to be provided to Howell any material assets, services or facilities, and Howell does not provide or cause to be provided to any such officer, director, employee or affiliate, or any immediate family member of any of the foregoing, any material assets, services or facilities.

     (l) None of Howell and its subsidiaries nor to the knowledge of Howell any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Plans or their related trusts, Howell, any of its subsidiaries or any person that Howell or any of its subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

     (m) No Plan is subject to the laws of any jurisdiction outside of the United States and no director, officer, employee or consultant of Howell or any of its subsidiaries is subject to the laws of any jurisdiction outside of the United States in connection with such individual's performance of services for Howell or any of its subsidiaries in any such jurisdiction.

     (n) Except as disclosed in Section 4.15(n) to the Howell Disclosure Schedule, no disallowance of a deduction under Section 162(m) of the Code for employee reimbursement of any amount paid or payable by Howell or any of its subsidiaries has occurred or is reasonably expected to occur.

     (o) Section 4.15(o) to the Howell Disclosure Schedule sets forth a list of all individuals with whom Howell or any of its subsidiaries has entered into employment agreements and none of such employment agreements have been entered into, amended or supplemented during the 12-month period prior to the date of this Agreement, except to the extent disclosed in Section 4.15(o) to the Howell Disclosure Schedule. Howell has not waived any of its rights under such employment agreements.

     (p) Howell and its subsidiaries have in the past been and are in compliance in all material respects with Applicable Laws respecting employment, employment practices, employee classification, labor relations, safety and health, wages, hours and terms and conditions of employment. Howell and its subsidiaries have complied in all material respects with their payment obligations to all employees of Howell and its subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under each Howell policy, practice, agreement, plan, program or Applicable Laws.

     (q) Neither Howell nor any of its subsidiaries, directly or indirectly, maintains any loan to or for any of its directors or executive officers (or equivalents thereof).

     4.16. Contracts. Section 4.16 to the Howell Disclosure Schedule lists, as of the date of this Agreement, all written or oral contracts, agreements, guarantees, leases and executory commitments, other than Plans, to which Howell or any of its subsidiaries is a party and that fall within any of the following categories, excluding any of the foregoing which is no longer in effect and which cannot result in any liability or obligation of or by Howell or any of its subsidiaries (each, a "Contract"): (a) Contracts not entered into in the ordinary course of Howell's or any of its subsidiaries' business other than those that are not material to the business of Howell or any of its subsidiaries, (b) joint venture, partnership and similar agreements, including joint operating agreements relating to assets and operations in Wyoming and in the portion of the Elk Basin Field located in Montana, and excluding joint operating agreements relating to assets and operations elsewhere, and excluding tax partnership agreements entered into in connection with operating agreements), (c) Contracts that are service contracts or equipment leases involving payments by Howell and any of its subsidiaries, in the aggregate, of more than $100,000 per year, (d) Contracts containing covenants purporting to limit the freedom of Howell or any of its subsidiaries to compete in any line of business in any geographic area or to hire any individual or group of individuals, (e) Contracts that, after the Effective Time, would have the effect of limiting the freedom of Anadarko or any of its subsidiaries (other than Howell and any of its subsidiaries) to compete in any line of business in any geographic area or to hire any individual or group of individuals, (f) Contracts that contain minimum purchase conditions in excess of $100,000 or requirements or other terms that restrict or limit the purchasing relationships of Howell or any of its affiliates, (g) Contracts relating to any outstanding commitment for any expenditures, including capital expenditures, in excess of $100,000, (h) Contracts relating to the lease (excluding oil, gas and other mineral leases) or sublease of or sale or purchase of real or personal property not cancelable by Howell or any of its subsidiaries (without premium or penalty) within one month involving payments over its term in excess of $100,000, (i) Contracts with any labor organization or union, (j) indentures, mortgages, promissory notes, loan agreements, guarantees of borrowed money in excess of $100,000, letters of credit or other agreements or instruments of Howell or any of its subsidiaries or commitments for the borrowing or the lending of amounts in excess of $100,000 by Howell or any of its subsidiaries or providing for the creation of any charge, security interest, financial encumbrance or lien upon any of the assets of Howell or any of its subsidiaries, (k) Contracts involving annual revenues to the businesses of Howell or any of its subsidiaries in excess of $1,000,000, (l) Contracts providing for "earn-outs", "savings guarantees", "performance guarantees", or other contingent payments by Howell or any of its subsidiaries involving more than $100,000 over the term of the Contract, (m) Contracts with or for the benefit of any of Howell's affiliates or immediate family member thereof (other than Howell's subsidiaries) involving more than an aggregate of $50,000 per year, (n) Contracts outside the ordinary course of business involving payments by Howell or any of its subsidiaries of more than $100,000 per year, (o) Contracts with respect to sales, transportation or processing of oil, gas or other hydrocarbons or products which by their terms may not be terminated without premium or penalty on thirty (30) days prior written notice by Howell or any of its subsidiaries, (p) any hedging agreement, being any commodity, interest rate, currency swap, cap, floor, collar, forward agreement or other exchange or protection agreements or any option with respect to any such transaction, (q) any confidentiality agreements, (r) Contracts that contain an area of mutual interest ("AMI") provision, where such AMI provision is applicable to assets and operations in Wyoming and in the portion of the Elk Basin Field located in Montana, (s) Contracts obligating Howell or any of its subsidiaries, by virtue of any prepayment arrangement, take or pay agreement or similar arrangement to deliver oil, gas, other hydrocarbons, or any other associated substances produced from the properties of Howell or its subsidiaries at some future time without then receiving full payment therefor in all material respects, other than gas imbalances (i) less than $50,000 or (ii) between Howell or any of its subsidiaries and Anadarko or any of its subsidiaries, (t) Contracts providing an entity with a call upon, option to purchase, or similar right to purchase any assets or goods (including any portion of oil, gas, other hydrocarbons or any other minerals) from Howell or its subsidiaries' properties at a price less than the prevailing market price therefor, (u) Contracts, other than to Anadarko, obligating Howell or its subsidiaries to sell, transfer, assign, or otherwise convey any oil and gas leases, overriding royalty interests, royalty interests or other mineral leases or interests covering in excess of 40 gross acres, and (v) Contracts obligating Howell or its subsidiaries to purchase, obtain or otherwise acquire any interests in Properties (as that term is defined in Section 4.14) where consideration to be paid is greater than $100,000. All such Contracts and all other Contracts that are material to the businesses or operations of Howell or any of its subsidiaries are valid and binding obligations of Howell or of its subsidiary, and, to the knowledge of Howell or its subsidiary, the valid and binding obligation of each other party thereto, except such Contracts that, if not so valid and binding, could not, individually or in the aggregate, have a Material Adverse Effect on Howell. None of Howell, any of its subsidiaries, and, to the knowledge of Howell, any other party thereto, is in violation of or in default in respect of, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) could constitute a default under or permit the termination of, any such Contract or of any other Contract that is material to the business or operations of Howell or any of its subsidiaries, except such violations or defaults under or terminations which, individually or in the aggregate, could not have a Material Adverse Effect on Howell.

     4.17. Labor Matters. Neither Howell nor any of its subsidiaries have any collective bargaining agreements or employment (except as set forth in Section 4.15(o) to the Howell Disclosure Schedule) or consulting agreements with any persons employed by Howell or any of its subsidiaries or any persons otherwise performing services primarily for Howell or any of its subsidiaries. There is no labor strike, dispute or stoppage pending, or, to the knowledge of Howell or any of its subsidiaries, threatened, against Howell or any of its subsidiaries, and neither Howell nor any of its subsidiaries has experienced any labor strike, dispute or stoppage or other material labor difficulty involving its employees since January 1, 1998. To the knowledge of Howell, since January 1, 1998, no campaign or other attempt for recognition has been made by any labor organization or employees with respect to employees of Howell or any of its subsidiaries.

     4.18. Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the balance sheet of Howell as of December 31, 2001 included in the Howell SEC Documents, or (b) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement, neither Howell nor its subsidiaries have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have or could reasonably be expected to have a Material Adverse Effect on Howell.

     4.19.  Operation of Howell's Business; Relationships.

     (a) Except as set forth in Section 4.19(a) to the Howell Disclosure Schedule, since December 31, 2001 through the date of this Agreement, neither Howell nor any of its subsidiaries has engaged in any transaction that, if done after execution of this Agreement, would violate Section 5.3(c) (other than clauses (xiii), (xiv) and (xvii) of Section 5.3(c)).

     (b) Except as set forth in Section 4.19(b) to the Howell Disclosure Schedule, since December 31, 2001, no material customer of Howell or any of its subsidiaries has indicated that it will stop or materially decrease purchasing products from Howell or its subsidiary, or is otherwise involved in, or is threatening, a material dispute with Howell or its subsidiaries. Section 4.19(b) to the Howell Disclosure Schedule describes each termination or nonrenewal (excluding any expiration in the ordinary course of business) that has occurred during the 2001 calendar year with respect to any Contract with any customer involving payments in excess of $250,000 per year. Section 4.19(b) to the Howell Disclosure Schedule also describes each termination or nonrenewal (excluding any expiration in the ordinary course of business) that has occurred between January 1, 2002 and the date of this Agreement with respect to any Contract with any customer involving payments reasonably expected to be in excess of $250,000 for the 2002 calendar year or with any customer that made payments in excess of $250,000 during any of the three calendar years ending December 31, 2001.

     4.20. Permits; Compliance. Except as to environmental matters (as to which representations and warranties have been made in Section 4.21), Howell and its subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders required by Applicable Laws to own, lease and operate its properties and to carry on its businesses as they are now being conducted (collectively, the "Howell Permits"), and there is no Action pending, or, to the knowledge of Howell, threatened, regarding any of the Howell Permits. Howell is in material compliance with the Howell Permits.

     4.21. Environmental Matters. Except as disclosed in Section 4.21 to the Howell Disclosure Schedule, (a) the properties, operations and activities of Howell and its subsidiaries are in compliance in all material respects with all applicable Environmental Law (as defined below) and all past noncompliance of Howell or any of its subsidiaries with any Environmental Law or Environmental Permits (as defined below) has been resolved without any pending or, to the knowledge of Howell, future material cost or liability to Howell or any of its subsidiaries; (b) Howell and its subsidiaries and the properties and operations of Howell and its subsidiaries are not subject to any material existing, pending, or, to the knowledge of Howell, threatened, Action by or before any Governmental Authority under any Environmental Law; (c) there has been no Release (as defined below) of any chemicals, contaminants, or industrial, toxic, hazardous or radioactive substances, wastes or other pollutants (including petroleum or petroleum distillates, asbestos or asbestos-containing material) regulated by Environmental Law (collectively, "Hazardous Materials") by Howell or its subsidiaries in connection with their current or former properties or operations for which Howell or any of its subsidiaries could reasonably be expected to incur material liability under Environmental Law; and (d) there has been no material exposure of any person to Hazardous Materials in connection with the current or former properties, operations and activities of Howell and its subsidiaries other than those the consequences of which would not be material to Howell or any of its subsidiaries. "Release" means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, disposal, discharge, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata). "Environmental Law" means all Applicable Laws (excluding policies) governing pollution or protection of the environment or human health or the environment and safety. "Environmental Permit" means any permit, approval, grant, consent, exemption, certificate, order, easement, variance, franchise, license or other authorization required under or issued pursuant to any applicable Environmental Laws.

     4.22. Accounts Receivable. All accounts and notes receivable of Howell and any of its subsidiaries represent valid obligations arising from sales actually made or services actually performed and have arisen in the ordinary course of business, and the accounts receivable reserve reflected in the balance sheet of Howell as of December 31, 2001 included in the Howell SEC Documents is as of such date adequate and established in accordance with GAAP consistently applied. Since December 31, 2001, to the knowledge of Howell there has been no event or occurrence that, when considered individually or together with all such other events or occurrences, would cause such accounts receivable reserve to be inadequate, and that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Howell.

     4.23. Insurance. Except as set forth in Section 4.23 to the Howell Disclosure Schedule, each of Howell and its subsidiaries is, and has been continuously since January 1, 1998, insured with financially responsible insurers or under other financially responsible arrangements in such amounts and against such risks and losses as are customary for companies engaged in a similar business and acting in accordance with good business practice. Howell's and its subsidiaries' insurance policies are in all material respects in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default thereunder; all premiums thereunder to date have been paid in full. Set forth in Section 4.23 to the Howell Disclosure Schedule is the amount of the annual premium currently paid by Howell and its subsidiaries for its directors' and officers' liability insurance.

     4.24. Opinion of Financial Advisor. The Board of Directors of Howell has received the written opinion of BMO Nesbitt Burns, Howell's financial advisor, to the effect that, as of the date of this Agreement, the consideration to be received by Howell Stockholders pursuant to the Merger is fair to Howell Stockholders from a financial point of view, Howell has provided a copy of such opinion to Anadarko, and such opinion has not been withdrawn or revoked or otherwise modified. Howell has received the consent of BMO Nesbitt Burns to include such written opinion in the Proxy Statement.

     4.25. Board Recommendation; Required Vote. The Board of Directors of Howell, at a meeting duly called and held, has, by unanimous vote of those directors present (who constituted 100% of the directors then in office), (a) approved this Agreement, and deem this Agreement, the Merger and the transactions contemplated by this Agreement advisable, fair to and in the best interests of Howell Stockholders; (b) approved this Agreement and the transactions contemplated by this Agreement, including the Merger, in all respects, and such approval constitutes approval of this Agreement, the Merger and the Support Agreements for purposes of Section 203 of the DGCL; and (c) resolved to recommend that the holders of Howell Common Stock approve and adopt this Agreement, including the Merger (the "Howell Board Recommendation"). The affirmative vote of holders of a majority of the outstanding shares of Howell

Common Stock to adopt this Agreement is the only vote of the holders of any class or series of Howell capital stock necessary to adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger.

     4.26. Section 203 of the DGCL. Prior to the date of this Agreement, the Board of Directors of Howell has taken all action necessary to exempt under or make not subject to (a) the provisions of Section 203 of the DGCL and (b) any other applicable state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (i) the execution of this Agreement and the Support/ Voting Agreements, dated as of the date hereof, between Anadarko and certain Howell Stockholders (collectively, the "Support Agreements"), (ii) the Merger, and (iii) the transactions contemplated by this Agreement and the Support Agreements.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

     The parties to this Agreement agree that:

     5.1.  Mutual Covenants.

     (a) HSR Act Filings; Reasonable Efforts; Notification.

     (i) Each of Anadarko and Howell shall (A) make or cause to be made the filings required of such party to this Agreement or any of its subsidiaries or affiliates under the HSR Act, if applicable, with respect to the transactions contemplated by this Agreement as promptly as practicable and in any event within seven business days after the date of this Agreement, (B) comply at the earliest practicable date with any request under the HSR Act, if applicable, for additional information, documents, or other materials received by such party to this Agreement or any of its subsidiaries from the United States Federal Trade Commission or the United States Department of Justice or any other Governmental Authority in respect of such filings or such transactions, and (C) cooperate with the other parties to this Agreement in connection with any such filing, if applicable (including, with respect to the party to this Agreement making a filing, providing copies of all such documents to the non-filing parties to this Agreement and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws (as defined in Section 5.1(a)(ii)) with respect to any such filing or any such transaction. Each party hereto shall use all reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Laws in connection with the Merger and the other transactions contemplated by this Agreement. Each party hereto shall promptly inform the other parties hereto of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such filings or any such transaction. No party hereto shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other party hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. The parties hereto will consult and cooperate with one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act, if applicable, or other Antitrust Laws. Anadarko and Howell may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.1 for review by "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Anadarko or Howell, as the case may be) or its legal counsel, provided, however, that materials concerning the valuation of Howell may be redacted.

     (ii) Each of Anadarko and Howell shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any of the transactions contemplated by this Agreement as violative of any Antitrust Laws, each of Anadarko and Howell shall cooperate and use commercially reasonable efforts vigorously to contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any other transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action unless, by mutual agreement, Anadarko and Howell decide that litigation is not in their respective best interests. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.1(a) shall limit a party hereto's right to terminate this Agreement pursuant to Section 7.1, so long as such party hereto has, up to then, complied in all material respects with its obligations under this Section 5.1(a).

     (iii) Each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including other filings with Governmental Authorities, if any), (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on Howell from occurring prior to or after the Effective Time, (C) the preparation of the Proxy Statement, and (D) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, and, unless prohibited by Applicable Laws, the providing of all such information concerning such party, its subsidiaries, its affiliates and its subsidiaries' officers, directors, employees and partners as may be reasonably requested in connection with any of the matters set forth in this subclause (iii).

     (iv) Notwithstanding anything to the contrary in this Agreement, (A) neither Anadarko nor any of its subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets (including, following the Effective Time, any of the businesses or assets of the Surviving Corporation and its subsidiaries), or to take or agree to take any action or agree to any limitation with respect to the ownership or holding of any of their respective businesses or assets (including, following the Effective Time, any of the businesses or assets of the Surviving Corporation and its subsidiaries), (B) prior to the Effective Time, neither Howell nor any of its subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, or to take or agree to take any other action or agree to any limitation with respect to the ownership or holding of any of their respective businesses or assets, (C) neither any party hereto nor their respective subsidiaries shall be required to take any action that would, or could reasonably be expected to, substantially impair the benefits expected, as of the date of this Agreement, to be realized by Anadarko from consummation of the Merger, and (D) no party to this Agreement shall be required to waive any of the conditions to the Merger set forth in Article VI as they apply to such party to this Agreement.

     (b) Public Announcements. Unless otherwise required by Applicable Laws or requirements of the NYSE (and, in that event, only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to Section 7.1, Howell and Anadarko shall consult with each other before issuing any press release with respect to the Merger and the transactions contemplated by this Agreement, and shall use all reasonable efforts not to issue any such press release prior to such consultation.

     (c) Obligations of Anadarko and Howell. Whenever this Agreement requires any of Anadarko's subsidiaries (including Subcorp) to take any action, such requirement shall be deemed to include an undertaking on the part of Anadarko to cause such subsidiary to take such action. Whenever this Agreement requires any of Howell's subsidiaries to take any action, such requirement shall be deemed to include an undertaking on the part of Howell to cause such subsidiary to take such action and, after the Effective Time, on the part of the Anadarko and the Surviving Corporation to cause such subsidiary to take such action.

     (d) Conveyance Taxes. Howell and Anadarko shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

     5.2.  Covenants of Anadarko.

     (a) Information for the Preparation of the Proxy Statement. Anadarko shall promptly furnish Howell with all information concerning it as may be required for inclusion in the Proxy Statement. Anadarko shall cooperate with Howell in the preparation of the Proxy Statement. If, at any time prior to the Effective Time, Anadarko shall obtain knowledge of any information pertaining to Anadarko contained in or omitted from the Proxy Statement that would require an amendment or supplement to the Proxy Statement, Anadarko will so advise Howell in writing. Anadarko shall promptly furnish to Howell all information concerning it as may be required for supplementing the Proxy Statement. Anadarko shall use all reasonable efforts to assist Howell in clearing the Proxy Statement with the Staff of the Commission.

     (b) Indemnification; Directors' and Officers' Insurance.

     (i) From and after the Effective Time, Anadarko shall cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of Howell (each an "Indemnified Party" and, collectively, the "Indemnified Parties") in respect of acts or omissions occurring prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time and including actions and omissions in respect of this Agreement, the Merger and the other transactions contemplated by this Agreement) (the "Indemnified Liabilities")) to the extent provided under the Howell Certificate or the Howell By-laws. Each Indemnified Party shall be entitled to the advancement of expenses to the extent provided under the Howell Certificate or the Howell By-laws in connection with any such action; provided, however, that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

     (ii) Anadarko shall cause the Surviving Corporation to honor in accordance with their respective terms the indemnification agreements set forth in Section 5.2(b) to the Howell Disclosure Schedule, complete and correct copies of which have been provided to Anadarko prior to the execution of this Agreement; and

     (iii) Anadarko shall use reasonable efforts to cause the Surviving Corporation or Anadarko to obtain and maintain in effect, for a period of six years after the Effective Time, from Howell's current insurers or others, policies of directors' and officers' liability insurance at no cost to the beneficiaries thereof with respect to acts or omissions occurring prior to the Effective Time and shall use reasonable efforts to obtain substantially the same coverage and substantially similar terms and conditions as existing policies; provided, however, that neither the Surviving Corporation nor Anadarko shall be required to pay an aggregate premium for such insurance coverage in respect of any policy year which is in excess of 150% of the amount paid in respect of the policy year ending August 10, 2003 for such insurance coverage set forth in
Section 4.23 to the Howell Disclosure Schedule, but, in such case, shall purchase the best available coverage which it determines is reasonably available for such amount.

     (c) Employee Benefit Matters.

     (i) For purposes hereof, "Affected Employees" shall mean those individuals who are employees of Howell and its subsidiaries (including those employees who are on vacation, leave of absence, disability or maternity leave) as of the Effective Time.

     (ii) Anadarko shall, and shall cause the Surviving Corporation to, give the Affected Employees credit, for purposes of eligibility to participate and vesting, but not for accrual of benefits, under any employee welfare benefit plans (other than for purposes of retiree welfare benefit plans), including, without limitation, such plans as defined in Section 3(1) of ERISA, maintained by Anadarko, the Surviving Corporation and their respective subsidiaries for the Affected Employees' service with Howell and its subsidiaries to the same extent recognized by Howell and its subsidiaries immediately prior to the Effective Time in any Plans in which such Affected Employees participate immediately prior to the Effective Time.

     (iii) Anadarko shall cause the Surviving Corporation to waive or continue to waive any preexisting-condition exclusions to coverage, any evidence-of-insurability requirements, and any waiting-period requirements, with respect to participation and coverage requirements applicable to the Affected Employees under any employee welfare benefit plans in which such employees may be eligible to participate after the Effective Time to the extent waived under substantially similar Plans immediately prior to the Effective Time; provided that, with respect to participation in any employee welfare benefit plan of Anadarko after the Effective Time, the Affected Employee must enroll within thirty-one days of first eligibility.

     (iv) Anadarko shall, and shall cause the Surviving Corporation to, give the Affected Employees credit for purposes of eligibility and vesting, but not for accrual of benefits, under any employee pension benefit plans, as defined in
Section 3(2) of ERISA, maintained by Anadarko and its subsidiaries.

     (v) Anadarko currently intends to cause the Surviving Corporation to provide benefits to each employee of Howell and its subsidiaries who continues employment with the Surviving Corporation and its subsidiaries after the Effective Time that are no less favorable in the aggregate to such employees than the benefits provided to similarly situated employees of Anadarko and its subsidiaries. Nothing herein shall be construed as (i) guaranteeing any Affected Employee the right to continued employment following the Effective Time or (ii) limiting Anadarko's right to amend, modify or terminate any Plan, in which Affected Employees are eligible to participate following the Effective Time (except as provided in clause (vi) below).

     (vi) Anadarko hereby agrees to honor, as of the Effective Time, the provisions of Howell's: Severance Program for Executives; Retention and Severance Program for Employees Not Based in Houston, Texas; Retention and Severance Program for Employees Based in Houston, Texas; Retention and Severance Program for Key Employees -- Field; and Retention and Severance Program for Key Employees -- Non-Field, as each is attached to Sections 5.2(c)(vi)(1), 5.2(c)(vi)(2), 5.2(c)(vi)(3), 5.2(c)(vi)(4) and 5.2(c)(vi)(5), respectively, to the Howell Disclosure Schedule.

     (vii) Immediately prior to the Effective Time, Howell shall amend as of the Effective Time its 401(k) Plan and Trust to provide that, notwithstanding any vesting schedule therein, all contributions made to such plan, whether made by Howell or by the participants, and all earnings thereon shall be fully vested (non-forfeitable) to the participants and shall no longer be subject to the vesting schedule contained therein.

     5.3.  Covenants of Howell.

     (a) Howell Stockholders Meeting. Howell shall take all action in accordance with the United States federal securities laws, the DGCL, the Howell Certificate and the Howell By-laws necessary to duly call, give notice of, convene and hold a special meeting of the holders of Howell Common Stock (the "Howell Stockholders Meeting") to be held on the earliest practicable date determined in consultation with Anadarko to consider and vote upon approval of the Merger, this Agreement and the transactions contemplated by this Agreement. Howell shall take all lawful actions to solicit the approval of the Merger, this Agreement and the transactions contemplated by this Agreement, by the holders of Howell Common Stock, and the Board of Directors of Howell shall recommend approval of the Merger, this Agreement and the transactions contemplated by this Agreement by the holders of Howell Common Stock. Howell shall, through the Board of Directors of Howell, recommend to the holders of Howell Common Stock, approval and adoption of this Agreement, and approval of the Merger and the transactions contemplated by this Agreement, and, except as expressly permitted by this Agreement, shall not withdraw, amend or modify in a manner adverse to Anadarko the Howell Board Recommendation. Howell shall ensure that the Howell Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Howell

Stockholders Meeting are solicited, in compliance with all Applicable Laws. Without limiting the generality of the foregoing, (i) Howell agrees that its obligation to duly call, give notice of, convene and hold the Howell Stockholders Meeting, as required by this Section 5.3, shall not be affected by the withdrawal, amendment or modification of the Howell Board Recommendation, and (ii) Howell agrees that its obligations pursuant to this Section 5.3 shall not be affected by the commencement, public proposal, public disclosure or communication to Howell of any Superior Proposal (as defined in Section 5.3(d)).

     (b) Preparation of the Proxy Statement. Howell shall, as soon as reasonably practicable, prepare the proxy statement to be filed with the Commission in connection with the Howell Stockholders Meeting (the "Proxy Statement") and shall file the preliminary Proxy Statement with the Commission as promptly as practical, but in no event later than 15 days after the date of this Agreement. Howell shall cooperate with Anadarko in the preparation and filing of the Proxy Statement with the Commission. Howell shall use its best efforts to get clearance for the Proxy Statement by the Commission as soon as is practicable. Consistent with the timing for the Howell Stockholders Meeting, as determined in consultation with Anadarko, Howell shall use its best efforts to mail at the earliest practicable date to the holders of Howell Common Stock the Proxy Statement, which Proxy Statement shall include all information required under Applicable Laws to be furnished to the holders of Howell Common Stock in connection with the Merger and the transactions contemplated by this Agreement, and shall include the Howell Board Recommendation to the extent not previously withdrawn in compliance with Section 5.3(d) and the full text of the written opinion of BMO Nesbitt Burns described in Section 4.24. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the Commission with respect thereto, Howell (i) shall provide Anadarko reasonable opportunity to review and comment on such document or response and (ii) shall accept all reasonable comments proposed by Anadarko.

     (c) Conduct of Howell's Operations. During the term of this Agreement, Howell shall conduct its operations in the ordinary course, except as expressly contemplated by this Agreement, and shall use all reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, joint venture partners, licensees and other third parties, and to maintain all of its operating assets in their current condition, normal wear and tear excepted under the circumstances of their use to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the term of this Agreement, Howell shall not, except as otherwise expressly contemplated by this Agreement or as set forth in Section 5.3(c) to the Howell Disclosure Schedule, without the prior written consent of
Anadarko:

          (i) do or effect any of the following actions with respect to its securities or the securities of its subsidiaries: (A) adjust, split, combine or reclassify Howell capital stock or that of its subsidiaries, (B) make, declare or pay any dividend or distribution on, or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of Howell capital stock or that of its subsidiaries or any securities or obligations convertible into or exchangeable for any shares of Howell capital stock or that of its subsidiaries, except for the regular quarterly common stock dividend of $0.04 per share in cash on the outstanding shares of Howell Common Stock or the regular quarterly dividend of $0.875 per share in cash on the outstanding shares of Howell Convertible Preferred Stock in accordance with the customary record and payment dates specified in the Howell Certificate of Designations, provided that the regular quarterly dividend of $0.875 per share in cash on the outstanding shares of Howell Convertible Preferred Stock which would be paid on December 31, 2002 shall not be declared prior to December 1, 2002, shall not have a record date prior to December 11, 2002 and shall not be paid if the Merger is consummated on or prior to December 10, 2002, and utilized by Howell in the ordinary course of business consistent with past practice, (C) grant any person any right or option to acquire any shares of Howell capital stock or that of its subsidiaries, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of Howell capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of Howell capital stock or such securities (except pursuant to the exercise in accordance with their terms of Howell Options that are outstanding as of the date of this Agreement or upon conversion of the Howell Convertible Preferred Stock) or the capital stock or such securities or obligations of its subsidiaries, or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of Howell capital stock or that of its subsidiaries;

          (ii) directly or indirectly, sell, transfer, lease, pledge, mortgage, encumber, farmout or otherwise dispose of any of Howell's property or assets other than dispositions of oil and gas production in the ordinary course of business, consistent with past practice, under contracts of sale which may be terminated by Howell or its subsidiaries without penalty or premium upon 60 days prior written notice;

          (iii) make or propose any changes in, or amendments to, the Howell Certificate or the Howell By-laws;

          (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure of Howell or any of its subsidiaries;

          (v) acquire a material amount of assets or capital stock of any other person;

          (vi) incur, create, assume or otherwise become liable for any indebtedness for borrowed money (other than draws under Howell's existing credit facilities in the ordinary course of business consistent with past practice) or issue or sell any debt securities or options, warrants or calls or other rights to acquire any debt securities of Howell or any of its subsidiaries, or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity or enter into any "keep well" or other agreement to maintain any financial condition of any other individual, corporation or other entity or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or investments in, any person or entity except for any wholly owned subsidiary of Howell;

          (vii) create any subsidiaries;

          (viii) enter into, amend or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any current or former officer, director, consultant or employee, other than increases in cash compensation in the ordinary course of business consistent with past practice with respect to non-officer employees; or otherwise increase the compensation or benefits provided to, or pay any amounts not otherwise due to, any current or former officer, director, consultant or employee, except as may be required by Applicable Laws; or grant, reprice, or accelerate the exercise or payment of any Howell Options or other equity-based awards or accelerate eligibility for benefits or the vesting or payment of any compensation or benefit under any Plan or compensation agreement or arrangement (notwithstanding the foregoing or any provision of the Annual Bonus Award Program to the contrary, (A) in no event shall the aggregate bonuses payable to all employees under the Annual Bonus Award Program with respect to the fiscal year 2002 exceed $2,800,000, and (B) such bonuses shall be payable in calendar year 2002, it being agreed that Howell shall take all such actions which are necessary or appropriate to effectuate the obligations set forth in subclauses (A) and (B));

          (ix) enter into, adopt or amend any Plan, except as shall be required by Applicable Laws; take any action to fund, or in any other way secure the payment of compensation or benefits under any Plan or compensation agreement or arrangement; or change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan or change the timing or manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

          (x) take any action that could give rise to severance benefits payable to any officer, director, or employee of Howell as a result of consummation of any of the transactions contemplated by this Agreement;

          (xi) change any method or principle of Tax or financial accounting in a manner that is inconsistent with past practice, except to the extent required by GAAP as advised by Howell's regular independent accountants following delivery of prior written notice to Anadarko;

          (xii) make any material changes or modifications to any method of doing business;

          (xiii) settle any Actions, whether now pending or hereafter made or brought involving, individually or in the aggregate, an amount in excess of $100,000;

          (xiv) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Contract set forth in
     Section 4.16 to the Howell Disclosure Schedule, any other material Contract to which Howell or any of its subsidiaries is a party or any confidentiality, standstill or similar agreement to which Howell or any of its subsidiaries is a party;

          (xv) enter into, fail to enforce or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreements or arrangements (other than as permitted by Section 5.3(d));

          (xvi) write up, write down or write off the book value of any assets, individually or in the aggregate, in excess of $250,000, except for depreciation and amortization in accordance with GAAP consistently applied following delivery of prior written notice to Anadarko;

          (xvii) incur or commit to any capital expenditures in excess of $100,000 individually or $1,000,000 in the aggregate;

          (xviii) make any payments in respect of policies of directors' and officers' liability insurance (premiums or otherwise), other than premiums paid in respect of its current policies in the ordinary course of business consistent with past practice;

          (xix) take any action to exempt or make not subject to or to otherwise waive or cause to be inapplicable (A) the provisions of Section 203 of the DGCL, or (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any individual or entity (other than Anadarko or its subsidiaries), or any action taken thereby, which individual, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

          (xx) take any action that could reasonably be expected to result in any representation or warranty of Howell set forth in Article IV becoming not true or not accurate in any respect or in any condition to the Merger set forth in Article VI not being satisfied;

          (xxi) enter into or carry out any other transaction other than in the ordinary and usual course of business;

          (xxii) make, revoke or amend any Tax election, settle or compromise any claim or assessment with respect to Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any Taxes or amend any material Tax Returns;

          (xxiii) enter into any agreement which contains an area of mutual interest provision covering in excess of 320 acres;

          (xxiv) enter into any agreement which contains a non-compete provision;

          (xxv) permit or cause any of its subsidiaries to do any of the foregoing or agree or commit to do any of the foregoing; or

          (xxvi) agree in writing or otherwise to take any of the foregoing actions.

     (d) No Solicitation. Howell agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose nonpublic information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Howell, or acquisition of any capital stock (other than upon exercise of Howell Options that are outstanding as of the date of this Agreement or conversion of the Howell Convertible Preferred Stock) or a material amount of the assets of

Howell and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any acquisition by Howell of any material assets or capital stock of any other person, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Anadarko, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that, at any time prior to the approval of the Merger by the holders of Howell Common Stock, Howell may furnish information to, and negotiate or otherwise engage in discussions with, any person that delivers a written proposal for a Competing Transaction that was not solicited or encouraged after the date of this Agreement if and so long as the Board of Directors of Howell determines in good faith by a majority vote, after receiving the advice of its outside legal counsel, that failing to take such action would constitute a breach of its fiduciary duties under Applicable Laws and determines that such a proposal is, after consulting with BMO Nesbitt Burns (or any other reputable investment banking firm), more favorable to Howell Stockholders than the transactions contemplated by this Agreement (after taking into consideration any adjustment to the terms and conditions proposed by Anadarko in response to such Competing Transaction) (a "Superior Proposal"); provided, further, that, prior to furnishing any information to such person, Howell shall enter into a confidentiality agreement that is no less restrictive than the confidentiality agreement between Anadarko and Howell, dated May 13, 2002 (the "Confidentiality Agreement"). Howell will immediately cease all existing activities, discussions and negotiations with any persons conducted on or prior to the date of this Agreement with respect to any proposal for a Competing Transaction and request the return or destruction of all confidential information regarding Howell provided to any such persons on or prior to the date of this Agreement pursuant to the terms of any confidentiality agreements or otherwise. In the event that, prior to the approval of the Merger by the holders of Howell Common Stock, the Board of Directors of Howell receives a Superior Proposal that was not solicited or encouraged after the date of this Agreement and the Board of Directors of Howell is advised by outside legal counsel that failure to do so would constitute a breach of the fiduciary duties of the Board of Directors of Howell under Applicable Laws, the Board of Directors of Howell may (subject to this and the following sentences) withdraw, modify or change, in a manner adverse to Anadarko, the Howell Board Recommendation and/or comply with Rule 14e-2 under the Exchange Act with respect to a Competing Transaction, provided that Howell gives Anadarko five business days' prior written notice of its intention to do so (provided that the foregoing shall in no way limit or otherwise affect Anadarko's right to terminate this Agreement pursuant to Section 7.1(d)). Any such withdrawal, modification or change of the Howell Board Recommendation shall not change the approval of the Board of Directors of Howell for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by this Agreement, including the Merger or the Support Agreements, or change the obligation of Howell to present this Agreement for adoption at the duly called Howell Stockholders Meeting on the earliest practicable date determined in consultation with Howell. From and after the execution of this Agreement, Howell shall as promptly as practicable advise Anadarko in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Competing Transaction (including the specific terms thereof and the identity of the other person or persons involved) and promptly furnish to Anadarko a copy of any such written proposal in addition to any information provided to or by any third party relating thereto. In addition, Howell shall as promptly as practicable advise Anadarko, in writing, if the Board of Directors of Howell shall make any determination as to any Competing Transaction as contemplated by the proviso to the first sentence of this Section 5.3(d).

     (e) Howell Convertible Preferred Stock. Howell shall, in accordance with securities laws and the DGCL, provide to the holders of Howell Convertible Preferred Stock the notice required under Section 3(h) of the Howell Certificate of Designations.

     (f) Access. Howell shall permit representatives of Anadarko to have access at all reasonable times to Howell's premises, properties, assets, books, records, Tax Returns, contracts, documents, commitments, directors, officers, employees, attorneys, accountants, auditors, other advisors and other representatives, shall use reasonable efforts to make available to Anadarko Howell's customers, suppliers and co-venturers, and shall make available to Anadarko on a prompt basis all information concerning its business, properties and personnel as Anadarko may reasonably request (including the work papers of Deloitte & Touche LLP if reasonably available). Anadarko will keep the information obtained pursuant to this Section 5.3(f) confidential pursuant to the terms of the Confidentiality Agreement, except as may otherwise be required by Applicable Laws. No investigation conducted pursuant to this Section 5.3(f) shall affect or be deemed to modify any representation or warranty made in this Agreement.

     (g) Advice of Changes; Subsequent Financial Statements. Howell shall (i) confer with Anadarko on a regular and frequent basis to report on operational matters and other matters reasonably requested by Anadarko and (ii) promptly advise Anadarko orally and in writing of any state of facts, change, development, effect, condition, result, consequence, occurrence or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Howell or a material adverse effect on the ability of Howell to consummate the transactions contemplated by this Agreement or to cause a condition to the Merger set forth in Article VI not to be satisfied; provided, however, that no such advice shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Howell shall consult with Anadarko prior to making publicly available its financial results after the date of this Agreement and a reasonable time prior to filing any Howell SEC Documents after the date of this Agreement.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1. Conditions to the Obligations of Each Party. The obligations of Howell, Anadarko and Subcorp to consummate the Merger shall be subject to the satisfaction (or, to the extent legally permissible, waiver) of the following conditions:

          (a) This Agreement, the Merger and the transactions contemplated by this Agreement shall have been approved and adopted by the holders of Howell Common Stock.

          (b) Any waiting periods under the HSR Act relating to the Merger and the transactions contemplated by this Agreement, if applicable, shall have expired or been terminated, and any other approvals of any Governmental Authority relating to the Merger and the transactions contemplated by this Agreement shall have been obtained.

          (c) No provision of Applicable Laws and no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction that has the effect of preventing the consummation of the Merger or the transactions contemplated by this Agreement shall be in effect.

     6.2.  Conditions to the Obligations of Anadarko and Subcorp.

     (a) Each of the representations and warranties of Howell set forth in
Article IV (other than the representations and warranties of Howell set forth in Section 4.4) shall be true and correct in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) (i) on the date of this Agreement and (ii) on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except, in the cases of clauses (i) and (ii), where any such failure of the representations and warranties in the aggregate to be true and correct in all respects could not reasonably be expected to have a Material Adverse Effect on Howell. The representations and warranties of Howell set forth in Section 4.4 shall be true and correct on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date).

     (b) There shall not be pending any Action instituted by any Governmental Authority or other reputable person or entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, (ii) seeking to prohibit or limit the ownership or operation by Anadarko, Howell or any of their respective subsidiaries of, or to compel Anadarko, Howell or any of their respective subsidiaries to dispose of or hold separate, any material portion of the businesses or assets of Anadarko, Howell or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Anadarko to acquire or hold, or exercise full rights of ownership of, any shares of the Surviving Corporation capital stock, including the right to vote the Surviving Corporation capital stock on all matters properly presented to the stockholders of the Surviving Corporation or (iv) seeking to prohibit Anadarko or any of its subsidiaries from effectively controlling in any material respect the businesses or operations of Anadarko or the Surviving Corporation or any of their respective subsidiaries.

     (c) No provision of Applicable Laws and no judgment, injunction, order or decree shall limit the ownership or operation by Anadarko, Howell or any of their respective subsidiaries of any material portion of the businesses or assets of Anadarko or Howell.

     (d) Howell shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it under this Agreement at or prior to the Effective Time.

     (e) Howell shall have furnished Anadarko with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.2(a) and 6.2(d) have been satisfied.

     (f) Since the date of this Agreement, except to the extent provided by
Section 4.11 to the Howell Disclosure Schedule, there has not been any state of facts, change, development, effect, condition, result, consequence, occurrence or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Howell or a material adverse effect on the ability of Howell to consummate the transactions contemplated by this Agreement.

     6.3.  Conditions to the Obligations of Howell.

     (a) Each of the representations and warranties of each of Anadarko and Subcorp set forth in Article III shall be true and correct in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) (i) on the date of this Agreement and (ii) on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except, in the cases of clauses (i) and (ii), where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not prevent Anadarko and Subcorp from consummating the Merger.

     (b) Anadarko shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it under this Agreement at or prior to the Effective Time.

     (c) Anadarko shall have furnished Howell with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

                                  ARTICLE VII
                           TERMINATION AND AMENDMENT

     7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the holders of Howell Common Stock):

          (a) by mutual written consent of Anadarko and Howell;

          (b) by either Anadarko or Howell if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited, or if there shall be entered any judgment, injunction, order or decree of a court or other competent Governmental Authority enjoining Anadarko or Howell from consummating the Merger and such judgment, injunction, order or decree shall have become final and nonappealable;

          (c) by either Anadarko or Howell if the Merger shall not have been consummated by February 28, 2003, provided that termination pursuant to this Section 7.1(c) shall not be permitted prior to the 60th day following the date the Proxy Statement is cleared by the Commission unless such clearance is not obtained by May 31, 2003; provided further, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party to this Agreement whose failure or whose affiliate's failure to perform any covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

          (d) by Anadarko if the Board of Directors of Howell shall withdraw, modify or change the Howell Board Recommendation in a manner adverse to Anadarko, if the Board of Directors of Howell approves or recommends any Competing Transaction, or if the Board of Directors of Howell shall have refused to affirm the Howell Board Recommendation within five business days of any written request from Anadarko;

          (e) by Anadarko or Howell if, at the Howell Stockholders Meeting (including any adjournment or postponement thereof), the requisite vote of the holders of Howell Common Stock to adopt this Agreement and to approve the Merger and the transactions contemplated by this Agreement shall not have been obtained; or

          (f) by Anadarko or Howell if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement which would result in the conditions to the Merger set forth in Article VI not being satisfied, and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party to this Agreement claimed to be in breach.

     7.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for the provisions of the second sentence of Section 5.3(f) and the provisions of this Section 7.2 and
Section 8.11, shall become void and have no effect, without any liability on the part of any party to this Agreement or its directors, officers, or stockholders, as the case may be. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement and provided, further, however, that, if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party to this Agreement so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties to this Agreement for their respective out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation and stockholders' meeting and consents (collectively, "Costs"). If this Agreement is terminated pursuant to Sections 7.1(c) (following the public announcement or disclosure of a Competing Transaction), 7.1(d) or 7.1(e), then Howell will, in the case of a termination by Anadarko, within two business days following any such termination or, in the case of a termination by Howell, concurrently with such termination, pay to Anadarko in cash by wire transfer in immediately available funds to an account designated by Anadarko (a) in reimbursement for Anadarko's Costs an amount in cash equal to the aggregate amount of Anadarko's Costs incurred in connection with pursuing the transactions contemplated by this Agreement, including legal, accounting and investment banking fees, up to but not in excess of an amount equal to $1,000,000 in the aggregate and (b) a termination fee in an amount equal to $9,000,000.

     7.3. Amendment. This Agreement may be amended by the parties to this Agreement, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of this Agreement by the holders of Howell Common Stock, but, after any such approval, no amendment shall be made that by law requires further approval or authorization by Howell Stockholders entitled to vote thereon without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended, except by an instrument in writing signed on behalf of all of the parties to this Agreement.

     7.4. Extension; Waiver. At any time prior to the Effective Time, Anadarko (with respect to Howell) and Howell (with respect to Anadarko and Subcorp) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party to this Agreement.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.1. Survival of Representations and Warranties. The representations and warranties made in this Agreement by the parties to this Agreement shall not survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties to this Agreement, which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

     8.2. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties to this Agreement at the following addresses (or at such other address for a party to this Agreement as shall be specified by like notice):

     (a) if to Anadarko or Subcorp:

       Anadarko Petroleum Corporation
       1201 Lake Robbins Drive
       The Woodlands, Texas 77380
       Attention: General Counsel
       Telecopy No.: (832) 636-8232

         with a copy to

       Daniel A. Neff, Esq.
       David A. Katz, Esq.
       Wachtell, Lipton, Rosen & Katz
       51 West 52nd Street
       New York, New York 10019
       Telecopy No.: (212) 403-2000

     (b) if to Howell:

        Howell Corporation
        1111 Fannin, Suite 1500
        Houston, Texas 77002
        Attention: General Counsel
        Telecopy No.: (713) 658-4007

        with a copy to

        John R. Brantley, Esq.
        Bracewell & Patterson L.L.P.
        711 Louisiana, Suite 2900
        Houston, Texas 77002
        Telecopy No.: (713) 221-1212

     8.3. Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". "Knowledge" means, when used with respect to Howell in this Agreement, the actual knowledge of the persons set forth in
Section 8.3 to the Howell Disclosure Schedule. "Material Adverse Effect" shall mean any state of facts, change, development, effect, condition, result, consequence, occurrence or circumstance that has been or could reasonably be expected to be materially adverse to the business, assets, liabilities, properties, profitability, financial condition or results of operations of Howell and its subsidiaries or Anadarko and its subsidiaries, as applicable, in each case taken as a whole, except such state of facts, change, development, effect, condition, result, consequence, occurrence or circumstance which is attributable to changes in oil and/or gas prices. A "subsidiary" means, when used with respect to any party to this Agreement, any corporation or other organization, incorporated or unincorporated, (a) of which such party to this Agreement or any of its subsidiaries is a general partner (excluding partnerships, the general partnership interests of which held by such party to this Agreement or any of its subsidiaries do not have 50% or more of the voting interests in such partnership) or (b) 50% or more of the securities or other interests of which having by their terms ordinary voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party to this Agreement or one or more of its subsidiaries (or, if there are no such voting securities or interests, 50% or more of the equity interests of which is, directly or indirectly, owned or controlled by such party to this Agreement or one or more of its subsidiaries).

     8.4. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties to this Agreement may execute more than one copy of this Agreement, each of which shall constitute an original.

     8.5. Entire Agreement. This Agreement (including the documents and the instruments relating to the Merger referred to in this Agreement), the Support Agreements, the Confidentiality Agreement and the Letter Agreement dated July 9, 2002 constitute the entire agreement among the parties to this Agreement and supersede all prior agreements and understandings, agreements or representations by or among the parties to this Agreement, written and oral, with respect to the subject matter of this Agreement and thereof.

     8.6.  Third-Party Beneficiaries.  Except for the agreement set forth in
Section 5.2(b), nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

     8.7. Governing Law. Except to the extent that the laws of the jurisdiction of organization of any party to this Agreement, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of Delaware without regard to the principles of conflicts of laws thereof. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of Delaware.

     8.8.  Consent to Jurisdiction; Venue.

     (a) Each of the parties to this Agreement irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties to this Agreement irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties to this Agreement agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     (b) Each of the parties to this Agreement irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party to this Agreement. Nothing in this Section 8.8 shall affect the right of any party to this Agreement to serve legal process in any other manner permitted by law.

     8.9. Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties to this Agreement acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties to this Agreement is entitled to a decree of specific performance, provided that such party to this Agreement is not in material default under this Agreement.

     8.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties to this Agreement, except that Anadarko may, without Howell's consent, substitute another of its wholly owned subsidiaries for Subcorp under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns.

     8.11. Expenses. Subject to the provisions of Section 7.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement and thereby shall be paid by the party to this Agreement incurring such expenses.

     IN WITNESS WHEREOF, Anadarko, Subcorp and Howell have signed this Agreement as of the date first written above.

                                          ANADARKO PETROLEUM CORPORATION

                                          By:      /s/ JAMES R. LARSON
                                            ------------------------------------
                                            Name: James R. Larson
                                            Title:   Senior Vice President

                                          BELAIR MERGER CORP.

                                          By:      /s/ JAMES R. LARSON
                                            ------------------------------------
                                            Name: James R. Larson
                                            Title:   Vice President

                                          HOWELL CORPORATION

                                          By:     /s/ RICHARD K. HEBERT
                                            ------------------------------------
                                            Name: Richard K. Hebert
                                            Title:   President & Chief Executive
                                                     Officer

                                                                         ANNEX B

                          OPINION OF BMO NESBITT BURNS

September 29, 2002

The Board of Directors of
Howell Corporation
1111 Fannin Street, Suite 1500
Houston, Texas 77002

Gentlemen:

     You have informed us, BMO Nesbitt Burns Corp. ("BMO Nesbitt Burns"), that Howell Corporation (the "Company"), Anadarko Petroleum Corporation (the "Merger Partner"), and Belair Merger Corp. (the "Merger Sub"), a wholly owned subsidiary of the Merger Partner, propose to enter into an Agreement and Plan of Merger, dated as of September 29, 2002 (the "Merger Agreement"), which provides, among other things, that Merger Sub will be merged with and into the Company (the "Merger") in a transaction in which (i) each outstanding share of common stock, par value $1.00 per share, of the Company (the "Company Common Stock"), other than (a) shares of the Company Common Stock held in treasury or owned by the Merger Partner or any wholly owned subsidiary of the Company or the Merger Partner, all of which shall be canceled, and (b) shares as to which appraisal rights are perfected, will be converted into the right to receive in cash $20.75, without interest and (ii) each outstanding share of $3.50 Convertible Preferred Stock, Series A, par value $1.00 per share of the Company (the "Company Convertible Preferred Stock") issued and outstanding at closing other than the shares of Company Convertible Preferred Stock owned by Merger Partner, Merger Sub or the Company (or any of their respective direct or indirect wholly owned subsidiaries) and other than shares as to which appraisal rights are perfected will be converted into the right to receive in cash, without interest, $76.15 per share of Company Convertible Preferred Stock (collectively, the cash amounts into which the shares of Company Common Stock and Convertible Preferred Stock are converted at closing, the "Merger Consideration").

     You have asked us whether, in our opinion, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock and the holders of the Company Convertible Preferred Stock.

     BMO Nesbitt Burns, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. BMO Nesbitt Burns has acted as financial advisor to the Company with respect to the Merger for which we will receive a fee for our services. We may have in the past provided certain investment banking services to the Company or the Merger Partner, and certain of our affiliates may have provided corporate banking services to the Company or the Merger Partner from time to time, for which they may have received or will receive customary fees and we may provide investment and corporate banking services to the Company or the Merger Partner and their respective affiliates in the future. BMO Nesbitt Burns provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or Merger Partner for its own account and for the accounts of customers.

     In arriving at our opinion set forth below, we reviewed, among other things:

     - the Merger Agreement dated September 29, 2002;

     - annual reports to stockholders of the Company for the years ended December 31, 2001 and 2000;

     - annual reports on Form 10-K of the Company for the years ended December 31, 2001 and 2000;

     - certain quarterly reports on Form 10-Q and current reports on Form 8-K of the Company;

     - other publicly available business and financial information we deemed relevant relating to the Company and the Merger Partner and the industries in which they operate;

     - certain internal, non-public, financial and operating analyses and forecasts for the Company prepared by its management, including, without limitation, information relating to the Company's oil and gas reserves and drilling and production prospects;

     - independent third party research and estimates.

BMO Nesbitt Burns also held discussions with members of the management of the Company regarding the past and current business operations, financial condition, reserve information and future prospects of the Company.

     In addition, BMO Nesbitt Burns:

     - reviewed the reported trading prices and trading activity for the Company Common Stock and the Company Convertible Preferred Stock;

     - compared certain financial and stock market information for the Company with similar information for certain other companies we deemed comparable, the securities of which are publicly traded;

     - reviewed the financial terms of certain recent business combinations in the Company's industry;

     - performed such other studies and analyses as BMO Nesbitt Burns considered appropriate;

     - compared the proposed financial terms of the Merger with the financial terms of certain recent acquisition transactions we deemed reasonably comparable to the Merger and otherwise relevant to our inquiry; and

     - made such other analyses and examinations as we have deemed necessary or appropriate.

     In rendering our opinion, we have assumed and relied upon, without assuming any responsibility for verification of, the accuracy and completeness of all information (financial and other) provided to, discussed with, reviewed by or otherwise made available to us by the Company or publicly available or obtained by us from other sources, and have further relied upon the assurance of the Company's management that they are not aware of any information or facts that would make the information provided to us by the Company incomplete or misleading. We have not independently verified such information, undertaken an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company, or been furnished with any such appraisals. In addition, we have not conducted a physical inspection of the facilities or properties of the Company. With respect to financial forecasts for the Company prepared by the Company, we have been advised by the Company, and we have assumed, without independent investigation, that they have been reasonably prepared and reflect the best currently available estimates and judgment of Company management as to the expected future financial performance of the Company. We express no view as to such forecast or projection information or the assumptions on which it was based.

     For purposes of rendering our opinion, we have assumed that, in all respects material to our analysis, the representations and warranties of each party contained in the Merger Agreement are true and correct in all material respects, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have further assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either of the Company or the Merger Partner are a party, as contemplated by the Merger Agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits of the Merger. In addition, we have assumed that the Merger will constitute a transaction taxable for U.S. federal income tax purposes to holders of Company Common Stock and Company Convertible Preferred Stock.

     In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third party indications of interest for the acquisition of all or any part of the Company.

     Our opinion is necessarily based upon financial, economic, market and other conditions as they exist, and the information made available to us, as of the date hereof. We disclaim any undertakings or obligations to advise any person of any change in any fact or matter affecting the opinion which may come or be brought to our attention after the date of the opinion.

     Our opinion does not constitute a recommendation as to any action the Board of Directors of the Company or any stockholder of the Company should take in connection with the Merger or any aspect thereof and is not a recommendation to any person on how such person should vote with respect to the Merger. Our opinion relates solely to the fairness, from a financial point of view, of the Merger Consideration to the holders of the Company Common Stock and Company Convertible Preferred Stock. We express no opinion herein as to the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Merger or the decision of the Board of Directors of the Company to proceed with the Merger, nor do we express any opinion on the structure, terms or effect of any other aspect of the Merger or the other transactions contemplated by the Merger Agreement.

     Our opinion has been prepared at the request and for the use of the Board of Directors of the Company in evaluating the fairness from a financial point of view of the Merger Consideration to the holders of the Company Common Stock and Company Convertible Preferred Stock, and shall not be reproduced, summarized, described or referred to, or provided to any other person, or used for any other purpose, without our prior written consent, except as and to the extent permitted in the engagement letter between the Company and BMO Nesbitt Burns dated July 25, 2002.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion, as investment bankers, that as of the date hereof the Merger Consideration to be paid to the holders of the Company Common Stock and Company Convertible Preferred Stock in the Merger is fair, from a financial point of view, to such holders of the Company Common Stock and the holders of the Company Convertible Preferred Stock.

Very truly yours,

/s/ BMO NESBITT BURNS CORP.
BMO Nesbitt Burns Corp.

                                                                         ANNEX C

               SECTION 262 OF THE GENERAL CORPORATION LAW OF THE
                 STATE OF DELAWARE RELATING TO APPRAISAL RIGHTS

SECTION 262.  Appraisal Rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                      PROXY

                               HOWELL CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE SPECIAL MEETING OF STOCKHOLDERS ON DECEMBER 6, 2002

                          ----------------------------

The undersigned stockholder of Howell Corporation ("Howell"), revoking all prior proxies, hereby makes, constitutes and appoints Donald W. Clayton and Robert T. Moffett, and each of them, as attorneys, agents and proxies with full power of substitution to vote, as designated on the reverse side, all of the shares of common stock of Howell held of record by the undersigned as of November 4, 2002 which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of Howell to be held at 10:00 a.m. Houston, Texas time on the Concourse Level of the Howell Building, 1111 Fannin, Houston, Texas 77002, and at any adjournment or postponement thereof (the "Special Meeting"), with respect to the proposal described in the Proxy Statement and the Notice of Special Meeting of Stockholders both dated November 7, 2002, timely receipt of which is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1.

1. Approval and adoption of the Agreement and Plan of Merger (the "Merger Agreement") dated as of September 29, 2002, among Howell, Anadarko Petroleum Corporation ("Anadarko") and Belair Merger Corp., a wholly owned direct subsidiary of Anadarko ("Subcorp"), pursuant to which Subcorp will be merged with and into Howell, the separate existence of Subcorp will cease and Howell will continue as the surviving corporation and a direct subsidiary of Anadarko, as more specifically described in the Proxy Statement. In the merger, among other things, each share of Howell common stock (other than appraisal shares, treasury shares and shares held by our subsidiaries) issued and outstanding immediately prior to the effective time will be converted into and become the right to receive $20.75 in cash, without interest, and each share of Howell preferred stock (other than appraisal shares and treasury shares) issued and outstanding immediately prior to the effective time will be converted into and become the right to receive $76.15 in cash, without interest.

         For                         Against          Abstain

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.


                                         ---------------------------------------
                                         (Print name)

                                         ---------------------------------------
                                         (Stockholder signature)

                                         ---------------------------------------
                                         (Print name)

                                         ---------------------------------------
                                         (Stockholder signature)

                                         Dated: ________________________, 2002

NOTE: Please date and sign above exactly as your name appears on the certificates representing your shares of common stock of Howell. When shares are held jointly, each stockholder must sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.